4,432,383 SHARES

                                 [Steiner logo]

                             STEINER LEISURE LIMITED

                                Common Shares

   Of the 4,432,383 Common Shares offered hereby, 828,000 shares are being sold by the Company and 3,604,383 shares are being sold by the Selling Shareholder. See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholder.

   Prior to this offering, there has been no public market for the Common Shares of the Company. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Shares have been approved for quotation and trading on the Nasdaq National Market under the symbol "STNRF."

   SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES OFFERED HEREBY.
-----------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
===============================================================================
                               UNDERWRITING                        PROCEEDS TO
             PRICE TO           DISCOUNTS          PROCEEDS TO       SELLING
              PUBLIC        AND COMMISSIONS(1)      COMPANY(2)   SHAREHOLDER(2)
-------------------------------------------------------------------------------
Per Share...  $13.00              $0.91               $12.09         $12.09
-------------------------------------------------------------------------------
Total(3)....$57,620,979         $4,033,469         $10,010,520    $43,576,990
===============================================================================
(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Company, estimated at $225,000, and by the Selling Shareholder, estimated at $1.0 million.

(3) The Selling Shareholder has granted the Underwriters a 30-day option to purchase up to 664,857 additional Common Shares solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Shareholder will be $66,264,120, $4,638,488, $10,010,520, and $51,615,112, respectively. See
    "Underwriting."

   The Common Shares are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to reject any order in whole or in part. It is expected that delivery of the Common Shares will be made against payment therefor at the offices of Furman Selz LLC in New York, New York, on or about November 18, 1996.
-----------------------------------------------------------------------------
FURMAN SELZ                                                  RAYMOND JAMES &
                                                             ASSOCIATES, INC.

              The date of this Prospectus is November 13, 1996.

   The inside front cover contains, in the upper portion, the Company's logo followed by a royal crest with the words "By appointment to H.M. Queen
Elizabeth II Hairdressers Steiner Group London" under it and a second royal crest with the words "By appointment to H.M. Queen Elizabeth The Queen Mother Cosmeticians Steiner Group London." Immediately below the foregoing is the name "Steiner Leisure Limited" followed by a photograph of the entrance to a shipboard spa facility including a Company employee and two persons in bathrobes conversing with that employee. Under that photograph are three smaller photographs depicting, from left to right, persons using exercise machines, a Company employee explaining the Company's products to a person and a person receiving a massage treatment from a Company employee.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

   The inside front fold-out contains the twelve photographs described below. Photograph numbers 1 through 6 are arranged vertically from top to bottom on the left side of the fold-out; number 7, which is several times larger than the other photographs, is located in the center of the fold-out under the Company's logo; and numbers 8 through 12 are arranged vertically from top to bottom on the right side of the fold-out. On the bottom of the fold-out appear, sequentially, the following three phrases with spacing between each phrase: "Hair, Beauty and Body Treatments," "Spas and Fitness Facilities at Sea" and "Skin and Hair Care Products."

   1. A woman's face showing the application of makeup and hairstyling, overlapped in a portion of the lower right quarter by photograph no. 2.

   2. Containers of the Company's shampoo and conditioner products, respectively, and a scissor on a raised platform.

   3. A woman from the shoulders up receiving a facial treatment, including the hands of the person providing the treatment as well as the instruments held in such hands.

   4. A jar of "La Therapie Creme Hydratherapie" Moisturizing Facial Treatment and its packaging box.

   5. The hands and partial torso of a Company employee applying nail polish to a woman's hand, which hand is positioned on towels and a white cloth. In the background are certain of the Company's nail-care products. Photograph no. 6 partially overlays the right one-third of this photograph.

   6. A bottle of "Elemis" hand cream and "Elemis" body moisturizing lotion on a table.

   7. A marble-enclosed hydrotherapy pool in a shipboard spa facility, including two individuals in the water and a third conversing with one of those in the water. In the background are lounge chairs, plants and glass walls and other walls surrounding the facility. The Company logo appears above the photograph.

   8. A woman sitting in a body capsule with the lid of the capsule raised.

   9. The head, back, left arm and half of the right arm of a woman receiving a treatment from a Company employee while resting on a table. A portion of the torso and arms of the Company employee also appears. Part of the upper right portion of the photograph is covered by photograph no. 8.

   10. The head and torso of a woman receiving a massage from a Company employee showing a portion of the table on which the person is receiving such massage as well as the hands and partial torso of the Company employee. A portion of the left one-third of the photograph is covered by photograph no. 11.

   11. Twelve bottles of "Elemis Pure Essential Oil" surrounding a ceramic and candle fragrancer, all on a table.

   12. An Elemis retail counter in a department store showing a Company employee conversing with a person regarding an "Elemis" product as well as display cases containing products and promotional materials.

                              PROSPECTUS SUMMARY

   THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, DOLLAR AMOUNTS HEREIN (EXCLUDING THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO AND INFORMATION DERIVED THEREFROM) ORIGINALLY DENOMINATED IN BRITISH POUNDS HAVE BEEN CONVERTED TO U.S. DOLLARS BASED ON THE EXCHANGE RATE OF APPROXIMATELY
1.56 U.S. DOLLARS TO THE BRITISH POUND IN EFFECT ON OCTOBER 1, 1996. UNLESS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS (I) GIVES EFFECT TO A 63,720-FOR-1 SPLIT OF THE COMPANY'S COMMON SHARES AND (II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "STEINER LEISURE" OR THE "COMPANY" REFERS TO STEINER LEISURE LIMITED AND ITS SUBSIDIARIES AND PREDECESSORS.

                                 THE COMPANY

   Steiner Leisure is the leading provider of spa services and skin and hair care products on board cruise ships worldwide. The Company strives to create an engaging and therapeutic environment where customers can receive body and facial treatments and hair styling comparable in quality to the finest land-based spas and salons. In addition, the Company develops and markets premium priced, high quality personal care products which are sold primarily in connection with the services the Company provides and, to a lesser extent, through third party land-based salon and retail channels. As of October 1, 1996, the Company served 90 cruise ships representing 26 cruise lines, including Carnival, Royal Caribbean, Princess, Norwegian, Celebrity and Cunard. See "Business--Cruise Line Customers."

   The Company provides its services solely on cruise ships in treatment and fitness facilities. On newer ships, the Company's services are provided in enhanced, large "spa" facilities, many of which offer hydrotherapy (water-based) treatments and enlarged fitness and treatment areas, generally located in a single passenger activity area. Twenty-two of the 90 ships served by the Company as of October 1, 1996 have such spa facilities. The Company's services include massage, aromatherapy treatments, seaweed wraps, saunas, steam rooms, aerobic exercise, hair styling, manicures, pedicures and a variety of other specialized body treatments designed to capitalize on the growing consumer trend towards health awareness, personal care and fitness. As of October 1, 1996, ships with large spas were staffed by the Company with an average of approximately 14 employees, as compared to an average of approximately five Company employees on other ships.

   The Company recently acquired its two major product lines, "Elemis" and "La Therapie". These product lines are sourced primarily from a premier French manufacturer and packaged and shipped by the Company. The Company also sells a variety of hair care products under the Steiner name that are manufactured by an unaffiliated entity. The Company offers over 150 different products, including beauty products such as aromatherapy oils, cleansers, creams and other skin care products and accessories and hair care products such as shampoos, moisturizers and lotions. For the first nine months of 1996, services and products accounted for approximately 62% and 38% of the Company's revenues, respectively.

   The Company's business strategy is directed at maintaining and enhancing its position as the leading provider of spa services and related products on board cruise ships worldwide. The Company seeks to employ experienced personnel who receive further instruction at the Company's training facilities regarding Steiner Leisure's philosophy of personalized customer care. These employees are supervised by the Company's shipboard management who implement the Company's philosophy and are empowered to make decisions regarding day-to-day shipboard operations, including those actions necessary to maximize revenues. Company personnel offer high quality services and products that are continually updated to keep abreast of health, beauty and fitness trends. These employees utilize a variety of marketing techniques, including group promotions, seminars, demonstrations and cross-marketing to educate passengers and sell the Company's services and products.

   The Company's strategy for growth has and will continue to include the following five elements: (i) expand service and product sales with its cruise line customers on existing ships and new ships entering service; (ii) enter into agreements with cruise lines that the Company does not currently serve and with newly formed cruise lines; (iii) capitalize on the trend of cruise ships containing larger spa facilities that generally are located on higher profile decks, offer all of the Company's services and products in a single passenger activity area and utilize more than twice as many of the Company's employees compared to older ships; (iv) continue to increase product sales through both shipboard and land-based marketing efforts; and (v) consider acquisitions compatible with the Company's operations and future plans. As of October 1, 1996, cruise lines served by the Company were scheduled to introduce ten new ships in service through 1997. The Company expects to perform services on eight of these ships, including five that are covered by agreements with the Company. In addition, seven of the nine ships scheduled to enter service in 1998 on behalf of cruise lines that the Company serves are covered by agreements with the Company. The Company believes that each of the ships scheduled to enter service through 1998 covered by agreements with the Company will include large spa facilities. There can be no assurance that the Company will serve any ships not currently subject to an agreement.

   Steiner Leisure was organized under the laws of The Bahamas in October 1995. In November 1995, the Company commenced operations with the contribution to its capital of substantially all of the cruise-related assets of the maritime division (the "Maritime Division") of Steiner Group Limited, now known as STGR Limited ("Steiner Group"), and the outstanding common stock of Coiffeur Transocean (Overseas), Inc. ("CTO"), a subsidiary of Steiner Group acquired in June 1994. Steiner Leisure assumed the liabilities of Steiner Group related to the Maritime Division and CTO in connection with the capital contributions. See "History of the Company."

                                 THE OFFERING

Common Shares offered by the Company ...................828,000 shares

Common Shares offered by the Selling Shareholder  ..... 3,604,383 shares(1)

Common Shares to be outstanding after the offering  ... 7,200,000 shares(2)

Use of proceeds ....................................... To repay indebtedness incurred in connection with the acquisition of CTO and
                                                        capital expenditures, and for working
                                                        capital purposes. See "Use of Proceeds."

Nasdaq National Market symbol ......................... STNRF

--------
(1) The Selling Shareholder is a trust established in October 1996 for the benefit of certain male descendants of Herman D. Steiner (the "Trust"). The class of potential beneficiaries of the Trust includes Nicolas D. Steiner, also a trustee of the Trust, who retired as the senior officer of the land-based operations of Steiner Group in December 1995. None of the beneficiaries of the Trust is involved in the management of the Company. See "History of the Company" and "Principal and Selling Shareholders." The Trust has agreed to repay out of the proceeds of the sale of their shares in this offering indebtedness of Steiner Group in the amount of approximately $2.3 million, which is secured by a lien on the shares owned by the Trust and the assets of the Company, including the shares of its subsidiaries (the "Lien"), in order to permit release of the Lien in connection with the closing of this offering. See "Certain Transactions--Steiner Group" and "--Lien on Company's Assets; Repayment of Loan by Selling Shareholder."

(2) Excludes (i) 720,000 Common Shares that have been reserved for issuance under the Company's 1996 Share Option and Incentive Plan, of which options to purchase 341,054 shares have been granted with an exercise price equal to the initial public offering price and (ii) 75,000 Common Shares that have been reserved for issuance under the Company's Non-Employee Directors' Share Compensation Plan, pursuant to which certain directors of the Company will be granted Common Shares after the closing of this offering. See "Management--Compensation of Directors" and "--Long Term Incentives."

                    SUMMARY CONSOLIDATED FINANCIAL DATA(1)
             (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                        YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------
STATEMENT OF OPERATIONS DATA:                  1991       1992         1993      1994(2)
                                            --------- ----------  ---------- ------------
Revenues:
 Service .................................   $ 7,059     $ 9,556     $11,171     $25,310
 Product .................................     5,890       7,513       8,779      14,340
                                            --------- ----------  ---------- ----------
   Total revenues ........................    12,949      17,069      19,950      39,650
                                            --------- ----------  ---------- ----------
Cost of sales:
 Cost of service .........................     6,920       9,339       9,633      21,324
 Cost of product .........................     4,502       5,762       6,663      11,867
                                            --------- ----------  ---------- ----------
   Total cost of sales ...................    11,422      15,101      16,296      33,191
                                            --------- ----------  ---------- ----------
   Gross profit ..........................     1,527       1,968       3,654       6,459
Operating expenses:
 Administrative, salary and payroll taxes        935         970       2,019       3,659
 Amortization of intangibles .............      --         --         --           1,264
                                            --------- ----------  ---------- ----------
   Total operating expenses ..............       935         970       2,019       4,923
                                            --------- ----------  ---------- ----------
   Income from operations ................       592         998       1,635       1,536
Net income (loss) ........................   $   428     $   694     $ 1,036     $   321
Net income (loss) per share ..............   $  0.07     $  0.11     $  0.16     $  0.05
Weighted average shares outstanding  .....     6,372       6,372       6,372       6,372

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                            ---------- -----------------------
STATEMENT OF OPERATIONS DATA:                  1995        1995         1996
                                            ---------- ----------  ----------
Revenues:
 Service .................................    $35,764     $26,362     $32,098
 Product .................................     18,648      13,899      19,293
                                            ---------- ----------  ----------
   Total revenues ........................     54,412      40,261      51,391
                                            ---------- ----------  ----------
Cost of sales:
 Cost of service .........................     29,623      21,984      24,537
 Cost of product .........................     16,309      11,467      14,092
                                            ---------- ----------  ----------
   Total cost of sales ...................     45,932      33,451      38,629
                                            ---------- ----------  ----------
   Gross profit ..........................      8,480       6,810      12,762
Operating expenses:
 Administrative, salary and payroll taxes       5,025       3,846       5,054
 Amortization of intangibles .............      2,292       1,719       1,858
                                            ---------- ----------  ----------
   Total operating expenses ..............      7,317       5,565       6,912
                                            ---------- ----------  ----------
   Income from operations ................      1,163       1,245       5,850
Net income (loss) ........................    $  (563)    $  (110)    $ 4,236
Net income (loss) per share ..............    $ (0.09)    $ (0.02)    $  0.66
Weighted average shares outstanding  .....      6,372       6,372       6,372

                                            SEPTEMBER 30, 1996
                                  -----------------------------------------
BALANCE SHEET DATA:                 ACTUAL                   AS ADJUSTED(3)
                                  ---------                 ---------------
 Working capital ......            $ 1,025                       $ 6,130
 Total assets .........             17,558                        20,659
 Long-term debt .......              1,481                          --
 Shareholders' equity                7,810                        14,396(4)

                                                                          YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------------------------
SELECTED OPERATING DATA:                                  1991            1992             1993           1994(2)
                                                        -------         -------        -------         --------
 Average number of ships served(5) ............             34              33               36               70
 Average total number of staff on ships served             235             222              262              501
 Revenue per staff per day(6) .................           $150            $208             $206             $213

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                                         NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,
                                                              -------               -----------------------------
SELECTED OPERATING DATA:                                        1995                  1995                  1996
                                                              -------               -------              --------
 Average number of ships served(5) ............                   90                    92                    84
 Average total number of staff on ships served                   655                   660                   689
 Revenue per staff per day(6) .................                 $221                  $217                  $255

--------
(1) All data is in U.S. dollars. See Note 2(h) of the Notes to Consolidated Financial Statements for information concerning the determination of exchange rates.
(2) In June 1994, Steiner Group acquired CTO in a transaction accounted for as a purchase. Accordingly, the Company's 1994 Statement of Operations Data and Selected Operating Data include approximately seven months of operations of CTO.
(3) Gives effect to the sale of 828,000 Common Shares offered by the Company hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."
(4) Reflects the payment of the anticipated tax liability of $3.2 million resulting from CTO's liquidation. See "History of Company."
(5) Average number of ships served reflects the fact that during the year ships were in and out of service and, accordingly, the number of ships served during the year varied.
(6) Revenue includes all sales from services and products on board ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

                     ENFORCEABILITY OF CIVIL LIABILITIES

   The Company is a Bahamian international business company ("IBC") incorporated under the International Business Companies Act, 1989 of The Bahamas (the "IBC Act"). Certain of the directors and executive officers of the Company reside outside the United States. It is anticipated that certain of the directors to be appointed after the closing of this offering also will reside outside of the United States. A substantial portion of the assets of such persons and of the Company are located outside of the United States. As a result, it may not be possible to effect service of process within the United States upon such persons, or to enforce against them or the Company judgments obtained in United States courts predicated upon the civil liability provisions of the United States federal securities laws. In the opinion of Harry B. Sands & Company, Bahamian counsel to the Company, (i) it is unlikely that Bahamian courts would entertain original actions against Bahamian companies or their directors or officers predicated solely upon United States federal securities laws and (ii) there is doubt as to the enforceability in The Bahamas or any other foreign jurisdiction (including the countries of residence of the directors of the Company), in original actions or in a claim for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the United States federal securities laws.

                            HISTORY OF THE COMPANY

   The Company is the successor to a family-owned business that provided hair, beauty, massage and fitness services, and skin and hair care products on board cruise ships worldwide. The business was founded in 1934 by the late Herman D. Steiner, and initially was engaged in the production and sale of hair care products and the operation of a beauty salon in London. Over the years, the business expanded to include the operation of more than 100 hair and beauty salons in various parts of the United Kingdom. In 1968 and 1992, respectively, Steiner Group received Royal Warrants from the current Queen Mother, Her Majesty, Queen Elizabeth as "Cosmeticians" and from Her Majesty, Queen Elizabeth II, as "Hairdressers" (collectively, the "Royal Warrants"), acknowledging the satisfactory provision of goods and services to those persons over a number of years. The Company continues to hold these Royal Warrants. Approximately 35 years ago, the Company first offered services on board cruise ships through a concession agreement with a cruise line to provide hair styling services on a single ship. In 1987, Clive E. Warshaw became responsible for the day-to-day operations of the Maritime Division. At that time, Steiner Group served a limited number of ships and provided primarily hair styling and beauty treatments to cruise passengers. Mr. Warshaw is the Chairman of the Board and Chief Executive Officer of the Company and the husband of Michele Steiner Warshaw (the daughter of Herman D. Steiner), Senior Vice President--Development of the Company. By June 1, 1994, Steiner Group had increased the types of shipboard services and products it provided to include most of those currently provided by the Company and increased the number of cruise ships served to 47. In June 1994, for approximately $8.6 million, Steiner Group acquired CTO from an unaffiliated entity which provided services to the cruise industry similar to those provided by the Company, thereby increasing the number of cruise ships served to 92. CTO's agreements with cruise lines have been transferred to Steiner Transocean Limited, a Bahamian IBC which is a wholly-owned subsidiary of the Company ("Steiner Transocean"), and CTO will commence a plan of liquidation prior to the closing of this offering. The Company believes that the liquidation will achieve certain long-term tax benefits for the Company. Immediately prior to the liquidation, assets used by CTO to provide administrative services to the Company will be contributed to the capital of CT Maritime Services, L.C., a newly formed limited liability company ("LLC") all of the interests of which will be owned by the Company ("Maritime Services"), which will assume such administrative functions. The remaining assets of CTO will be distributed to the Company. The Company will also assume all remaining liabilities of CTO in connection with that liquidation. The Company believes that the tax liability from such liquidation will be approximately $3.2 million. See "Risk Factors--Taxation of the Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

   The Company commenced operations in November 1995 with the contribution to its capital of substantially all of the assets of the Maritime Division and the outstanding common stock of CTO. In connection with these capital contributions, the Company assumed the liabilities of Steiner Group related to the Maritime Division and CTO in the aggregate principal amount of approximately $5.7 million (the "Steiner Group Debt") and a contingent obligation of Steiner Group in the amount of $300,000, which was subsequently paid by the Company. A portion of the proceeds to the Company from this offering will be used to repay approximately $3.4 million of remaining Steiner Group Debt. See "Use of Proceeds" and Note 1 of the Notes to Consolidated Financial Statements. Nicolas D. Steiner, a son of Herman D. Steiner and brother of Michele Steiner Warshaw, directed the operations of the beauty salons in the United Kingdom, as well as the other land-based activities of Steiner Group until his retirement in December 1995. In connection with Mr. Steiner's retirement, Steiner Group sold its chain of United Kingdom beauty salons to an unaffiliated third party in December 1995. As of December 1995, Nicolas D. Steiner acquired certain rights with respect to the Company's proprietary product lines and contributed such rights to the Company. As of January 1996, the Company acquired all of the outstanding common shares of Elemis Limited ("Elemis"), which shares were owned 95% by Nicolas D. Steiner and 5% by Clive
E. Warshaw. See "Certain Transactions." Elemis arranges for the production, packaging and supplying of the Company's "Elemis" and "La Therapie" products.

   Upon the Company's incorporation, 67% of the outstanding shares were owned by Mr. Steiner and 33% by Mr. Warshaw. Mr. Steiner's shares were subsequently transferred to the Trust, which will sell 3,604,383 Common Shares in this offering. After this offering, the Trust will own approximately 9.2% of the outstanding Common Shares (no shares if the over-allotment option is exercised in full) and Mr. Warshaw will own approximately 29.2% of such Common Shares. See "Principal and Selling Shareholders."

   The Company's corporate office is located at Suite 104A, Saffrey Square, Nassau, The Bahamas, and its telephone number at that address is (809) 356-0006. Maritime Services maintains administrative offices and warehouse and product shipping facilities in Miami and Fort Lauderdale, Florida, respectively. The Company's product bottling, packaging and shipping facility is located in Taunton, England, and its training facilities and the Elemis administrative offices are located at Stanmore, England. See "Business--Properties."

                                 RISK FACTORS

   IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE COMMON SHARES OFFERED HEREBY SHOULD CONSIDER THE FOLLOWING FACTORS AND CAUTIONARY STATEMENTS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE MAKING AN INVESTMENT IN THE COMPANY. THE CAUTIONARY STATEMENTS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS SHOULD BE READ IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED UNDER "PROSPECTUS SUMMARY," "USE OF PROCEEDS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND ELSEWHERE HEREIN. THE RISKS DESCRIBED BELOW COULD CAUSE THE COMPANY'S RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

DEPENDENCE ON CRUISE LINE CONCESSION AGREEMENTS

   The Company's revenues are generated primarily on cruise ships pursuant to agreements with cruise lines ("Cruise Line Concession Agreements") to provide services and products paid for by cruise passengers. The Cruise Line Concession Agreements have specified terms, typically ranging from one to four years, with an average remaining term per ship as of October 1, 1996 of approximately two years. As of October 1, 1996, Cruise Line Concession Agreements that expire within one year covered 29 of the 90 ships served by the Company and accounted for approximately 23% of 1995 revenues. There can be no assurance that any such agreement will be continued after its expiration date or that any renewal will be on similar terms. In addition, the Cruise Line Concession Agreements provide for termination by the cruise lines with limited or no advance notice under certain circumstances, including, among other things, the withdrawal of a vessel from the cruise trade, the sale or lease of a vessel or the failure of the Company to receive specified passenger service rankings. As of October 1, 1996, agreements covering a total of three ships, twelve ships and one ship permit the cruise lines to terminate the agreements on six months', 90 days' and 60 days' notice, respectively, for any reason. There can be no assurance that any of the Cruise Line Concession Agreements will not be terminated prior to its specified termination date. See "Business--Cruise Line Customers" and "--Cruise Line Concession Agreements."

DEPENDENCE ON CRUISE INDUSTRY

   The Company's revenues are generated principally from cruise ship passengers. Therefore, the ability of the cruise industry to attract passengers is critical to the financial condition of the Company. According to the Cruise Lines Industry Association ("CLIA"), a trade association, cruises marketed primarily to North American consumers ("North American Cruises") experienced an increase in passenger volume from approximately 2.2 million passengers in 1985 to approximately 4.5 million in 1993. However, according to CRUISE INDUSTRY NEWS, a trade publisher, passenger volume declined to approximately 4.3 million in 1995. There can be no assurance as to the future growth of the cruise industry. See "Business--Cruise Industry Overview." The cruise industry is subject to significant risks as described below.

   EXTRAORDINARY EVENTS. The cruise lines operate in waters and call on ports throughout the world, including geographic regions that from time to time experience political and civil unrest and armed hostilities. Historically, such events have adversely affected demand for cruise vacations. Furthermore, the activities of the cruise industry may be adversely affected by severe weather conditions, both at sea and at ports of embarkation. Publicized operational difficulties on cruise ships also could adversely affect the cruise industry.

   REGULATION. The cruise industry is subject to significant United States and international regulation relating to, among other things, financial responsibility, environmental matters and passenger safety. With respect to the latter, enhanced passenger safety standards adopted as part of the Safety of Life at Sea Convention ("SOLAS") by the International Maritime Organization are required to be phased in by the year 1997 with respect to fire safety and the year 2010 with respect to vessel structural requirements. These standards have caused the retirement of certain cruise ships and otherwise could adversely affect certain of the cruise lines, including those with which the Company has Cruise Line Concession Agreements. From time to time, various other regulatory and legislative changes have been or may in the future be proposed or enacted that could have an adverse effect on the cruise industry.

   LOSSES AND CONSOLIDATION OF CRUISE LINES. Certain cruise lines with which the Company has Cruise Line Concession Agreements have experienced decreases in earnings or losses in recent years. In October 1995, Regency Cruises, which operated five ships, ceased operations. At the time of such cessation, the Company had an agreement to provide services on board all of those ships. In addition, the cruise industry generally has experienced consolidation during the past few years and, according to cruise industry analysts, further consolidation is anticipated. Continued consolidation would result in the Company's dependence on agreements with a smaller number of cruise lines. Under such circumstances, terminations of even a few Cruise Line Concession Agreements could have a material adverse effect on the Company. See "Business--Cruise Line Concession Agreements."

   ECONOMIC CONDITIONS. Public demand for vacation activities is influenced by general economic conditions. Periods of general economic recession, particularly in North America where a substantial number of cruise passengers reside, could have a material adverse effect on the cruise industry.

RECENT LOSS

   For the year ended December 31, 1995, the Company experienced a net loss of $563,000, primarily as a result of amortization of intangibles related to the acquisition of CTO. There can be no assurance that the Company will not experience net losses for any year in the future.

MINIMUM PAYMENTS UNDER CRUISE LINE CONCESSION AGREEMENTS

   As of October 1, 1996, pursuant to Cruise Line Concession Agreements covering a total of 74 ships being served by the Company and eight additional ships not yet in service, the Company is obligated to make certain minimum payments to the cruise lines irrespective of the amount of revenues the Company receives from passengers. Accordingly, the Company could be obligated to pay more than the amount collected from passengers. As of October 1, 1996, the Company had guaranteed total minimum payments (excluding payments based on passenger loads applicable to certain ships served by the Company) of approximately $20.1 million, $17.1 million and $20.7 million for 1996, 1997 and 1998, respectively.

INDEPENDENT DIRECTORS NOT YET NAMED

   The Board of Directors of the Company consists of three persons, all of whom are executive officers of the Company. Within 90 days after the date of this Prospectus, the directors intend to appoint as additional directors four persons who are not officers or employees of the Company, certain of whom are anticipated to be persons residing outside of the United States. Those appointees will then constitute a majority of the Board. While the directors believe that they will be able to appoint persons qualified to direct the management of the Company, there can be no assurance (i) as to the effect on the management of the Company that the appointment of any particular persons as directors will have or (ii) that the background and experience of such persons will meet any expectations of prospective investors.

DEPENDENCE ON CERTAIN CRUISE LINES

   The Company's revenues are dependent to a significant extent on a limited number of cruise lines. Revenues from passengers of each of the following cruise lines accounted for more than five percent of the Company's revenues for the first nine months of 1996: Carnival (including its subsidiaries, Holland America, Seabourn and Airtours)--33%; Royal Caribbean--18%; P&O (including Princess, P&O, and P&O European Ferries)--13%; Norwegian--9% and Celebrity--6%. Those lines also accounted for 59 of the 90 ships served by the Company as of October 1, 1996. The loss of any of these cruise line customers could have a material adverse effect on the Company's revenues. See "Business--Cruise Line Customers."

DEPENDENCE ON KEY PERSONNEL AND QUALIFIED SHIPBOARD EMPLOYEES

   The Company's success depends to a significant extent on its senior management personnel, including Clive E. Warshaw, Chairman of the Board and Chief Executive Officer, Leonard I. Fluxman, Chief Operating Officer and Chief Financial Officer, and Michele Steiner Warshaw, Senior Vice President--Development. Mr. Warshaw and Ms. Warshaw are husband and wife. The loss of services of any of these persons or other key management personnel could have a material adverse effect on the Company's business and results of operations. The Company has employment agreements with, and key person life insurance policies with respect to, Mr. Warshaw, Mr. Fluxman and Ms. Warshaw. The Company's success is also dependent on its ability to recruit and retain personnel qualified to perform the Company's shipboard services. Shipboard employees typically are employed pursuant to agreements with terms of eight months. There can be no assurance that the Company will be able to continue to attract a sufficient number of applicants possessing the requisite skills necessary to the Company's business. See "Business--Business Strategy" and "--Recruiting and Training."

DEPENDENCE ON SINGLE PRODUCT MANUFACTURER

   Almost all of the Company's proprietary beauty products are produced by a single manufacturer pursuant to an agreement terminating in 2001. In the event such manufacturer ceased producing the Company's products, the Company believes that suitable alternative manufacturers could be obtained, although the transition to other manufacturers could result in significant production delays. Any significant delay or disruption in the supply of the Company's products could have a material adverse effect on the Company's product sales. See "Business--Products."

TAXATION OF THE COMPANY

   The Company is a Bahamian IBC that, directly or indirectly, owns all of the shares of (i) Steiner Transocean, a Bahamian IBC that operates the Company's shipboard business; (ii) Cosmetics Limited, a Bahamian IBC that owns the rights to the Company's "Elemis" and "La Therapie" product lines;
(iii) Maritime Services, a Florida LLC that will perform administrative services in connection with the Company's maritime operations upon the commencement of the plan of liquidation of CTO; (iv) CTO, a Florida corporation that will commence liquidation prior to the closing of this offering; (v) Steiner Beauty Products, Inc., a Florida corporation that sells skin and hair care products ("Steiner Beauty"); (vi) Steiner Training Limited ("Steiner Training"), a United Kingdom company that provides training to the Company's shipboard personnel; and (vii) Elemis, a United Kingdom company that arranges for the production, purchasing and supplying of the Company's "Elemis" and "La Therapie" products. Maritime Services will not be subject to United States federal income tax, but the Company, as a result of its ownership of the interests in Maritime Services, will be subject to such tax (at regular corporate rates which are generally up to 35%) with respect to the net income of Maritime Services. In addition, the Company could be subject to the federal branch profits tax of 30% on certain annual decreases in the United States net equity of the Company as a result of its ownership of Maritime Services. The income of Steiner Beauty generally will be subject to United States federal income tax at regular corporate rates. Maritime Services and Steiner Beauty may be subject to additional state and local income, franchise and other taxes. Among other things, after the commencement of the liquidation of CTO, Maritime Services, pursuant to an agreement with Steiner Transocean, will receive payments from Steiner Transocean in return for certain administrative services it provides to Steiner Transocean. The United States Internal Revenue Service (the "Service") may assert that transactions between Maritime Services and Steiner Transocean and between other direct and indirect subsidiaries of the Company do not contain arm's length terms and that income or deductions should therefore be reallocated among the subsidiaries in a manner that increases the taxable income of Maritime Services. Any increase in the taxable income of Maritime Services may result in the imposition of interest and penalties.

   Although Steiner Transocean is a Bahamian IBC and maintains an office in The Bahamas, Steiner Transocean may be deemed by the Service to have a fixed place of business in the United States as a result of its relationship with Maritime Services. A foreign corporation generally is subject to United

States federal corporate income tax at a rate generally up to 35% on its United States-source income and on its foreign-source income that is effectively connected to a fixed place of business it maintains in the United States. The Company believes that Steiner Transocean's income will be foreign-source income, none of which will be effectively connected to a fixed place of business in the United States. The Company's belief is based on (i) all of Steiner Transocean's shipboard spa and salon services being performed outside the United States and its possessions and their respective territorial waters; (ii) passage of title and transfer of beneficial ownership of all beauty products sold by Steiner Transocean taking place outside the United States; and (iii) the activities performed on behalf of Steiner Transocean in the United States not constituting a material factor in generating income for Steiner Transocean. However, a portion of Steiner Transocean's income could be subject to United States federal income tax to the extent the activities described in (i) or (ii) were deemed to occur in the United States, its possessions or their respective territorial waters, or if the activities performed on behalf of Steiner Transocean in the United States were deemed to constitute such a material factor. In that event, Steiner Transocean would be subject to tax at a rate of up to 35% on such income, rather than having no tax liability on such income under Bahamian law. See "Taxation--Certain Bahamian and other Tax Considerations."

   The liquidation of CTO will be a taxable transaction for United States federal income tax purposes, pursuant to which CTO will be treated as if it sold all its assets for fair market value on the date those assets are distributed to the Company. Based on the value of CTO's assets, as determined by an unrelated party, the Company calculated CTO's tax liability resulting from its liquidation at approximately $3.2 million. However, if the Service were to successfully ascribe a higher value to CTO's assets, the tax liability resulting from CTO's liquidation could be increased correspondingly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

COMPETITION

   The Company competes with passenger activity alternatives on cruise ships and with providers of services and products similar to those of the Company seeking agreements with cruise lines. Gambling casinos, bars and a variety of shops are found on almost all of the ships served by the Company. In addition, the ships call on ports which provide opportunities for additional shopping as well as other activities that compete with the Company for passenger dollars. Cruise ships also typically offer swimming pools and other recreational facilities and activities, and musical and other entertainment without additional charge. Furthermore, a number of cruise lines currently perform the shipboard services performed by the Company with their own personnel, and one or more additional cruise lines could, in the future, elect to perform such services themselves or discontinue offering such services. In addition, the Company believes that there currently are several other entities offering services to the cruise industry similar to those provided by the Company. However, the Company believes that no single competitor provides services to a significant number of ships. Additional entities, including those with significant resources, also could compete with the Company in the future. See "Business--Competition."

REGULATION

   The Company's advertising and product labeling practices in the United States are subject to regulation by the Federal Trade Commission (the "FTC") and the Food and Drug Administration (the "FDA"), as well as various other federal, state and local regulatory authorities. The contents of the Company's products are also subject to regulation in the United States. The Company (including its packaging activities) is also subject to similar regulation under the laws of the United Kingdom where, in addition to that country's own laws and regulations, certain European Union laws and regulations also apply. Compliance with federal, state and local laws and regulations and non-United States requirements, including laws and regulations pertaining to the protection of the environment, has not had a material adverse effect on the Company. However, federal, state and local regulations in the United States and non-United States jurisdictions, including increasing European Union regulation, that are designed to protect consumers or the environment, have had and can be expected to have, an influence on product claims, manufacturing, product contents and packaging. See "Business--Regulation."

POTENTIAL CLAIMS

   The nature and use of the Company's products and services could give rise to claims, including product liability, if one or more of the Company's customers were to be injured in connection with the Company's services or suffer adverse reactions following use of its products. Such adverse reactions could be caused by various factors, many of which are beyond the Company's control, including hypoallergenic sensitivity and the possibility of malicious tampering with the Company's products. In the event of any such occurrence, the Company could incur substantial litigation expense, receive adverse publicity and suffer a loss of sales. The Company believes that it has insurance sufficient to cover foreseeable liabilities in connection with its products and services. See "Business--Regulation."

CERTAIN FOREIGN ISSUER CONSIDERATIONS

   The Company's corporate affairs are governed by its Memorandum of Association and Articles of Association, which are similar to the articles of incorporation and bylaws of a United States corporation, respectively, and the IBC Act. The provisions of the IBC Act resemble certain existing and repealed provisions of the Companies Acts of England and Wales and, in some respects, the laws of certain United States jurisdictions; however, although the United Kingdom and many United States jurisdictions have fairly well developed bodies of case law interpreting their respective corporate statutes, there are very few reported judicial cases decided in The Bahamas interpreting the IBC Act. For example, the rights and fiduciary responsibilities of directors under Bahamian law are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United Kingdom and certain United States jurisdictions. In general, although English case law is persuasive authority in The Bahamas, it is not binding, except that decisions of the Judicial Committee of the Privy Council in the United Kingdom (the court of final appeal for The Bahamas and other British Commonwealth countries) rendered in respect of the laws of any Commonwealth country would be binding. Accordingly, the rights and remedies of public shareholders and the Company in the face of actions by the management, directors or controlling shareholders of the Company are less clearly established than would be the case with a company incorporated in the United Kingdom or a United States jurisdiction.

SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of Common Shares of the Company in the public market could adversely affect the market price of the Common Shares. Upon completion of this offering, the Company will have outstanding 7,200,000 Common Shares, including the 4,432,383 shares sold in this offering, which will be eligible for sale in the public market. The remaining 2,767,617 Common Shares, which are held by the Trust and Clive E. Warshaw, the Chairman of the Board and Chief Executive Officer, are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Those shares may not be sold in the public market unless they are registered or qualify for an exemption from registration under Rule 144. In addition, the Company, the Trust, Mr. Warshaw and the other directors and officers of the Company have agreed not to sell, contract to sell, or otherwise dispose of, any Common Shares without the consent of Furman Selz LLC for a period of 180 days after the date of this Prospectus. Furman Selz LLC may remove such restriction with respect to any of such Common Shares in its discretion. The Company has granted options to purchase a total of 341,054 Common Shares and intends to file a registration statement on Form S-8 under the Securities Act covering those shares. Sales of Common Shares under Rule 144 or pursuant to a registration statement could have an adverse effect on the price of the Common Shares in any market that may develop for the trading of such shares. See "Principal and Selling Shareholders" and "Shares Eligible for Future Sale."

DILUTION

   Purchasers of the Common Shares offered hereby will experience an immediate and substantial dilution of $11.27 in the net tangible book value per share of the Common Shares from the initial public offering price of $13.00 per share. See "Dilution."

ABSENCE OF PRIOR PUBLIC MARKET; PRICE VOLATILITY

   Prior to this offering, there has been no public market for the Common Shares, and there can be no assurance that following this offering an active public market will develop, or if developed, will be sustained. The initial public offering price of the Common Shares was determined through negotiations among the Company, the Selling Shareholder and the Underwriters and may not be indicative of the market price for the Common Shares after this offering. See "Underwriting" for a discussion of factors considered in determining the initial public offering price. From time to time after this offering, there may be significant volatility in the market price for the Common Shares. Quarterly operating results of the Company, changes in general economic conditions or the financial markets or other developments affecting the Company, its competitors or the cruise industry could cause the market price of the Common Shares to fluctuate substantially. In addition, in recent years, the Nasdaq National Market, on which the Common Shares will be traded, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance.

ANTI-TAKEOVER PROVISIONS

   The Company's Articles of Association (the "Articles") include certain provisions which may have the effect of delaying or preventing a future takeover or change in control of the Company that shareholders may consider to be in their best interests. Among other things, the Articles provide for a classified Board of Directors serving staggered terms of three years, supermajority voting requirements with respect to certain significant transactions and restrictions on certain transactions with holders of 15% or more of the voting shares of the Company. In addition, the Company has an authorized class of 10,000,000 Preferred Shares which may be issued in one or more series by the Board of Directors without further action by the shareholders on such terms and with such rights, preferences and designations as the Board of Directors may determine. Furthermore, the Company's 1996 Share Option and Incentive Plan ("Share Option Plan") and certain of the Company's employment agreements provide certain rights to plan participants and Company officers in the event of a change in control of the Company. See "Management--Executive Compensation" and "Description of Capital Shares-- Certain Provisions of the Company's Articles of Association."

CONTINUED CONTROL OF THE COMPANY BY MR. WARSHAW

   After giving effect to this offering, Clive E. Warshaw will own beneficially a total of 2,102,760 shares, or approximately 29.2%, of the outstanding Common Shares. Accordingly, Mr. Warshaw will have the ability to influence the election of the Company's directors and the outcome of corporate actions requiring shareholder approval. See "Principal and Selling Shareholders" and "Description of Capital Shares--Certain Provisions of the Company's Articles of Association."

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the 828,000 Common Shares being offered by the Company are estimated to be approximately $9.8 million. The Company will not receive any of the proceeds from the sale of Common Shares being sold by the Selling Shareholder, including Common Shares sold pursuant to the over-allotment option, if exercised.

   Approximately $3.4 million of the net proceeds to the Company will be used to pay the remaining indebtedness assumed by the Company in connection with the contribution to the capital of the Company of the assets of the Maritime Division and the outstanding common stock of CTO (the "Steiner Group Debt"). The principal and accrued interest (if any) on the Steiner Group Debt includes approximately: (i) $1.5 million under a loan to Steiner Group from a financing company in connection with Steiner Group's acquisition of the outstanding stock of CTO, which loan bears interest at an imputed rate of 7.5% per annum, is payable in equal monthly installments through December 1997 and is secured by the cruise-related assets of the Company; (ii) $1.2 million under a loan to Steiner Group from a financing company in connection with capital expenditures, which loan bears interest per annum at a variable rate based on the Eurodollar rate plus 1% (currently, approximately 7.1%), is payable in seven equal yearly installments through April 2001 and is secured by the cruise-related assets of the Company; (iii) $451,000 under an obligation owed to the former shareholder of CTO in connection with Steiner Group's acquisition of CTO, which bears interest at an imputed rate of 7.5% and is payable in equal quarterly installments through May 1997; and (iv) $260,000 under an obligation owed to a cruise line in connection with certain capital expenditures, which bears interest at 5% per annum and is payable in equal monthly installments through May 2001. From November 1995 through the closing of this offering, the Company will have repaid a total of approximately $2.3 million of the original Steiner Group Debt (approximately $5.7 million). See Note 6 of Notes to Consolidated Financial Statements. Approximately $3.2 million of the net proceeds will be used to pay the United States federal and state income tax liability anticipated to be incurred in connection with the liquidation of CTO, which will commence prior to the closing of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General." The remaining net proceeds to the Company, in the approximate amount of $3.2 million, will be used for working capital purposes. Pending such uses, the net proceeds to the Company will be invested in short-term, interest-bearing investment grade securities.

                               DIVIDEND POLICY

   The Company has not paid cash dividends on its Common Shares and does not intend to pay cash dividends in the foreseeable future. The payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs as well as other factors that the Board of Directors may deem relevant.

   Dividends and other distributions from Bahamian IBCs, such as the Company and its Bahamian subsidiaries, are not subject to approval by the Central Bank of The Bahamas. However, the exemption from such approval requirements expires in 2015. There can be no assurance that the exemption will continue beyond such date or that the IBC Act will not be amended prior to the year 2015 to eliminate such exemption.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company as of September 30, 1996 and as adjusted to give effect to the sale of the 828,000 Common Shares being offered by the Company hereby and the application of the net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                       SEPTEMBER 30, 1996
                                                                  ----------------------------
                                                                     ACTUAL       AS ADJUSTED
                                                                  ------------ --------------
                                                                         (IN THOUSANDS)
Current portion of long-term debt ..............................     $2,383(1)      $   379(2)
                                                                  ============  ==============
Long-term debt, net of current portion(3) ......................     $1,481         $  --

Shareholders' equity:
 Preferred shares, $.01 par value; 10,000,000 shares
   authorized, none issued .....................................        --             --
 Common shares, $.01 par value; 20,000,000 shares authorized,
   6,372,000 shares issued; 7,200,000 shares as adjusted(4) ....         64              72
 Additional paid-in capital ....................................        723          10,501
 Retained earnings .............................................      7,023           3,823(5)
                                                                  ------------ --------------
   Total shareholders' equity ..................................      7,810          14,396
                                                                  ------------ --------------
    Total capitalization .......................................     $9,291         $14,396
                                                                  ============  ==============

------
(1) Approximately $2.0 million of such debt will be repaid out of the proceeds to the Company of this offering.

(2) Based on an exchange rate of approximately 1.53 U.S. dollars to the British pound.

(3) Such debt will be repaid out of the proceeds to the Company of this offering.

(4) Excludes (i) 720,000 Common Shares that have been reserved for issuance under the Company's 1996 Share Option and Incentive Plan, of which options to purchase 341,054 shares have been granted with an exercise price equal to the initial public offering price, and (ii) 75,000 Common Shares that have been reserved for issuance under the Company's Non-Employee Directors' Share Compensation Plan, pursuant to which certain directors of the Company will be granted Common Shares after the closing of this offering. See "Management--Compensation of Directors" and "--Long Term Incentives."

(5) Reflects the payment of the anticipated tax liability of $3.2 million resulting from CTO's liquidation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

                                   DILUTION

   The net tangible book value of the Company as of September 30, 1996 was $5.7 million or approximately $0.89 per Common Share. Net tangible book value per share represents the total amount of tangible assets of the Company, less the total amount of liabilities of the Company, divided by the number of Common Shares outstanding. After giving effect to the receipt of the estimated net proceeds from the Company's sale of 828,000 Common Shares offered hereby (after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company and the anticipated tax liability of $3.2 million resulting from CTO's liquidation), the net tangible book value of the Company as of September 30, 1996 would have been approximately $12.5 million, or $1.73 per outstanding Common Share. This represents an immediate increase in net tangible book value of $0.84 per share to existing shareholders and an immediate dilution of $11.27 per share to investors purchasing shares. The following table illustrates dilution to new investors:

INITIAL PUBLIC OFFERING PRICE PER SHARE ....................              $13.00
                                                                        ---------
 Net tangible book value per share as of September 30, 1996     $0.89
 Increase per share attributable to new shareholders  ......     0.84
                                                              --------
Net tangible book value after this offering ................                1.73
                                                                        ---------
Dilution per share to new investors ........................              $11.27
                                                                        =========

   The following table summarizes on a pro forma basis as of September 30, 1996, the difference between existing shareholders and purchasers of shares from the Company in this offering with respect to the number of Common Shares purchased from the Company, the total consideration paid and the average price per share paid.

                                SHARES PURCHASED          TOTAL CONSIDERATION         AVERAGE
                            -----------------------  --------------------------      PRICE PER
                               NUMBER       PERCENT        AMOUNT       PERCENT        SHARE
                            ------------ ----------  -------------- -----------    ------------
Existing shareholders(1)      6,372,000       88.5%     $   787,000        6.8%       $ 0.12
New shareholders .........      828,000       11.5%      10,764,000       93.2%        13.00
                            ------------ ----------  -------------- ----------
 Total ...................    7,200,000      100.0%     $11,551,000      100.0%
                            ============  ==========   ==============  ==========

-------
(1) Sales by the Selling Shareholder in this offering will cause the number of shares held by existing shareholders to be reduced to 2,767,617 shares or 38.4% of the total number of Common Shares to be outstanding after this offering and will increase the number of shares held by new shareholders to 4,432,383 or 61.6% of the total number of Common Shares to be outstanding after this offering. See "Principal and Selling Shareholders."

                     SELECTED CONSOLIDATED FINANCIAL DATA

   Set forth below are the selected financial data for each of the years in the five year period ended December 31, 1995 and for the nine months ended September 30, 1995 and 1996. The statement of operations data and balance sheet data as of and for the years ended December 31, 1993, 1994 and 1995 have been derived from the financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Prospectus. The statement of operations and balance sheet data as of and for the years ended December 31, 1991 and 1992 and for the nine months ended September 30, 1995 and 1996 have been derived from the unaudited books and records of the Company. In the opinion of management, such unaudited financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the full fiscal year. The information contained in this table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto, "History of the Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                           YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------
                                                  1991       1992         1993      1994(1)
                                               --------- ----------  ---------- ------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
 Service ....................................   $ 7,059     $ 9,556     $11,171     $25,310
 Product ....................................     5,890       7,513       8,779      14,340
                                               --------- ----------  ---------- ----------
   Total revenues ...........................    12,949      17,069      19,950      39,650
                                               --------- ----------  ---------- ----------
Cost of sales:
 Cost of service ............................     6,920       9,339       9,633      21,324
 Cost of product ............................     4,502       5,762       6,663      11,867
                                               --------- ----------  ---------- ----------
   Total cost of sales ......................    11,422      15,101      16,296      33,191
                                               --------- ----------  ---------- ----------
   Gross profit .............................     1,527       1,968       3,654       6,459
Operating expenses:
 Administrative .............................       417         359         897       1,874
 Salary and payroll taxes ...................       518         611       1,122       1,785
 Amortization of intangibles ................      --         --         --           1,264
                                               --------- ----------  ---------- ----------
   Total operating expenses .................       935         970       2,019       4,923
                                               --------- ----------  ---------- ----------
   Income from operations ...................       592         998       1,635       1,536
Other income (expense) ......................      --         --           (100)       (305)
                                               --------- ----------  ---------- ----------
   Income before provision for income taxes         592         998       1,535       1,231
Provision for income taxes ..................       164         304         499         910
                                               --------- ----------  ---------- ----------
Net income (loss) ...........................   $   428     $   694     $ 1,036     $   321
                                               =========  ==========   ==========  ==========
Net income (loss) per share .................   $  0.07     $  0.11     $  0.16     $  0.05
                                               =========  ==========   ==========  ==========
Weighted average shares outstanding  ........     6,372       6,372       6,372       6,372
                                               =========  ==========   ==========  ==========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                             NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                               ---------- -----------------------
                                                  1995        1995         1996
                                               ---------- ----------  ----------

STATEMENT OF OPERATIONS DATA:
Revenues:
 Service ....................................    $35,764     $26,362     $32,098
 Product ....................................     18,648      13,899      19,293
                                               ---------- ----------  ----------
   Total revenues ...........................     54,412      40,261      51,391
                                               ---------- ----------  ----------
Cost of sales:
 Cost of service ............................     29,623      21,984      24,537
 Cost of product ............................     16,309      11,467      14,092
                                               ---------- ----------  ----------
   Total cost of sales ......................     45,932      33,451      38,629
                                               ---------- ----------  ----------
   Gross profit .............................      8,480       6,810      12,762
Operating expenses:
 Administrative .............................      3,100       2,267       2,249
 Salary and payroll taxes ...................      1,925       1,579       2,805
 Amortization of intangibles ................      2,292       1,719       1,858
                                               ---------- ----------  ----------
   Total operating expenses .................      7,317       5,565       6,912
                                               ---------- ----------  ----------

                               17

                                                             NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                               ---------- -----------------------
                                                  1995        1995         1996
                                               ---------- ----------  ----------

   Income from operations ...................     1,163       1,245        5,850
Other income (expense) ......................      (370)       (297)        (202)
                                               ---------- ----------  ----------
   Income before provision for income taxes         793         948        5,648
Provision for income taxes ..................     1,356       1,058        1,412
                                               ---------- ----------  ----------
Net income (loss) ...........................    $ (563)     $ (110)      $4,236
                                               ==========  ==========   ==========
Net income (loss) per share .................    $(0.09)     $(0.02)      $ 0.66
                                               ==========  ==========   ==========
Weighted average shares outstanding  ........     6,372       6,372        6,372
                                               ==========  ==========   ==========

                                         DECEMBER 31,
                         ------------------------------------------
                            1991       1992       1993       1994
                         --------- ---------  --------- ---------
                                        (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital ......    $1,688     $1,457     $2,227     $ 2,009
 Total assets .........     2,496      3,328      5,558      16,230
 Long-term debt .......      --          787      2,012       4,775
 Shareholders' equity       1,705      1,724      2,404       5,150

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                       SEPTEMBER 30,
                         --------- --------------------
                            1995       1995       1996
                         --------- ---------  ---------

BALANCE SHEET DATA:
 Working capital ......   $    22    $ 2,238     $ 1,025
 Total assets .........    13,320     14,215      17,558
 Long-term debt .......     3,020      3,484       1,481
 Shareholders' equity       3,574      4,772       7,810

--------
(1) In June 1994, Steiner Group acquired CTO in a transaction accounted for as a purchase. Accordingly, the Company's 1994 Statement of Operations Data includes approximately seven months of operations of CTO.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

   Steiner Leisure is the leading provider of spa services and skin and hair care products on board cruise ships worldwide. The Company, through its predecessors, commenced operations on board cruise ships approximately 35 years ago. Pursuant to Cruise Line Concession Agreements, the Company sells its services and products to cruise passengers in return for payments to cruise lines, which payments are based on a percentage of revenues or a minimum annual rental or a combination of both.

   The Company commenced operations in November 1995 with the contribution to its capital of substantially all of the assets and certain of the liabilities of the Maritime Division of Steiner Group and all of the outstanding common stock of CTO. The Consolidated Financial Statements of the Company in this Prospectus, for periods prior to November 1995, have been prepared from the books of Steiner Group. Allocations for corporate overhead, payroll, facilities, administration and other overhead were allocated to the Maritime Division using a proportional cost method of allocation. The Company believes that such allocations are representative of stand-alone expenses based on the Maritime Division's operations. See "History of the Company" and Note 1 of Notes to Consolidated Financial Statements.

   Prior to the closing of this offering, CTO will commence a plan of liquidation. The liquidation is being effected in order to achieve certain long-term tax benefits. The liquidation will result in the assignment of CTO's cruise line agreements to the Company and the assumption of CTO's other functions by the Company. The liquidation of CTO will be a taxable transaction for United States federal income tax purposes, and CTO will be treated as if it had sold all of its assets for fair market value on the date of distribution of those assets to the Company. See "Taxation." Based on the value of the assets of CTO as determined by an independent appraiser, the Company has determined that CTO's United States federal and state income tax liability resulting from the liquidation will be approximately $3.2 million. The tax liability will be recognized in full on the income statement of the Company for the quarter ending December 31, 1996, resulting in the Company recognizing a loss for the quarter. The tax liability will be paid out of the net proceeds to the Company from this offering. Other than the tax liability, there will be no effect on the Company's consolidated financial statements from such liquidation.

   Effective November 1995, the Maritime Division and the operations of CTO were transferred to the Company, which is a Bahamian IBC. The Bahamas does not tax Bahamian IBCs. The Company believes that income from its maritime operations will be foreign source income, which will not be subject to United States taxation. More than three-quarters of the Company's income for the first nine months of 1996 is not subject to United States income tax. To the extent that the Company's income from non-maritime operations increases at a rate in excess of any increase in its maritime-related income, the percentage of the Company's income subject to tax would increase. A United States subsidiary of the Company provides administrative services to the maritime operations, and its earnings from such activities will generally be subject to U.S. federal income tax at regular corporate rates (generally up to 35%) and may be subject to additional state and local income, franchise and other taxes. Earnings from Steiner Training and Elemis will be subject to U.K. tax rates (generally up to 33%).

   Effective December 1995, Nicolas D. Steiner acquired certain rights with respect to the formulations for the "Elemis" and "La Therapie" lines of skin and hair care products sold by the Company. Immediately thereafter, Mr. Steiner contributed those rights to the capital of the Company. That contribution was recorded at the historical cost of those rights of $219,000. The Company acquired all of the shares of Elemis, effective January 1996, from Nicolas D. Steiner and Clive E. Warshaw. The net book value of the assets acquired was recorded at their historical cost of $543,000 (based on an exchange rate of approximately 1.53 U.S. dollars to the British pound). The transaction was not retroactively accounted for in a manner similar to a pooling of interests due to the immateriality of Elemis's operations compared to the Company's combined operations. The Company believes that its acquisitions of Elemis and the "Elemis" and "La Therapie" product lines permit more effective control of its manufacturing costs, inventory levels and the development of beauty products because the operations with respect to those products are under the direct supervision and control of Company officers. The Company believes that the acquisitions of the "Elemis" and "La Therapie" product lines have contributed to an improvement in gross profit as a percentage of sales in the first nine months of 1996.

   Revenues are generated by the Company from the sale of services and products, primarily to cruise ship passengers. The Company bills its services at rates which inherently include an immaterial charge for products used in the rendering of such services. In 1995, sales of the Company's services and products accounted for approximately 66% and 34% of the Company's revenues, respectively.

   Cost of sales includes (i) cost of service, including wages paid to shipboard employees, rent payments to cruise lines (which are derived as a percentage of service revenues or a minimum annual rent or a combination of both) and other staff-related shipboard expenses and (ii) cost of product, including wages paid to shipboard employees and rent payments to cruise lines (which are derived as a percentage of product revenues or a minimum annual rent or a combination of both). Cost of sales may be affected by, among other things, sales mix, production levels, changes in prices and discounts, sales volume and growth rate, purchasing and manufacturing efficiencies, tariffs, duties, freight and inventory costs. Certain Cruise Line Concession Agreements provide for increases in the percentage of service and product revenues payable as rent payments and/or, as the case may be, the amount of minimum annual rental payments over the terms of such agreements. Rental payments may also be increased under new agreements with cruise lines that replace expiring agreements. Cost of product includes the cost of products sold through the Company's various retail methods of distribution, including sales in shipboard facilities, through brochures provided to cruise passengers and to land-based wholesale and retail customers. To a lesser extent, cost of product also includes the cost of products consumed in the rendering of services. Such amount would not be a material component of the cost of service rendered and would not be practicable to separately identify. Operating expenses include administrative expenses, salary and payroll taxes and goodwill amortization related to the acquisition of CTO. Such goodwill is being amortized over the three-year period that commenced in June 1994.

   RECENTLY ISSUED ACCOUNTING STANDARDS. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which requires pro forma disclosures of net income and earnings per share using a fair value based method of accounting for all employee stock options or similar equity instrument plans. The Company will implement the disclosure provisions of SFAS 123 effective December 31, 1996.

   The Company is required to adopt Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of ("SFAS 121") in 1996. SFAS 121 establishes accounting standards for recording the impairment of long-lived assets, certain identifiable intangibles and goodwill. Management does not believe the adoption of SFAS 121 will have a material impact on the Company's financial position or the results of its operations.

RESULTS OF OPERATIONS

   The following table sets forth for the periods indicated, certain selected income statement data expressed as a percentage of revenues:

                                                 FISCAL YEAR ENDED          NINE MONTHS ENDED
                                                    DECEMBER 31,              SEPTEMBER 30,
                                           -----------------------------  ------------------
                                             1993      1994       1995       1995      1996
                                           -------- --------  --------- -------- -----------
Revenues:
 Service ................................     56.0%     63.8%      65.7%     65.5%      62.5%
 Product ................................     44.0      36.2       34.3      34.5       37.5
                                           -------- --------  --------- -------- --------
  Total revenues ........................    100.0     100.0      100.0     100.0      100.0
                                           -------- --------  --------- -------- --------
Cost of sales:
   Cost of service ......................     48.3      53.8       54.4      54.6       47.7
 Cost of product ........................     33.4      29.9       30.0      28.5       27.4
                                           -------- --------  --------- -------- --------
  Total cost of sales ...................     81.7      83.7       84.4      83.1       75.1
                                           -------- --------  --------- -------- --------
  Gross profit ..........................     18.3      16.3       15.6      16.9       24.9
Operating expenses:
 Administrative .........................      4.5       4.7        5.7       5.6        4.4
 Salary and payroll taxes ...............      5.6       4.5        3.5       3.9        5.5
 Amortization of intangibles ............       --       3.2        4.2       4.3        3.6
                                           -------- --------  --------- -------- --------
  Total operating expenses ..............     10.1      12.4       13.4      13.8       13.5
                                           -------- --------  --------- -------- --------
  Income from operations ................      8.2       3.9        2.2       3.1       11.4
Other income (expense) ..................      (.5)      (.8)       (.7)      (.7)       (.4)
                                           -------- --------  --------- -------- --------
Income before provision for income taxes       7.7       3.1        1.5       2.4       11.0
Provision for income taxes ..............      2.5       2.3        2.5       2.6        2.7
                                           -------- --------  --------- -------- --------
Net income (loss) .......................      5.2%       .8%      (1.0)%     (.2)%      8.3%
                                           ========  ========   =========  ========  ========

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

   REVENUES. Revenues increased approximately 27.6%, or $11.1 million, to $51.4 million for the nine months ended September 30, 1996 from $40.3 million for the nine months ended September 30, 1995. Of this increase, $5.7 million was attributable to increases in services provided on cruise ships and $5.4 million was attributable to increases in sales of products. The increase in revenues for the nine months ended September 30, 1996 was primarily attributable to the addition of eight ships with larger revenues in the aggregate than the 16 ships taken out of service during the first nine months of 1996. The Company had 689 shipboard staff members in service on average for the nine month period ended September 30, 1996 and 660 shipboard staff members in service on average for the nine month period ended September 30, 1995. Revenues per staff per day increased by 17.5% for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995.

   COST OF SERVICE. Cost of service as a percentage of service revenues decreased to 76.4% for the nine months ended September 30, 1996 from 83.4% for the nine months ended September 30, 1995. This decrease was due to the reduction in shipboard wages, onboard expenses and rent allocable to services rendered on certain cruise ships covered by agreements which became effective during the nine months ended September 30, 1996.

   COST OF PRODUCT. Cost of product as a percentage of product revenues decreased to 73.0% for the nine months ended September 30, 1996 from 82.5% for the nine months ended September 30, 1995. This decrease was a result of lower costs achieved through the Company's ownership of the "Elemis" and "La Therapie" product lines (previously supplied to the Company by third parties) and a decrease in wages allocable to product sales, partially offset by an increase in rent allocable to product sales on certain cruise ships covered by agreements which became effective during the nine months ended September 30, 1996. As a result of the ownership of the "Elemis" and "La Therapie" product lines, inventories are now recorded at lower values, representing manufacturers' cost rather than the cost of obtaining inventories from third parties.

   OPERATING EXPENSES. Operating expenses as a percentage of revenues decreased to 13.5% for the nine months ended September 30, 1996 from 13.8% for the nine months ended September 30, 1995 primarily as a result of the increase in the Company's revenues. Operating expenses for the nine months ended September 30, 1996 increased by $1,347,000 primarily as a result of the addition of salary and payroll taxes after the acquisition of Elemis, which was not owned by the Company during the nine months ended September 30, 1995, and increases in the compensation of executive officers of the Company.

   PROVISION FOR INCOME TAXES. The provision for income taxes decreased to an overall effective rate of 25.0% for the nine months ended September 30, 1996 from an overall effective rate of 111.6% for the nine months ended September 30, 1995 due to the impact of greater non-tax deductible amortization of intangibles and interest in the prior period. Without such amortization of intangibles and interest, the overall effective rate for the nine months ended September 30, 1996 would have been 18.4%, compared to 36.4% for the nine months ended September 30, 1995.

1995 COMPARED TO 1994

   REVENUES. Revenues increased approximately 37.2%, or $14.7 million, to $54.4 million in 1995 from $39.7 million in 1994. Of such $14.7 million increase, $12.6 million was attributable to the inclusion in the Company's financial results of a full year of operations of CTO compared to the inclusion of seven months of CTO's operations in 1994. Of the $14.7 million increase in total revenues, $10.4 million was attributable to an increase in service revenues and $4.3 million was attributable to an increase in product revenues. Both of these increases resulted from a net increase of 20 cruise ships served and an increase of 154 staff in service on average in 1995 compared to 1994. In addition, revenues per staff per day increased 3.8% in 1995.

   COST OF SERVICE. Cost of service as a percentage of service revenues decreased to 82.8% in 1995 from 84.3% in 1994, primarily due to on-board staff cost controls and reduction of other costs of service which occurred in late 1994 following the consolidation of the CTO operations with those of the Company. These cost savings were realized during the first full year of combined operations following the CTO acquisition.

   COST OF PRODUCT. Cost of product as a percentage of product revenues increased to 87.5% in 1995 from 82.8% in 1994, due primarily to the upgrading of inventories, including the discontinuance of certain products, on board cruise ships served by CTO.

   OPERATING EXPENSES. Operating expenses as a percentage of revenues increased to 13.4% in 1995 from 12.4% in 1994, primarily as a result of the first full year of amortization of intangibles arising from the CTO acquisition and an increase in administrative expenses as a percentage of sales caused by higher training costs during the first full year of combined operations following the CTO acquisition in June 1994.

   OTHER INCOME (EXPENSE). Other expense increased by $65,000 primarily as a result of interest expense being amortized for a full year on the debt assumed in the acquisition of CTO in June 1994.

   PROVISION FOR INCOME TAXES. The provision for income taxes increased to an overall effective rate of 171% in 1995 from an overall effective rate of 73.9% in 1994 due to the impact of greater non-tax deductible amortization of intangibles and interest in 1995 compared to 1994. Without such amortization of intangibles and interest, the overall effective rate in 1995 would have been 39.9% compared to 35.6% in 1994.

1994 COMPARED TO 1993

   REVENUES. Revenues increased approximately 98.7%, or $19.7 million, to $39.7 million in 1994 from $20.0 million in 1993, of which increase $14.8 million was attributable to the inclusion in the Company's financial results of seven months of CTO's operations following its acquisition in June 1994.

Of the $19.7 million increase in total revenues, $14.1 million was attributable to an increase in service revenues and $5.6 million was attributable to an increase in product revenues. Both of these increases resulted from a net increase of 34 cruise ships served in connection with the CTO acquisition and an increase of 239 staff in service on average in 1994 compared to 1993. In addition, revenues per staff per day increased 3.4% in 1994.

   COST OF SERVICE. Cost of service as a percentage of service revenues decreased to 84.3% in 1994 from 86.2% in 1993. Such decrease was attributable to on-board staff cost controls and reduction of other costs of service following the acquisition of CTO in June 1994, partially offset by an increase in shipboard wages and an increase in rent allocable to services rendered on certain cruise ships served by CTO covered by agreements which became effective during 1994.

   COST OF PRODUCT. Cost of product as a percentage of product revenues increased to 82.8% in 1994 from 75.9% in 1993, due to an increase in rent allocable to product revenues and an increase in shipboard wages, partially offset by the lower cost of product on board cruise ships previously served by CTO.

   OPERATING EXPENSES. Operating expenses as a percentage of revenues increased to 12.4% in 1994 from 10.1% in 1993 as a result of the amortization of intangibles arising from the acquisition of CTO in June 1994. This was partially offset by salary and payroll taxes declining as a percentage of revenues.

   OTHER INCOME (EXPENSE). Other expense increased by $205,000 in 1994 primarily as a result of interest expense being amortized on the debt assumed in the acquisition of CTO in June 1994.

   PROVISION FOR INCOME TAXES. The provision for income taxes increased to an overall effective rate of 73.9% in 1994 from an overall effective rate of 32.5% in 1993 due to the impact of non-tax deductible amortization of intangibles and interest in 1994. Without such amortization of intangibles and interest, the overall effective rate would have been 35.6% in 1994 compared to 30.5% in 1993.

QUARTERLY RESULTS AND SEASONALITY

   The following table sets forth the statement of operations data for each of the Company's last seven quarters and the percentage of revenues represented by the line items presented. Although certain cruise lines have experienced moderate seasonality, the Company believes that the introduction of cruise ships into service throughout a year has mitigated the effect of seasonality on the Company's results of operations. In addition, decreased passenger loads during slower months for the cruise industry has not had a significant impact on the Company's revenues. However, due to the Company's dependence on the cruise industry, the Company's revenues may in the future be affected by seasonality. The quarterly statement of operations data set forth below were derived from Unaudited Consolidated Financial Statements of the Company which, in the opinion of management of the Company, contain all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of those statements.

                                            FISCAL 1995
                                ----------------------------------
                                   FIRST      SECOND       THIRD
                                  QUARTER     QUARTER     QUARTER
                                ---------- ----------  ----------
                                          (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues ...................    $12,980     $13,497     $13,784
Gross profit .................      2,232       2,176       2,402
Administrative, salary and
  payroll taxes ..............      1,229       1,402       1,215
Amortization of intangibles  .        573         573         573
Operating income (loss)  .....        430         201         614
Net income (loss) ............        (17)       (162)         69
AS A PERCENTAGE OF REVENUES:
Gross profit .................       17.2 %      16.1 %      17.4%
Administrative, salary and
  payroll taxes ..............        9.5 %      10.4 %       8.8%
Operating income (loss)  .....        3.3 %       1.5 %       4.5%
Net income (loss) ............       (0.1)%      (1.2)%       0.5%

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                          FISCAL 1996
                                ---------- ----------------------------------
                                  FOURTH       FIRST       SECOND      THIRD
                                  QUARTER     QUARTER     QUARTER     QUARTER
                                ---------- ----------  ---------- -----------
STATEMENT OF OPERATIONS DATA:
  Revenues ...................    $14,151     $16,492     $16,769     $18,130
Gross profit .................      1,670       3,894       4,113       4,755
Administrative, salary and
  payroll taxes ..............      1,179       1,542       1,590       1,922
Amortization of intangibles  .        573         619         619         620
Operating income (loss)  .....        (82)      1,733       1,904       2,213
Net income (loss) ............       (453)      1,183       1,334       1,719
AS A PERCENTAGE OF REVENUES:
Gross profit .................       11.8 %      23.6%       24.5%       26.2%
Administrative, salary and
  payroll taxes ..............        8.3 %       9.4%        9.5%       10.6%
Operating income (loss)  .....       (0.6)%      10.5%       11.4%       12.2%
Net income (loss) ............       (3.2)%       7.2%        8.0%        9.5%

LIQUIDITY AND CAPITAL RESOURCES

   The business of the Company historically has been operated with cash generated from operations, and borrowed funds have been utilized only for acquisitions and limited capital expenditures. The Company experienced an increase in inventories of approximately $1.7 million for the nine months ended September 30, 1996 from the nine months ended September 30, 1995 as a result of the Company's acquisition of the "Elemis" and "La Therapie" product lines. During 1993, 1994, 1995 and the first nine months of 1996, cash flows from operating activities were $170,000, $1.7 million, $3.5 million and $5.8 million, respectively. At December 31, 1994 and 1995 and September 30, 1996, the Company had working capital of approximately $2.0 million, $22,000 and $1.0 million, respectively.

   Steiner Group incurred debt from a financing company of $1.9 million, of which $1.6 million was made available to the Maritime Division in 1993 to finance capital expenditures, which debt bears interest at a variable rate based on the Eurodollar rate plus 1% (currently, approximately 7.1%), is payable in equal annual installments through April 2001 and is secured by the cruise-related assets of the Company. In 1994, Steiner Group incurred additional debt of approximately $4.0 million from the same entity in connection with the acquisition of CTO. That loan, which bears interest at an imputed rate of 7.5% per annum, is payable in equal monthly installments through November 1997 and is also secured by the cruise-related assets of the Company. The Company assumed the outstanding balances of all such debt, as well as certain other debt of Steiner Group, aggregating approximately $5.7 million, in connection with the contribution to its capital of the Maritime Division and the common stock of CTO in November 1995. The remaining unpaid balance of that debt, aggregating approximately $3.4 million, will be repaid from the net proceeds to the Company from this offering.

   In 1993 and 1995, cash in the amounts of $275,000 and $1.1 million, respectively, were transferred by the Maritime Division to the non-maritime operations of Steiner Group to support these operations. In 1994, $1.7 million was transferred to the Maritime Division from the non-maritime operations of Steiner Group in connection with the acquisition of CTO. See Consolidated Statements of Cash Flows.

   The Company believes that cash generated from operations, together with the net proceeds received from this offering, will be sufficient to satisfy its cash requirements through at least December 31, 1997. If the Company were to engage in any significant acquisition it may require additional financing from a third party. The Company currently does not have any agreement with respect to an acquisition.

INFLATION

   The Company does not believe that inflation has had a material adverse effect on revenues or results of operations. However, public demand for leisure activities, including cruises, is influenced by general economic conditions, including inflation. Periods of economic recession or high inflation, particularly in North America where a number of cruise passengers reside, could have a material adverse effect on the cruise industry upon which the Company is dependent.
-----------------------------------------------------------------------------

   The Company's business is subject to significant risks that could cause the Company's results to differ materially from those expressed in any forward-looking statements made in this Prospectus. These risks include the matters set forth under "Risk Factors" and elsewhere herein.

                                   BUSINESS

   Steiner Leisure is the leading provider of spa services and skin and hair care products on board cruise ships worldwide. The Company strives to create an engaging and therapeutic environment where customers can receive body and facial treatments and hair styling comparable in quality to the finest land-based spas and salons. In addition, the Company develops and markets premium priced, high quality personal care products which are sold primarily in connection with the services the Company provides and, to a lesser extent, through third party land-based salon and retail channels. As of October 1, 1996, the Company served 90 cruise ships representing 26 cruise lines including Carnival, Royal Caribbean, Princess, Norwegian, Celebrity and Cunard, pursuant to Cruise Line Concession Agreements typically ranging in duration from one to four years. See "Business--Cruise Line Customers."

   The Company provides its services solely on cruise ships in treatment and fitness facilities. On newer ships the Company's services are provided in enhanced, large spa facilities, many of which offer hydrotherapy (water based) treatments and enlarged fitness and treatment areas, generally located in a single passenger activity area. Twenty-two of the 90 ships served by the Company as of October 1, 1996 have such spa facilities. The Company's services include massage, aromatherapy treatments, seaweed wraps, saunas, steam rooms, aerobic exercise, hair styling, manicures, pedicures and a variety of other specialized body treatments designed to capitalize on the growing consumer trend towards health awareness, personal care and fitness. As of October 1, 1996, ships with large spas were staffed by the Company with an average of approximately 14 employees, as compared to an average of approximately five Company employees on other ships.

   The Company recently acquired its two major product lines, "Elemis" and "La Therapie." These product lines are sourced primarily from a premier French manufacturer and packaged and shipped by the Company. The Company also sells a variety of hair care products under the Steiner name that are manufactured by an unaffiliated entity. The Company offers over 150 different products, including beauty products such as aromatherapy oils, cleansers, creams and other skin care products and accessories and hair care products such as shampoos, moisturizers and lotions. For the first nine months of 1996, services and products accounted for approximately 62% and 38% of the Company's revenues, respectively.

CRUISE INDUSTRY OVERVIEW

   The passenger cruise industry has experienced substantial growth over the past 30 years. The industry has evolved from a trans-ocean carrier service into a vacation alternative to land-based resorts and sightseeing destinations. The cruise market is comprised of luxury, premium and volume segments which appeal to a broad range of passenger tastes and budgets. The Company serves ships in all of these segments. According to CLIA, approximately 2.2 million North American passengers took cruises in 1985 and approximately 4.5 million took cruises in 1993, representing a compound annual growth rate of approximately 8.3%. According to CRUISE INDUSTRY NEWS, the number of North American Cruise passengers declined to approximately 4.3 million in 1995, but increased 8.8% in the six months ended June 30, 1996 compared to the six months ended June 30, 1995. There can be no assurance, however, that the North American cruise industry will experience continued growth in the second half of 1996 or at any time in the future, or that it will not experience future decreases in passengers. As of October 1, 1996, the Company served 90 ships, approximately 75 of which the Company believes offer North American Cruises. According to CRUISE INDUSTRY NEWS, approximately 120 ships offer North American Cruises.

   According to a 1993 study reported by CLIA, passengers ranked as their top reason for preferring cruising to other vacation types that cruises "allow you to be pampered." Similarly, in comparing cruise vacations to resort vacations, customers of both ranked cruise vacations higher than resort vacations in many categories, with "pampering by staff" achieving the greatest positive distinction. The Company believes its services offer a therapeutic and indulgent experience to passengers, and provide a memorable highlight of their cruise vacation. As a result, the Company believes its operations are an important part of the cruise ship experience.

   In recent years, cruise lines in general have been building larger ships with large spas dedicated to the types of health, beauty and fitness services offered by the Company. Generally, these large spas, many of which include hydrotherapy treatments, offer enlarged fitness and treatment facilities, are located on higher profile decks and have enriched decor. With increasing frequency, the Company has participated in the design of these facilities. Of the 90 ships served by the Company as of October 1, 1996, 22 had such large spa facilities and the Company believes that nine of the ten ships coming into service during the remainder of 1996 and in 1997 operated by cruise lines served by the Company will also contain such large spa facilities. There can be no assurance that the Company will serve any ships not subject to an agreement.

BUSINESS STRATEGY

   The Company's business strategy is directed at maintaining and enhancing its position as the leading provider of spa services and related products on board cruise ships worldwide. The principal elements of the Company's business strategy are as follows:

RECRUIT AND TRAIN HIGH QUALITY SHIPBOARD PERSONNEL. The Company provides its services to customers on a personal basis and employs shipboard staff who are professional, attentive and able to continue the Company's tradition of catering to the needs of individual customers. The Company recruits its staff primarily from European and British Commonwealth countries, and requires prospective employees to be technically skilled and to possess a willingness to provide outstanding personal service. The Company trains its candidates in its philosophy of customer care, emphasizing the objective of assuring that its customers enjoy an individualized and therapeutic experience. At the same time, the Company trains and provides incentives to its employees to maximize sales of the Company's services and products. The Company believes that its success to date is largely attributable to its ability to staff its operations with highly qualified personnel.

UTILIZE EXPERIENCED AND EMPOWERED SHIPBOARD MANAGEMENT. The Company's shipboard operations are supervised by experienced managers who implement the Company's philosophy of customer care. The Company's managers are selected primarily from its experienced shipboard staff and are trained at the Company's facilities in England. These managers are granted substantial authority by senior management to make the day-to-day decisions regarding shipboard operations including those actions necessary to maximize revenues. The responsibilities of the Company's shipboard managers include efficient scheduling of personnel, inventory management, supervision of sales and marketing, maintenance of the required shipboard discipline and communication with senior management of the Company.

DEVELOP AND DELIVER HIGH QUALITY SERVICES AND PRODUCTS. The Company strives to create an engaging and therapeutic environment where customers can receive body and facial treatments and hair styling comparable in quality to the finest land-based spas and salons. Many of the techniques and products used by Company personnel have been developed by the Company based on its own research and in response to the needs and requests of its customers. The Company continually updates the range of techniques, services and products it offers to keep pace with changing health, beauty and fitness trends. Through its attentive and highly trained staff, and its premium hair and beauty products, the Company provides cruise passengers with what it believes is a richly rewarding experience that will be a memorable highlight of a cruise vacation.

AGGRESSIVELY MARKET ITS SERVICES AND PRODUCTS. The Company uses a variety of marketing techniques to bring its services and products to the attention of cruise passengers. In addition to group promotions, seminars and demonstrations, Company personnel individually educate their customers as to additional services and products offered by the Company and cross-market services and products offered by other

Company personnel. Along with shipboard promotions, the Company promotes and offers the pre-cruise purchase of the Company's shipboard services by travel groups, including corporate incentive programs, and offers the pre-cruise purchase of spa packages through travel agents.

MAINTAIN CLOSE RELATIONSHIPS WITH THE CRUISE LINES. The Company believes that because of its high level of customer satisfaction and the revenues it has generated for cruise lines, it has developed strong relationships with the cruise lines served by it that will contribute to the Company's future growth. The Company believes that its performance has enabled it to obtain extensions of almost every Cruise Line Concession Agreement that has expired since 1990. During 1996, Carnival and Royal Carribean renewed their Cruise Line Concession Agreements with the Company, representing an aggregate of 20 ships in service at October 1, 1996, for six years and three years, respectively. Since 1990, agreements with respect to a total of six ships have not been extended as a result of cruise lines' decisions to engage another entity to provide the services and, with respect to two ships, the cruise line's discontinuance of the services provided by Company.

GROWTH STRATEGY

   The Company's strategy for continued growth includes the following principal elements:

EXPAND WITH PRESENT CRUISE LINE CUSTOMERS. The Company believes that its success in providing high quality services and products and generating revenues for the cruise lines will enable it to grow as the number of ships operated by its current cruise line customers expands. From 1990 to October 1, 1996, cruise lines with which the Company had Cruise Line Concession Agreements brought into service a total of 33 newly constructed ships not covered by then-existing agreements, all of which were subsequently served by the Company. As of October 1, 1996, cruise lines served by the Company are scheduled to introduce ten ships in service through 1997. The Company expects to perform services on eight of these ships, including five that are subject to agreements with the Company. In addition, seven of the nine ships scheduled to enter service in 1998 on behalf of cruise lines that the Company serves are covered by agreements with the Company. There can be no assurance that the Company will serve any ships not currently subject to an agreement or that the Company's present cruise line customers will not retire older, smaller ships.

OBTAIN NEW CRUISE LINE CONCESSION AGREEMENTS. The Company seeks to obtain Cruise Line Concession Agreements from existing cruise lines with which the Company currently does not have such agreements, as well as from newly formed cruise lines. Since 1990, the Company has obtained Cruise Line Concession Agreements with 10 new cruise line customers.

CAPITALIZE ON GROWTH IN SIZE AND QUALITY OF SHIPBOARD FACILITIES. In response to passenger demand, an increasing number of cruise ships offer spa facilities many of which include hydrotherapy treatments, in addition to enlarged fitness and treatment areas. Newer facilities generally are located on higher profile decks, have enriched decor and offer all of the Company's services and products in a single passenger activity area. These enhanced facilities foster the cross-selling of services and products and enable the Company to serve a larger number of passengers. With increasing frequency, the Company has participated in the design of these facilities. The Company believes that its participation has resulted in the construction of facilities permitting improved quality of service and increased revenues to the Company and those cruise lines. Of the ships served by the Company at October 1, 1996, 22 had large spa facilities, as will, the Company believes, nine of the ships coming into service after October 1, 1996 and in 1997 for cruise lines currently served by the Company. There can be no assurance that the Company's agreements will be extended to cover any ships beyond the five new ships currently covered by agreements. As of October 1, 1996, ships with large spas were staffed by the Company with an average of approximately 14 employees, as compared to an average of approximately five employees on other Company ships.

CONTINUE TO INCREASE PRODUCT SALES. Sales of the Company's products have increased at a compound annual growth rate of 33% for the years 1991 through 1995. The Company's products are sold primarily to cruise ship passengers and, in addition, to land-based customers. The Company believes that there is a significant opportunity to increase its product sales to third party land-based salons, retail stores and other retail channels. The Company recently has opened sales counters at two leading London department stores. The Company believes that the acquisitions of the "Elemis" and "La Therapie" product lines have contributed to an improvement in gross profit as a percentage of sales in the first nine months of 1996.

INCREASING SHIPBOARD PRODUCTIVITY. Improved staff productivity on board ships is a significant factor contributing to the Company's overall growth. The gross revenue attributable to each shipboard staff member per day that a ship is in service is expressed as a "gross per day." The Company's average gross per day has increased each year, from $150 in 1991 to $221 in 1995 and $255 in the first nine months of 1996. During 1995 and the first nine months of 1996, ships with large spa facilities had an average gross per day of $260 and $290, respectively, while ships without large spa facilities had average gross per day during such periods of $201 and $225, respectively. There can be no assurance that the gross per day will continue to increase.

GROWTH BY ACQUISITION. The Company has expanded its operations through the acquisitions of CTO and Elemis as well as the acquisition of the "Elemis" and "La Therapie" product lines. See "History of the Company." During the next few years the Company will consider additional acquisitions of land-based or maritime-based businesses which it deems compatible with its operations and future plans. There can be no assurance, however, that the Company will be successful in effecting any acquisition transaction on terms favorable to the Company.

CRUISE LINE CUSTOMERS

   As of October 1, 1996, the Company provided its services and products to 26 cruise lines representing a total of 90 ships, including most of the major cruise lines offering North American Cruises.

   The numbers of ships served as of October 1, 1996 under Cruise Line Concession Agreements with the respective cruise lines are listed below:

                                NO. OF SHIPS                                             NO. OF SHIPS
CRUISE LINE                 COVERED BY AGREEMENT    CRUISE LINE                      COVERED BY AGREEMENT
----------------------- ------------------------- ----------------------------  -------------------------
Airtours(1)(2)                        2             Norwegian(4)                               8
Blasco                                1             Orient                                     1
Carnival(1)                          10             P&O European Ferries(5)                    1
Celebrity                             5             P&O Cruises(5)                             3
Costa(3)                              3             Premier(6)                                 2
Crystal                               2             Princess(5)                                9
CTC                                   1             Royal Caribbean                           10
Cunard                                4             Seabourn(1)                                3
Diamond Seven Seas                    2             Seawind                                    1
Dolphin                               4             Silversea                                  2
Epirotiki                             2             Starlauro                                  2
Fred Olsen                            1             Unicom                                     2
                                                                                   -------------------------
Holland America(1)                    8             Total                                     90
Louis                                 1

--------
(1) Carnival Corporation, the parent company of Carnival Cruise Lines, also owns Holland America and approximately 50% and 30% of the shares of Seabourn and Airtours, respectively.
(2) Ships are served pursuant to an oral agreement with Airtours.
(3) The Company has received notice that the Costa agreement will not be renewed with respect to two of the ships.
(4) Includes one ship not covered under the Norwegian agreement, but operated pursuant to the terms thereof.
(5) P&O European Ferries, P&O Cruises and Princess are subsidiaries of The Peninsular & Oriental Steam
    Navigation Company.
(6) Agreement expires in December 1996. The Company is attempting to procure a renewal of the agreement.

   In addition to the ships currently served by the Company, the Company's Cruise Line Concession Agreements covered, as of October 1, 1996, a total of twelve ships which are expected to come into service through the remainder of 1996, and in 1997 and 1998. The cruise lines for which these ships will enter service and the expected dates of introduction into service are as follows:
Carnival (one ship in 1996 and three ships in 1998); Royal Caribbean (one ship in 1996, two ships in 1997 and one ship in 1998); Princess (one ship in 1997 and one ship in 1998); and Disney (two ships in 1998).

   The Company has had no Cruise Line Concession Agreement terminated prior to its expiration date since 1990, other than as a result of ships being retired from service and the bankruptcy of a cruise line, and almost all of the Cruise Line Concession Agreements which have expired have been extended beyond their specified expiration dates. See "--Cruise Line Concession Agreements."

SHIPBOARD SERVICES

   The Company's goal is to provide its customers with a therapeutic and indulgent experience in an atmosphere of individualized attention. The Company provides a range of personal services which it believes are comparable to those offered by the finest land-based resorts. Fees for the Company's services and products are charged to customers' cabins, with the cruise lines then making payment to the Company, after deducting a specified percentage of gross revenues payable to the cruise line pursuant to the applicable Cruise Line Concession Agreement. The Company believes that the prices it charges for its services and products are comparable to those charged for similar quality services and products by land-based establishments.

  MASSAGE AND OTHER BODY TREATMENTS

   The Company offers massages and a variety of other body treatments to men and women. Types of body treatments include seaweed and other therapeutic wraps and aromatherapy treatments. The body treatment techniques include those developed based on the Company's research of techniques from around the world as well as those developed in response to the needs and requests of cruise ship passengers. The number of private treatment rooms for these services ranges, depending on the size of the ship, from one to twelve and the number of Company staff available to provide such services also ranges from one to twelve. On several ships, the Company provides certain specialty treatments including a body capsule which provides a multi-sensory massage-like treatment in an individual, self-contained environment. The Company strives to update the treatments it offers to keep abreast of changing techniques and trends.

  BEAUTY AND HAIR

   The Company operates a hair styling salon that provides services to women, men and children as well as facilities for nail and beauty treatments on each ship it serves. Depending on the size of the ship, the Company's facilities offer from three to ten hair styling stations as well as stations for manicures, pedicures and facial treatments, and are staffed by one to seven Company employees.

  FITNESS FACILITIES

   As of October 1, 1996, the Company operated fitness facilities on 42 of the ships it served. The fitness facilities typically include weightlifting equipment, cardiovascular equipment (including treadmills, exercise bicycles and rowing and stair machines) and facilities for fitness classes. In connection with the fitness facilities, the Company provides from one to three fitness instructors, depending on ship size, who are available to assist passengers in using the exercise equipment and conduct aerobic exercise classes. In addition, the instructors offer special services such as personal nutritional and dietary advice, body composition analysis and personal training to passengers. Use of fitness facilities is generally available at no charge to cruise passengers, except that fees typically are charged for such special services.

  SAUNAS AND STEAM ROOMS

   The Company operates saunas and steam rooms on most of the ships it serves. Those facilities generally may be used by passengers at no charge.

  SPAS

   Since the late 1980's, in response to passenger demand, cruise lines increasingly have provided enlarged spa facilities which, in general, allow for all of the Company's services to be offered in a single passenger activity area. As of October 1, 1996, large spas were found on 22 of the ships served by the Company. These spas provide enlarged fitness and treatment areas and on most ships include hydrotherapy treatments. These facilities are generally located on higher profile decks and have enriched decor. The Company believes that the location of its operations in a spa environment enhances the passengers' enjoyment of the Company's services, encourages increased passenger interest in those services and facilitates cross-marketing of the Company's services and products. The Company believes that all of the ships currently under construction for its largest cruise line customers will include large spas. The Company employs an average of approximately 14 employees on ships with large spas, as compared to an average of approximately five employees on other ships.

  FACILITIES DESIGN

   In general, the facilities operated by the Company have been designed by the cruise lines. However, beginning in 1988, several cruise lines began requesting the Company's assistance in the design of shipboard spas and other facilities. As of October 1, 1996, the Company had assisted or was assisting in the design of facilities for a total of 28 ships, including at least 22 of which have, or upon completion will have, large spas. Of these 28 ships, 15 are currently in service, 13 of which are covered by Cruise Line Concession Agreements with the Company, and the remainder are under construction. The Company believes that its participation has resulted in the construction of facilities permitting improved quality of service and increased revenues to the Company and those cruise lines. The Company believes that its involvement in the design of shipboard facilities has assisted it in obtaining additional Cruise Line Concession Agreements, although there can be no assurance that the Company will be able to obtain agreements for all of the ships with respect to which it has provided design assistance.

   HOURS OF OPERATION

   The facilities operated by the Company generally are open each day during the course of a cruise from 8:00 a.m. to 8:00 p.m.

RECRUITING AND TRAINING

   The continued success of the Company is dependent, in part, on its ability to attract qualified employees. As of October 1, 1996, the Company had 693 employees working on cruise ships. The Company's goal in recruiting and training new employees is to constantly have available a sufficient number of personnel trained in the Company's services and philosophy to effectively serve ships in service and ships anticipated to be in service. Through its wholly-owned subsidiary, Steiner Training, the Company hires and trains personnel who perform the Company's shipboard services. Steiner Training recruits employees, primarily from the United Kingdom and other European and British Commonwealth countries, through advertisements in trade and other publications, appearances at beauty, hair and fitness trade shows, meetings with students at trade schools and recommendations from Company employees. All shipboard employment candidates are required to have received prior training in the services they are to perform for the Company and are tested with respect to such skills prior to being hired. In addition, applicants must possess a willingness to provide outstanding personal service.

   Each candidate must complete a rigorous training program at the Company's facilities in Stanmore, England. These facilities allow for the training of up to approximately 60 employees at a time. Typically, the training course for shipboard personnel is conducted over a period of two to three weeks, depending on the services to be performed by the employee, and emphasizes the Company's culture of personalized, attentive passenger care. All employees also receive supplemental training in their area of specialization, including instruction in treatments and techniques developed by the Company. Each employee is educated regarding all of the Company's services and products in order to cross-market outside of the employee's area of specialty. Steiner Training also instructs shipboard management candidates. That training covers, among other things, personnel supervision, customer service and administrative matters, including interaction with cruise line personnel.

PRODUCTS

   The Company sells high quality European manufactured personal care products for men and women, duty free and tax free in its salons and other shipboard facilities from on-board inventory. The Company also offers its products through brochures provided to cruise passengers and to land-based wholesale and retail customers. The beauty products offered include aromatherapy oils as well as cleansers, creams and other skin care products and cleansing accessories. Hair care products offered include shampoos, moisturizers and lotions.

   Most of the products sold by the Company are from its "Elemis" and "La Therapie" product lines. As of October 1, 1996, the Company sold 113 different "Elemis" skin and hair care products made primarily from premium quality natural ingredients. As of that date, the Company also sold a line of 35 premium priced "La Therapie" skin care products. Almost all of the "Elemis" and "La Therapie" products are sourced from a premier French manufacturer under an agreement that expires in 2001. The Company's products are bottled, packaged and shipped from the Company's facilities in Taunton, England.

   "Elemis" and "La Therapie" products are used in connection with services provided by the Company and sold at retail on board ships served by the Company. In addition, "Elemis" products are sold in a number of countries to wholesale and retail land-based customers, including third party beauty salons and retail stores and through other distribution channels directly to consumers. The Company also sells the products of several entities unaffiliated with the Company, including private label products manufactured by other companies and sold by the Company under the Steiner brand name.

MARKETING AND PROMOTION

   The Company promotes its services and products to passengers on cruise ships through on-board demonstrations and seminars, video presentations shown on in-cabin television, tours of the Company's shipboard facilities and promotional discounts on lower volume days, such as when the ships are in destination ports. The Company also distributes illustrated brochures and order forms describing its services and products to passenger cabins and in the facilities it operates. In addition, employees cross-market other services and products offered by the Company to their customers. Along with shipboard promotions, the Company promotes and offers the pre-cruise purchase of the Company's shipboard services by travel groups, including corporate incentive programs, and offers the pre-cruise purchase of spa packages through travel agents. The Company also benefits from advertising by the cruise lines.

CRUISE LINE CONCESSION AGREEMENTS

   Although Cruise Line Concession Agreements vary in certain respects from cruise line to cruise line, all of the agreements generally give the Company the right to sell its services and products on board ship, in return for payment to the cruise lines of specified percentages of the Company's gross receipts from such sales. Most of the agreements cover all of the then operating ships of a cruise line. New arrangements must often be negotiated between the Company and a cruise line as to ships entering service in the future. As of October 1, 1996, pursuant to Cruise Line Concession Agreements covering a total of 74 ships being served by the Company and eight ships not yet in service, the Company is obligated to make certain minimum payments to the cruise lines irrespective of the amount of revenues the Company receives from passengers under such agreements. Accordingly, the Company could be obligated to pay more than the amount collected from passengers. As of October 1, 1996, the Company had guaranteed total minimum payments (excluding payments based on passenger loads applicable to certain ships served by the Company) of approximately $20.1 million, $17.1 million and $20.7 million for 1996, 1997 and 1998, respectively.

   The agreements have specified terms typically ranging from one to four years, with an average remaining term of approximately two years. As of October 1, 1996, Cruise Line Concession Agreements that expire within one year covered 29 of the 90 ships served by the Company, which ships accounted for approximately 23% of 1995 revenues and approximately 20% of revenues for the nine months ended September 30, 1996.

   In addition to expiration at specified times, most of the Cruise Line Concession Agreements provide for termination by the cruise line of the entire agreement (or, in certain cases, as to a particular vessel) with limited or no advance notice upon the occurrence of certain specified events, including, among others, the withdrawal of a vessel from the cruise trade, the sale or lease of a vessel or the failure of the Company to receive certain specified passenger satisfaction ratings. As of October 1, 1996, agreements covering a total of three ships, twelve ships and one ship permit the cruise lines to terminate the agreements on six months', 90 days' and 60 days' notice, respectively, for any reason.

COMPETITION

   The Company is the leading provider of hair, beauty, massage and fitness services, and skin and hair care products on board cruise ships worldwide. However, the Company competes with passenger activity alternatives on cruise ships and with providers of services and products similar to those of the Company seeking agreements with cruise lines. Gambling casinos, bars and a variety of shops are found on almost all of the ships served by the Company. In addition, the ships call on ports which provide opportunities for additional shopping as well as other activities that compete with the Company for passenger dollars. Cruise ships also typically offer swimming pools and other recreational facilities and activities, and musical and other entertainment without additional charge. Furthermore, a number of cruise lines currently perform the shipboard services performed by the Company with their own personnel, and one or more additional cruise lines could, in the future, elect to perform such services themselves. In addition, there currently are several other entities offering services to the cruise industry similar to those provided by the Company. However, the Company believes that none of its competitors provides services to a significant number of ships. Additional entities, including those with significant resources, also could compete with Company in the future.

REGULATION

   The cruise industry is subject to significant United States and international regulation relating to, among other things, financial responsibility, environmental matters and passenger safety. Enhanced passenger safety standards adopted as part of the SOLAS Convention by the International Maritime Organization are required to be phased in by the year 1997 with respect to fire safety and the year 2010 with respect to vessel structural requirements. These standards have caused the retirement of certain cruise ships and otherwise could adversely affect certain of the cruise lines, including those with which the Company has Cruise Line Concession Agreements.

   The Company and its products are subject to regulation by the FDA and the FTC in the United States, as well as various other federal, state and local regulatory authorities. The Company is also subject to similar regulations under the laws of the United Kingdom where, in addition to that country's own laws and regulations, certain European Union laws and regulations also apply. Applicable regulations relate principally to the ingredients, labeling, packaging and marketing of the Company's products. The Company believes that it is in substantial compliance with such regulations, as well as applicable United States federal, state, local and non-United States rules and regulations governing the discharge of materials hazardous to the environment.

EMPLOYEES

   As of October 1, 1996, the Company had a total of 800 employees. Of that number, 693 worked on cruise ships, 30 were involved in the training of Company personnel, 29 were involved in the bottling, packaging, warehousing and shipping of the Company's beauty products and 48 represent management and sales personnel and support staff. Shipboard employees typically are employed pursuant to agreements with terms of eight months. Depending on the size of the vessel and the nature of the facilities on board, the Company has one to three managers on board each ship it serves. Shipboard employees' compensation consists of salary plus a commission based on the volume of revenues generated by the employee, or, in the case of a manager, based on the performance of the team under the manager's supervision. None of the Company's employees is covered by a collective bargaining agreement. The Company believes that its relations with its employees are satisfactory.

PROPERTIES

   The Company's corporate office is located in Nassau, The Bahamas, and the office of Maritime Services is located in Miami, Florida. Maritime Services also maintains warehouse and shipping facilities in Fort Lauderdale, Florida. The Company's training facilities and the administrative office of Elemis are located in Stanmore, England. The Company also maintains a product bottling, packaging, warehousing and shipping facility in Taunton, England. All of the above-described properties are leased, and the Company believes that alternative sites are readily available on competitive terms in the event that any of the leases are not renewed.

LEGAL PROCEEDINGS

   From time to time in the ordinary course of business, the Company is party to various claims and legal proceedings. Currently, there are no such claims or proceedings which, in the opinion of management, would have a material adverse effect on the Company's operations or financial position.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth the directors and executive officers of the Company and their respective ages and positions:

 NAME                         AGE  POSITION
------------------------------------------------------------------------------------------------
Clive E. Warshaw .......... 54     Chairman of the Board and Chief Executive Officer
Leonard I. Fluxman ........ 38     Chief Operating Officer, Chief Financial Officer and a Director
Michele Steiner Warshaw  .. 50     Senior Vice President--Development and a Director
Amanda Jane Francis ....... 30     Senior Vice President--Operations of Steiner Transocean
Sean C. Harrington ........ 30     Managing Director of Elemis

   Within 90 days after the date of this Prospectus, the Board of Directors intends to appoint as directors four persons who are neither officers nor employees of the Company (the "Non-Employee Directors"). As of the date of this Prospectus, no determination by the directors has been made as to the identity of the Non-Employee Directors.

   Clive E. Warshaw has served as Chairman of the Board, Chief Executive Officer and a director of the Company since November 1995. Mr. Warshaw joined Steiner Group in 1982 and was involved in operations of both the land-based operations and Maritime Division. Mr. Warshaw served as the senior officer of the Maritime Division of Steiner Group from 1987 until November 1995. Mr. Warshaw's primary residence is in The Bahamas. Mr. Warshaw is the husband of Michele Steiner Warshaw.

   Leonard I. Fluxman has served as Chief Operating Officer, Chief Financial Officer and a director of the Company since November 1995. Mr. Fluxman joined the Company in June 1994, in connection with the Company's acquisition of CTO. Mr. Fluxman served as CTO's Vice President--Finance from January 1990 until June 1994 and as its Chief Operating Officer from June 1994 until November 1995. Mr. Fluxman, a certified public accountant, was employed by Laventhal and Horwath from 1986 to 1989, during a portion of which period he served as a manager.

   Michele Steiner Warshaw has served as a director of the Company since November 1995 and as its Senior Vice President--Development since January 1996. Ms. Warshaw held a variety of positions with the Company and its predecessors since 1967, including assisting in the design and development of shipboard facilities and services. From 1990 until November 1995, Ms. Warshaw was involved exclusively in the Maritime Division of Steiner Group. Ms. Warshaw's primary residence is in The Bahamas.

   Amanda Jane Francis has served as Senior Vice President--Operations of Steiner Transocean since November 1995, and of Steiner Group from June 1994 until November 1995. From 1989 until June 1994, Ms. Francis was the director of training for Steiner Group. From 1982 until 1989, Ms. Francis held other land-based and shipboard positions with Steiner Group.

   Sean C. Harrington has served as Managing Director of Elemis since January 1996. From July 1993 through December 1995, he served as Sales Director, and from May 1991 until July 1993 as United Kingdom Sales Manager of Elemis. From 1986 until April 1991, Mr. Harrington served as United Kingdom Sales Director for M120 Ionithermie Limited, which offers a line of beauty products and treatments.

   The Company's Articles provide that, upon the appointment of the Non-Employee Directors, the Board of Directors is to be divided into three classes with regular three year staggered terms and initial terms of one, two and three years for each of the Class I, Class II and Class III directors, respectively. At each annual meeting of shareholders, directors will be re-elected or elected for a full term of three years to succeed those directors whose terms are expiring. Executive officers are appointed annually and serve at the discretion of the Board of Directors, subject to the employment agreements described below.

   The Company's Board of Directors anticipates that, upon the appointment of the Non-Employee Directors, the Board will establish an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee"). The Audit Committee would recommend the firm to be appointed as independent accountants to audit the Company's financial statements and to perform services related to the audit, review the scope and results of the audit with the independent accountants, review with management and the independent accountants the Company's year-end operating results and consider the adequacy of the Company's internal accounting procedures. The Compensation Committee would review and recommend the compensation arrangements for all officers and approve such arrangements for other senior level employees. In addition, a committee of the Board of Directors will administer the Share Option Plan.

COMPENSATION OF DIRECTORS

   The shareholders and the Board of Directors of the Company have adopted the Non-Employee Directors' Share Compensation Plan (the "Directors' Share Plan") under which each Non-Employee Director will receive, annually, Common Shares. On the date of each annual meeting of the Company's shareholders, each Non-Employee Director will be granted a number of Common Shares equal to $10,000 divided by the fair market value (as defined in the Directors' Share
Plan) of one Common Share on the date of grant. Each of the initial four Non-Employee Directors will be granted a number of Common Shares equal to $10,000 divided by the initial public offering price per share in this offering, reduced on a pro rata basis based on the number of days from the date of appointment to the Board until the anticipated date of the Company's annual meeting of shareholders in 1997. The Directors' Share Plan also provides that on each date on which any Common Shares are granted to a director, a cash payment will be made to such director in an amount equal to the federal and state or foreign, as the case may be, income tax liability of such director with respect to the sum of the fair market value of the Common Shares so granted and such additional cash payment, based on the maximum federal and state or foreign tax rates in effect on such date. The Directors' Share Plan, generally, may be amended by action of the directors of the Company. A total of 75,000 Common Shares have been reserved for issuance under the Directors' Share Plan. The Company may file with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-8 under the Securities Act with respect to the shares to be issued under the Directors' Share Plan after the consummation of this offering, which would permit the resale of shares issued under the Director's Share Plan by any Non-Employee Directors who are not affiliates of the Company. Directors of the Company are also entitled to participate in the Share Option Plan, described below. Directors are reimbursed for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During 1995, the Company had no Compensation Committee or other committee of the Board of Directors performing similar functions. Decisions concerning the compensation of executive officers were made by the Board of Directors of Steiner Group (which included Clive E. Warshaw and Nicolas D. Steiner) until November 1995, after which such decisions were made by the Company's Board of Directors.

EXECUTIVE COMPENSATION

   The following table summarizes the compensation earned by the executive officers of the Company for 1995.

                          SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION(1)
                                                ------------------------
                                                                                   ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR      SALARY        BONUS        COMPENSATION(1)(2)
---------------------------            ------ -----------  ----------- -------------------------
Clive E. Warshaw ....................    1995     $235,769     $156,302             $48,700
 Chairman of the Board and
 Chief Executive Officer

Leonard I. Fluxman ..................    1995      114,231       56,077               7,350
 Chief Operating Officer and
 Chief Financial Officer

Michele Steiner Warshaw .............    1995       66,950            0              13,149
 Senior Vice President--Development

Amanda Jane Francis .................    1995       23,355       26,753               5,500
 Senior Vice President--Operations
   of Steiner Transocean

--------
(1) British pounds have been converted into U.S. dollars based on an exchange rate of approximately 1.56 U.S. dollars to the British pound, the average exchange rate during 1995.

(2) Includes medical insurance premiums, automobile expenses and certain other expenses.

   The Company has entered into employment agreements with certain executive officers, as described below. All of those agreements provide for, among other things: (i) the termination of the employee by the Company solely upon the occurrence of specified events relating to the employee's conduct; (ii) an agreement from the employee not to compete with the Company, not to disclose certain confidential information of the Company and not to solicit employees of the Company to leave the Company's employ; and (iii) the continuation of compensation payments to a disabled executive officer until the officer has been unable to perform the services required of him or her for an aggregate of six months in any 12 month period.

   The Company has entered into six-year employment agreements, effective as of January 1, 1996, with Clive E. Warshaw, Chairman of the Board and Chief Executive Officer, and Leonard I. Fluxman, Chief Operating Officer and Chief Financial Officer. The agreements also provide for annual base salaries of $325,000 and $175,000, respectively, plus annual incentive bonuses based on the Company's attainment of certain earnings levels in amounts up to the base salaries. The agreements also provide for specified payments to Messrs. Warshaw and Fluxman upon the occurrence of certain events after a change in control (as defined in the agreements) of the Company, and terminate on December 31, 2001. The Company has granted to Messrs. Warshaw and Fluxman options to purchase 144,000 and 72,000 Common Shares, respectively, pursuant to the Share Option Plan. See "--Long Term Incentives."

   The Company has entered into six-year employment agreements, effective January 1, 1996, with Michele Steiner Warshaw, Senior Vice President--Development, and Amanda Jane Francis, Senior Vice President--Operations of Steiner Transocean, which provide for the payment of annual base salaries of $125,000 and $115,000, respectively, plus annual incentive bonuses payable at the discretion of the Board of Directors of the Company. The Company has granted to Ms. Warshaw and to Ms. Francis options to purchase 36,000 and 28,750 Common Shares, respectively, pursuant to the Share Option Plan. See "--Long Term Incentives."

   The Company has entered into a five-year employment agreement, effective January 1, 1996, with Sean Harrington, the Managing Director of Elemis, which provides for an annual base salary and guaranteed bonus totaling approximately $123,000, plus incentive bonuses in amounts up to a total of approximately $33,700. The Company has granted to Mr. Harrington options to purchase 6,304 Common Shares pursuant to the Share Option Plan. See "--Long Term Incentives."

   The Company's Articles provide for indemnification of the directors and officers of the Company under certain circumstances. See "Description of Capital Shares--Certain Provisions of the Company's Articles of Association." In addition, the Company has agreed to indemnify Mr. Fluxman and another officer of the Company, as well as Alan Lipkowitz, a consultant to the Company, in connection with transactions relating to the organization of the Company.

LONG TERM INCENTIVES

   The Board of Directors and the shareholders of the Company have adopted the Share Option Plan. Under that plan, certain directors and officers and other employees of, and consultants to, the Company can be granted a variety of long term incentives, including non-qualified share options, incentive share options, grants of restricted and unrestricted shares, performance share awards, share appreciation rights and exercise payment rights. The purpose of the Share Option Plan is to (i) aid the Company in attracting and retaining qualified officers, key employees, directors and consultants; (ii) provide incentives and rewards for persons eligible for awards which are directly linked to the financial performance of the Company in order to motivate such persons to achieve long-range performance goals; and (iii) allow persons receiving awards to participate in the growth of the Company. Currently, the Share Option Plan is administered by the Board of Directors. Upon the appointment of the Non-Employee Directors, the Share Option Plan will be administered by a committee composed of two or more members of the Board (the "Plan Committee"). Under the Share Option Plan, the Plan Committee will determine, in its discretion, among other things, which officers, key employees, consultants and directors will receive awards under the Share Option Plan, when the awards will be granted, the type of awards to be granted, the number of shares or cash involved in each award, the time or times when any options granted will become exercisable and, subject to certain conditions, the price and duration of such options. A total of 720,000 Common Shares have been reserved for issuance under the Share Option Plan.

   Except as may be required under any applicable regulatory rules, the Board of Directors has the right at any time to amend or discontinue the Share Option Plan without the consent of participants or the Company's shareholders, provided that no such action may adversely affect awards previously granted without the recipient's consent.

   The Share Option Plan provides that in the event of a "change of control" (as defined in the Share Option Plan) of the Company, all share options granted under the Share Option Plan shall automatically become fully exercisable. In addition, at any time prior to or after a change of control, the Plan Committee may accelerate awards and waive conditions and restrictions on any other awards under the Share Option Plan to the extent it may determine appropriate.

   SHARE OPTIONS. Options granted under the Share Option Plan may be either
(i) options intended to qualify as "incentive stock options" (hereinafter "incentive share options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) non-qualified share options. Incentive share options may be granted under the Share Option Plan to employees of the Company and its subsidiaries. Non-qualified share options may be granted to consultants, directors or employees of the Company and its subsidiaries. Options may be made exercisable in specified installments.

   The exercise price of incentive share options, as determined by the Plan Committee, may not be less than the fair market value of the Common Shares on the date of grant and the term of any such option may not exceed ten years from the date of grant. With respect to any participant in the Share Option Plan who owns shares representing more than 10% of the voting power of the outstanding capital shares of the Company, the exercise price of any incentive share option may not be less than 110% of the fair market value of such shares on the date of grant and the term of such option may not exceed five years from the date of grant.

   The exercise price of non-qualified share options is determined by the Plan Committee on the date of grant, and the term of such option may not exceed ten years from the date of grant.

   Payment of the option price may be made by certified or bank cashier's check, by tender of Common Shares then owned by the optionee or by any other means acceptable to the Plan Committee. Incentive share options granted pursuant to the Share Option Plan are not transferable, except by will or the laws of descent and distribution in the event of death. Non-qualified share options may be subject to restrictions on transfer. With respect to optionees who are employees, during the optionee's lifetime, generally, the option may be exercised only while the employee is in active employment with the Company or within 30 days after such employment is voluntarily terminated. However, with respect to non-qualified share options, where such employment is terminated as a result of the death, retirement or disability of the employee, or by the Company, other than for cause, or upon a change of control, the option may be exercised within three years after such death, retirement or disability or such termination. Incentive share options may be exercised within one year after termination of employment as a result of death or disability and within three months after termination other than for cause.

   The Company has granted to a total of seven executive and other officers of the Company options to purchase a total of 316,054 Common Shares at an exercise price equal to the initial public offering price. Those options will vest in equal amounts over a three year period and expire in 2006. The Company also has granted to Alan Lipkowitz, a consultant to the Company, options to purchase 25,000 Common Shares at an exercise price equal to the initial public offering price, which options vest immediately and expire in 2006.

   PERFORMANCE AWARDS. The Plan Committee may grant performance awards entitling the participant to receive securities of the Company, cash or other property based upon the achievement of individual or Company performance goals and upon such other conditions as the Plan Committee may determine.

   RESTRICTED SHARES. A specified number of Common Shares may be awarded contingently subject to a risk of forfeiture to the Company under such conditions, and during such periods of time, as the Plan Committee may determine ("Restricted Shares"). A participant who has been awarded Restricted Shares may, if the award so provides, vote and receive dividends on such shares, but, generally, may not sell, assign, transfer, pledge or otherwise encumber the shares during the restricted period. An award of Restricted Shares may provide that if a participant's employment ceases prior to the end of the restricted period, all of the participant's Restricted Shares will be forfeited. Grants may be made without consideration or in consideration of a payment by the participant that is less than the fair market value of the shares on the grant date.

   UNRESTRICTED SHARES. The Plan Committee may also grant shares (at no cost or for a purchase price determined by the Plan Committee) which are free from any forfeitability restrictions.

   SHARE APPRECIATION RIGHTS. Share appreciation rights ("SARs") may be granted to participants who have received a share option award under the Share Option Plan. SARs granted may not exceed the number of shares that such participant may acquire upon exercise of the related share option. Upon the exercise of an SAR, the participant shall receive an amount equal to the excess of the market price of the Common Shares over the option price of the related share options. Payment of such SAR may be made in cash, Common Shares, Restricted Shares or any combination thereof. Unless otherwise determined by the Plan Committee, outstanding SARs will become exercisable and vest in the event of a change in control of the Company and, if a Participant exercises an SAR during the 60-day period commencing with such change in control, the form of payment of such SARs shall be in cash, if such SAR was granted more than six months prior to the date of exercise, and in Common Shares if such SAR was granted six months or less prior to the date of exercise.

   EXERCISE PAYMENT RIGHTS. Holders of share options may also be granted the right to receive payments relating to the exercise of shares covered by the holder's share options. Payments may be made upon the exercise of the related share option in an amount determined by the Plan Committee, subject to certain limitations. The exercise payment may take the form of cash, Common Shares, Restricted Shares or any combination thereof.

   As soon as practicable after the completion of this offering, the Company intends to file with the Commission a registration statement on Form S-8 covering the Common Shares that may be issued upon exercise of options granted under the Share Option Plan as well as shares that may be granted under the plan, thus permitting the resale of such Common Shares by non-affiliates in the public market without restriction under the Securities Act.

   The Share Option Plan will expire in 2006, after which no awards may be granted thereunder.

401(K) PLAN

   Maritime Services intends to adopt the CT Maritime Services, L.C. Employees' Savings Plan (the "401(k) Plan"). The 401(k) Plan is intended to qualify under Section 401(a) of the Code, so that contributions by employees or by Maritime Services to the 401(k) Plan and income earned on such contributions would not be taxable to employees until withdrawn from the 401(k) Plan. All employees of Maritime Services who have attained the age of 21 and who have completed at least six months of service with Maritime Services will be eligible to participate in the 401(k) Plan. The 401(k) Plan will provide that each participant may make elective contributions of up to 15% of his or her compensation, subject to statutory limits. The Company currently intends to make matching contributions to the 401(k) Plan on behalf of all eligible employees in an amount equal to 25% of the employees' contributions. All contributions made by participants will be fully vested and not subject to forfeiture. A participant would vest in contributions made by the Company to the 401(k) Plan at the rate of 20% for each "year of service" (as defined in the 401(k) Plan) with the Company. Contributions to the 401(k) Plan may be invested in various available investment alternatives at the discretion of the participant including an option that may be offered permitting investment in the Company's shares. Distributions may be made from a participant's account in the form of a lump sum upon termination of employment, retirement, disability, death or in the event of financial hardship.

                             CERTAIN TRANSACTIONS

   References to the Company below with respect to transactions prior to November 1995 are to the maritime operations of Steiner Group, which include the operations of CTO commencing in June 1994.

ELEMIS LIMITED

   Effective January 1, 1996, the Company purchased all of the outstanding shares of Elemis for non-interest bearing promissory notes in the aggregate principal amount of $543,000 (based on an exchange rate of approximately 1.53 U.S. dollars to the British pound), which was the book value of Elemis at the time the shares were purchased. The notes are payable in monthly installments commencing August 1, 1996. As of October 1, 1996, the Company had paid a total of approximately $164,000 under the notes. The shares were owned 95% and 5% by Nicolas D. Steiner and Clive E. Warshaw, respectively. During fiscal years 1993, 1994 and 1995, Elemis sold a total of approximately $460,006, $1.2 million and $2.3 million, respectively, of its products and related services to the Company. During 1995, the Company made non-interest bearing loans in the aggregate amount of $153,000 to a subsidiary of Elemis, which loans were repaid in the first quarter of 1996. During the years 1993 through 1995, the shares of Elemis were owned at various times by members of the Steiner and Warshaw families and Sean C. Harrington.

STEINER GROUP

   In 1993 and 1995, cash in the amounts of $275,000 and approximately $1.1 million, respectively, were transferred by the Company to the non-maritime operations of Steiner Group to support these operations. In 1994, approximately $1.7 million was transferred to the Company from the non-maritime operations of Steiner Group in connection with the acquisition of CTO.

   During 1994 and 1995, the Company incurred obligations to Steiner Group in the amounts of $131,000 and $765,000, respectively, for services in connection with the recruiting and training of shipboard employees and for certain management services. The Company paid amounts due under such obligations through the first quarter of 1996. Since 1993, Steiner Group has been beneficially owned principally by Nicolas D. Steiner, Francis D. Steiner and Michele Steiner Warshaw (until her approximately 33% interest was transferred to Clive E. Warshaw in 1995). See "Principal and Selling Shareholders."

LOANS TO SHAREHOLDERS

   During 1995 through October 1, 1996, the Company made non-interest bearing loans in the aggregate amount of approximately $2.9 million to Messrs. Steiner and Warshaw, almost all of which were made to a Bahamian IBC ("Squire") owned 67% and 33% by Messrs. Steiner and Warshaw, respectively. These loans are required to be repaid at the closing of this offering.

SHARING OF EXPENSES

   Approximately 81.3% (83.8% if the Underwriters' over-allotment option is exercised in full) and 18.7% (16.2% if the Underwriters' over-allotment option is exercised in full) of the estimated expenses in connection with this offering will be paid by the Selling Shareholder and the Company, respectively. The Selling Shareholder has agreed to reimburse the Company in the amount of approximately $320,000, representing a portion of expenses incurred by the Company in connection with the Company's acquisition of the Maritime Division and the common stock of CTO and certain related matters.

LIEN ON COMPANY'S ASSETS; REPAYMENT OF LOAN BY SELLING SHAREHOLDER

   The assets of the Maritime Division and the shares of CTO were contributed to the capital of the Company. The assets of the Company are subject to the Lien securing debt of Steiner Group to a financing company, in the amount as of the date of this Prospectus of approximately $2.7 million, which debt was assumed by the Company in connection with such capital contributions. The Lien also secures debt of Steiner Group, in the amount as of the date of this Prospectus of approximately $2.3 million, to that financing company not assumed by the Company. The Company intends to repay the outstanding debt that it assumed from its proceeds from this offering, and the Trust has agreed to repay the outstanding debt of Steiner Group not assumed by the Company (the "Additional Debt") from the proceeds to the Trust. Such repayments by the Company and the Trust will be made at the closing of this offering, and the Lien will be released on the effective date of this Prospectus. In addition, it is anticipated that a portion of distributions from the proceeds of this offering to Nicolas D. Steiner from the Trust will be used to repay approximately $7.5 million of debt owed by Squire to Steiner Group. See "Principal and Selling Shareholders."

COMPANY POLICY CONCERNING CERTAIN TRANSACTIONS

   In the future, all transactions between the Company and its executive officers and directors are required to be approved by a majority of the Company's directors who are neither officers nor employees of the Company.

                      PRINCIPAL AND SELLING SHAREHOLDERS

   The following table sets forth information regarding the beneficial ownership of the Common Shares of the Company immediately prior to this offering, and as adjusted to reflect the sale of the shares offered hereby.

                                OWNERSHIP OF COMMON        NUMBER OF COMMON           OWNERSHIP OF
                                  SHARES PRIOR TO         SHARES TO BE SOLD          COMMON SHARES
                                 THIS OFFERING (1)         IN THIS OFFERING       AFTER THIS OFFERING
                            ---------------------------  ------------------ ---------------------------
NAME OF OWNER                  NUMBER       PERCENTAGE          NUMBER           NUMBER       PERCENTAGE
-------------              ------------ -------------  ------------------ ------------ -------------
Trust established for the
  benefit of certain male
  descendants of Herman D.
  Steiner(2)(3)(4) .......    4,269,240        67.0%          3,604,383          664,857          9.2%

Clive E. Warshaw(5)  .....    2,102,760        33.0%              --           2,102,760         29.2%

--------
(1) Excludes a total of 287,054 shares issuable upon exercise of options granted to Mr. Warshaw and four other executive officers of the Company, including Michele Steiner Warshaw, who is the wife of Mr. Warshaw, under the Share Option Plan, none of which options are exercisable within 60 days after the date of this Prospectus.

(2) No shares would be owned after this offering if the Underwriters' over-allotment option were exercised in full.

(3) The Trust is the Selling Shareholder in this Prospectus. The trustees of the Trust are Nicolas D. Steiner and Giselle M. Pyfrom. Mr. Steiner, also a member of the class of beneficiaries of the Trust, is a shareholder and the former senior officer of the land-based operations of Steiner Group and the brother of Michele Steiner Warshaw, the Senior Vice President--Development and a director of the Company. Ms. Pyfrom is a partner in the law firm of Harry B. Sands & Company, Nassau, Bahamas. That law firm has provided and currently provides legal services to the Company and the Trust. The class of beneficiaries of the trust also includes Francis D. Steiner (the brother of Mr. Steiner and Ms. Warshaw), a director of an indirect subsidiary of the Company the primary function of which is to hold the Royal Warrants, and a shareholder and director of Steiner Group; the son of Mr. and Ms. Warshaw, a former employee of Steiner Group; and the son of Nicolas D. Steiner, formerly a director of certain affiliates of Steiner Group and formerly a director of and a consultant to Elemis.

(4) The Trust has agreed to pay the Additional Debt out of the proceeds it receives from the sale of its Common Shares hereunder in order to effect a release of the lien securing such debt. The Trust also has agreed to pay certain of the expenses of this offering. See "Certain Transactions."

(5) Mr. Warshaw is the Chairman of the Board and Chief Executive Officer of the Company.

                        DESCRIPTION OF CAPITAL SHARES

   THE FOLLOWING CONTAINS A SUMMARY OF THE MATERIAL PROVISIONS OF THE COMPANY'S AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION ("MEMORANDUM") AND AMENDED AND RESTATED ARTICLES OF ASSOCIATION (THE "ARTICLES") AND THE IBC ACT. SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH DOCUMENTS, WHICH HAVE BEEN FILED AS EXHIBITS TO THE COMPANY'S REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART AND THE IBC ACT.

GENERAL

   The Memorandum provides that the authorized share capital of the Company consists of 20,000,000 Common Shares, par value (U.S.) $.01 per share, 7,200,000 shares of which will be outstanding upon the closing of this offering, and 10,000,000 Preferred Shares issuable in series, none of which will be outstanding at such time. Any amendment to the Memorandum, other than to divide shares of the Company into a larger number or combine them into a smaller number, must be approved by a majority of the shareholders of the Company.

COMMON SHARES

   Holders of the Common Shares (referred to as "members" in the IBC Act) are entitled to cast one vote for each Common Share held of record on all matters to be acted upon by the shareholders. There are no cumulative voting rights. Holders of the Common Shares have no preemptive, subscription, redemption or conversion rights. All outstanding Common Shares are, and the Common Shares offered hereby, when issued and paid for will be, fully paid and non-assessable. Holders of the Common Shares are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the rights of any holders of Preferred Shares. Dividends and other distributions from a Bahamian IBC such as the Company are not subject to approval by the Central Bank of the Bahamas. The exemption from such approval requirement expires in 2015. Non-Bahamian holders of Common Shares are not subject to any Bahamian foreign exchange controls or other restrictions affecting an investment in the Common Shares. In the event of liquidation, dissolution or winding up of the Company, holders of Common Shares are entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of any holders of Preferred Shares.

   Shareholders who are non-Bahamian and not of permanent resident status in The Bahamas are not subject to any limitations with respect to their rights to hold or vote the Common Shares under Bahamian law or the Company's Memorandum or Articles.

DISSENTERS' RIGHTS

   Under the IBC Act, a holder of Common Shares is entitled to payment of the fair value of such shares upon dissenting from certain proposed actions by the Company, including mergers (under certain circumstances), consolidations, dispositions of more than 50% of the Company's assets (other than in the ordinary course of business) and certain other transactions. In order to exercise such right, the shareholder is required to give the Company notice of the objection and, upon a vote in favor of the transaction in question, the shareholder would be entitled to receive an amount equal to the fair value of such shareholder's shares.

PREFERRED SHARES

   The Company's Board of Directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series, any or all of the 10,000,000 authorized, but unissued, Preferred Shares. Any such series will have such voting, dividend, liquidation, conversion or other designations, preferences and relative rights, if any, and the qualifications, limitations or restrictions thereof, as the Board may fix by resolution. The Board of Directors can issue Preferred Shares with voting and conversion rights that could affect the voting power of the holders of Common Shares and that could, among other things, decrease the market price for the Common Shares in any market that may develop for such shares or render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. The Board of Directors has no present plan to issue Preferred Shares.

CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF ASSOCIATION

   A number of provisions of the Company's Articles concern matters of corporate governance and the rights of shareholders. The provisions described below as well as the ability of the Board of Directors to issue Preferred Shares and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain shareholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Company's Common Shares, which may result from actual or rumored takeover attempts, may be inhibited. Certain of these provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders, even if such removal or assumption would be beneficial to shareholders of the Company. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of shareholders, and could potentially depress the price of the Common Shares in any market that may develop therefor.

   CLASSIFICATION OF THE BOARD OF DIRECTORS; FILLING VACANCIES; NUMBER OF DIRECTORS. The Articles provide for the Board of Directors to be divided into three classes, as nearly equal in size as possible, serving staggered three-year terms. The term of office of the Class I directors will expire at the 1997 annual meeting of shareholders; the term of office of the Class II directors will expire at the 1998 annual meeting of shareholders; and the term of office of the Class III directors will expire at the 1999 annual meeting of shareholders. At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three-year term, and the directors in the other two classes will continue in office. Because holders of Common Shares will have no right to cumulative voting for the election of directors at annual meetings of shareholders, the holders of a majority of the Common Shares will be able to elect all of the successors of the class of directors whose term expires at that meeting. The staggered term for directors may affect the shareholders' ability to change control of the Company even if a change in control were in the shareholders' interest.

   Under the Articles, any vacancy in the Board of Directors, including any vacancies resulting from an increase in the number of directors, shall be filled by the vote of a majority of the remaining directors.

   The Articles currently provide for a Board of Directors of up to seven members.

   REMOVAL OF DIRECTORS. Subject to any rights of the holders of Preferred Shares, if and when issued, to elect directors and to remove any director whom the holders of any such shares had the right to elect, a director of the Company may be removed from office only (i) with or without cause by vote of a majority of the directors then in office or (ii) with cause and by the affirmative vote of a majority of the total votes which would be eligible to be cast by shareholders in the election of such director.

   MEETINGS OF SHAREHOLDERS. Under the IBC Act, meetings of shareholders may be called by the Board of Directors and are required to be called upon the request of a majority of the shareholders. Under the Articles, not less than 10 days' notice of any special meeting called by the Board of Directors must be provided to shareholders; PROVIDED, HOWEVER, that the inadvertent failure of the Board of Directors to give notice or the non-receipt of notice by a shareholder entitled to receive notice will not invalidate the proceedings of such meeting. Furthermore, under the IBC Act, if holders of 90% of the (i) total number of shares entitled to vote at a meeting or (ii) votes of each class or series of shares entitled to vote, together with a majority of the remaining votes, waive notice of, or attend the meeting, a failure to give notice does not invalidate the meeting. The Company is required to cause notice of a special meeting duly called by shareholders to be given within 45 days after the request for such meeting was received by the Company. The Articles provide that only those matters set forth in the notice of a special meeting may be considered or acted upon at that meeting unless otherwise required by law. In addition, the Articles set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a shareholder wishes to propose for consideration at an annual meeting of shareholders. Among other things, such notice must include a description of the proposal, the reasons therefor and other specified matters.

   SALE, LEASE OR EXCHANGE OF ASSETS; MERGER. The Articles provide that if a sale, lease, exchange or other transfer of all or substantially all of the Company's assets or a merger or consolidation involving the Company is approved in advance by the Board of Directors, such transaction may be approved by the affirmative vote of a majority of the outstanding shares entitled to vote thereon. If such prior Board approval is not obtained, the affirmative vote of 66 2/3 % of the outstanding shares is required to approve such transaction.

   AMENDMENT OF THE ARTICLES. Amendment of the Articles, or repeal of any portion thereof, including with respect to the provisions described above, may only be effected by (i) the Board of Directors or (ii) holders of at least 66 2/3 % of each class or series of outstanding shares entitled to vote thereon (including the Common Shares).

   NO ACTION BY WRITTEN CONSENT. Under the Articles, shareholders may not take any action by written consent.

   INDEMNIFICATION AND LIMITATION OF LIABILITY. The Articles provide that the directors and officers of the Company, as well as certain other individuals, shall be indemnified by the Company to the fullest extent authorized by Bahamian law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company or any subsidiary of the Company. Under current law, such indemnification would only be available if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that the conduct was unlawful. The Articles also provide that the right of directors and officers to indemnification is not exclusive of any other right to which such directors or officers may be entitled under any law, agreement, vote of shareholders or directors or otherwise. The Articles contain a provision that eliminates the liability of directors of the Company in connection with the performance of their duties as directors, provided that a director has acted honestly and in good faith with a view to the best interests of the Company and has exercised the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Such provision may reduce the likelihood of litigation against directors and may discourage or deter shareholders or management from suing directors for breach of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its shareholders. However, the inclusion of such provisions in the Articles, together with the provision requiring the Company to indemnify its directors, officers and certain other individuals against certain liabilities, is intended to enable the Company to attract qualified persons to serve as directors who might otherwise be reluctant to do so. The Company has purchased insurance on behalf of directors and officers of the Company against certain liabilities that may be asserted against any such persons in such capacities.

   BUSINESS COMBINATION PROVISION. The Articles, in a provision designed to impede hostile takeovers, prohibits the Company from engaging in a "business combination" with a person or associate of such person who is an "interested shareholder" for a period of three years from the date of the transaction in which the person became an interested shareholder, unless (i) prior to the date at which the person becomes an interested shareholder, the Board of Directors approves such transaction or business combination; (ii) the shareholder acquires at least 85% of the outstanding voting shares of the Company (excluding shares held by directors who are officers or held in certain employee share plans) upon consummation of such transaction; or (iii) the business combination is approved by the Board of

Directors and by 66 2/3 % of the outstanding voting shares of the Company (excluding shares held by the interested shareholder) at a meeting of shareholders. A "business combination" includes (i) any merger or consolidation involving the Company and the interested shareholder; (ii) any sale, transfer, pledge or other disposition of ten percent or more of the assets of the Company involving the interested shareholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the Company of any shares of the Company to the interested shareholder;
(iv) any transaction involving the Company that has the effect of increasing the proportionate share of the shares of any class or series of the Company beneficially owned by the interested shareholder; or (v) the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Company. An "interested shareholder" is a person who is (i) the owner of 15% or more of the outstanding voting shares of the Company or (ii) an affiliate or associate of the Company and was the owner of 15% or more of the outstanding voting shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested shareholder. Under the Articles, Mr. Warshaw is excluded from the definition of "interested shareholder."

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for the Common Shares is American Stock Transfer and Trust Company.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has not been any public market for the Common Shares of the Company. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Shares of the Company in the public market after the restrictions described below lapse, or the perception that such sales could occur, could adversely affect the market price of the Common Shares.

   Upon completion of this offering, the Company will have outstanding 7,200,000 Common Shares. Of these shares, all of the 4,432,383 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined under the Securities Act. The remaining 2,767,617 Common Shares which are held by the Selling Shareholder and Clive
E. Warshaw, the Chairman of the Board and Chief Executive Officer, are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Those restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which is summarized below.

   The Selling Shareholder, Mr. Warshaw and the other directors and officers of the Company have agreed not to offer, sell or otherwise dispose of any of the restricted shares for a period of 180 days after the date of this Prospectus (the "Lock-up Period") without the prior written consent of Furman Selz LLC, except for shares offered in this offering pursuant to the Underwriting Agreement. Furman Selz LLC may remove such restriction with respect to any of such Common Shares in its discretion. See "Underwriting." Following the Lock-up Period, the shares subject to the Lock-up Period will be eligible for sale in the public market, subject to the conditions and restrictions of Rule 144.

   In general, under Rule 144, as currently in effect, after two years have elapsed since the later of the date of acquisition of restricted shares from the Company or from an affiliate of the Company, the acquirer or subsequent holder will be entitled to sell in any three-month period the number of shares that does not exceed the greater of (i) 1% of the then outstanding number of Common Shares or (ii) the average weekly trading volume of the Common Shares during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. The Commission has proposed certain amendments to Rule 144 which would reduce the requisite holding period from two years to one year. Sales pursuant to Rule 144 also are subject to certain other requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months immediately preceding a sale of restricted securities is entitled to sell the securities pursuant to Rule 144(k) without regard to the volume limitations described above, provided that three years have expired since the later of the date on which such restricted shares were first acquired from the Company or from an affiliate of the Company. As of the closing of this offering, Mr. Warshaw will be deemed to be an affiliate, and the Selling Shareholder could be deemed to be an affiliate for purposes of 144(k).

   The Company has granted options to purchase a total of 316,054 Common Shares to certain officers of the Company, pursuant to the Share Option Plan. One third of those options vest in each of the next three years. The Company also has granted to Alan Lipkowitz, a consultant to the Company, options to purchase a total of 25,000 Common Shares, which options vest in full upon such grant. An additional 378,946 shares are reserved for future grant under that plan. In addition, the Company intends to grant, pursuant to the Directors' Share Plan, Common Shares to each of the initial Non-Employee Directors of the Company. A total of 75,000 Common Shares are reserved for future issuance under the Directors' Share Plan.

   Following the closing of this offering, the Company intends to file a registration statement on Form S-8 under the Securities Act to register Common Shares issuable upon the exercise of share options granted under the Share Option Plan and shares that may be granted under the Share Option Plan and may file such registration statement to register shares issuable to directors of the Company under the Directors' Share Plan, thus permitting the resale of such Common Shares by non-affiliates in the public market without restriction under the Securities Act.

                                   TAXATION

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is the opinion of Kelley Drye & Warren LLP, a partnership including professional associations, with respect to material United States federal income tax ("Tax") consequences to a United States Holder (as defined below) of the ownership of Common Shares, subject to the limitations described below. This opinion relies on certain factual representations made by the Company. This opinion is based on the Code, Treasury Regulations issued or proposed thereunder, and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to change at any time, possibly with retroactive effect, or to different interpretations.

   The following discussion is not intended to be a complete analysis of all potential Tax consequences to United States Holders, nor does it consider the effect of any foreign, state, local or other tax laws. This discussion applies only to United States Holders who hold Common Shares as "capital assets" within the meaning of Code section 1221. The discussion does not address the Tax considerations relevant to the Company or those Tax considerations that depend upon the facts and circumstances specific to any particular United States Holder. Certain types of holders, including insurance companies, financial institutions, individual retirement and other tax deferred accounts, tax-exempt entities and dealers in securities, may be subject to special Tax rules not discussed below, and the Tax consequences to them may differ significantly from those summarized below.

   PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING AND DISPOSING OF COMMON SHARES, AS WELL AS ANY TAX CONSEQUENCES TO THEM UNDER ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

   For purposes of this discussion a "United States Holder" means a beneficial owner of Common Shares that is an individual citizen or resident of the United States, a corporation or partnership organized under the laws of the United States or of any state or political subdivision thereof, an estate, trust or other person or entity the income of which is includible in gross income for Tax purposes regardless of its source, or any other holder who is subject to Tax on a net income basis with respect to the Common Shares.

DIVIDENDS

   Subject to the discussion below, a distribution on Common Shares paid to a United States Holder will be taxed as ordinary dividend income to the extent such distribution is paid from the Company's current or accumulated earnings and profits, as calculated under the Tax laws. Distributions in excess of the Company's current or accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of the United States Holder's Tax basis in his, her or its Common Shares and then as capital gain. Dividends paid by the Company generally will not be eligible for the dividends received deduction generally available to certain United States corporate shareholders under Code sections 243 and 245.

SALE OR EXCHANGE OF COMMON SHARES

   Subject to the discussion below, any gain or loss on the sale or exchange of Common Shares by a United States Holder will be capital gain or loss. If the United States Holder has held the Common Shares for more than one year at the time of sale or exchange, such gain or loss will be long-term capital gain or loss.

PASSIVE FOREIGN INVESTMENT COMPANY

   A foreign corporation generally is treated as a passive foreign investment company ("PFIC") if, after applying certain "look-through" rules, either (i) 75% or more of its gross income is passive income or (ii) 50% or more of the average value of its assets is attributable to assets that produce or are held to produce passive income. Passive income for this purpose generally includes dividends, interest, rents, royalties and gains from securities and commodities transactions. Under the look-through rules, a foreign corporation that directly or indirectly owns at least 25%, by value, of the stock of another corporation (a "subsidiary") treats its proportionate share of the subsidiary's assets and income as held or received directly by the foreign corporation.

   The Company expects that less than 75% of its annual gross income will be passive income and less than 50% of the value of its assets will be passive assets, based on application of the look-through rules, the nature of the current income and assets of the Company and its subsidiaries and the manner in which the Company and its subsidiaries are anticipated to conduct their businesses in the future. In that event, the Company would not be a PFIC. The Company further believes that it has not been a PFIC prior to this offering. However, there can be no assurance that the Company will not be treated as a PFIC because of unanticipated changes in the nature of its income or assets in the future.

   If the Company were to be treated as a PFIC, certain portions of distributions made by the Company to United States Holders and any gain realized by a United States Holder on the disposition of Common Shares would be treated as "excess distributions" which must be ratably allocated to each day the United States Holder held the Common Shares. The portion of the excess distribution allocated to the year in which the excess distribution occurs and to periods prior to the first taxable year of the Company in which it became a PFIC would be taxed as ordinary income. The portion of the excess distribution allocated to prior taxable years in which the Company was a PFIC would be taxed at the highest rate in effect for each year to which such portion is allocated, and the amount of tax so calculated would be subject to an interest charge as if it were an underpayment of tax for the year to which that portion of the excess distribution was allocated.

   A United States Holder could avoid the above tax treatment by electing to include annually in gross income his, her or its proportionate share of the Company's ordinary earnings and net capital gain for the year, whether or not such amounts are actually distributed. By making this "Qualified Electing Fund" election ("QEF Election"), a United States Holder could further elect to defer paying the tax liability resulting from the QEF Election until the Company actually distributes the amounts already included in income, but would be required to pay interest on the deferred tax liability until it is actually paid.

CONTROLLED FOREIGN CORPORATION

   A foreign corporation generally is treated as a controlled foreign corporation ("CFC") if more than 50% of its outstanding shares (by vote or value) are owned, directly, indirectly or constructively, by United States shareholders who each own, directly, indirectly or constructively, 10% or more of the corporation's voting power ("10% Shareholders") on any day during the corporation's taxable year.

   Based on the expected size and distribution of Common Shares in this offering and the continuing ownership of Common Shares by Mr. Warshaw following the closing of this offering, the Company considers it unlikely that more than 50% of its outstanding shares will be owned, immediately after this offering, by such 10% Shareholders. In that case the Company would not be a CFC immediately after this offering. However, no assurance can be given that the Company will not be a CFC immediately after this offering or that it will not become a CFC as a result of future changes in its ownership. If the Company were to be treated as a CFC for an uninterrupted period of 30 days or more during any taxable year, each 10% Shareholder, as of the last day of such taxable year on which the Company was a CFC, would be required to include in taxable income as a constructive dividend his, her or its pro rata share of certain types of undistributed income of the Company. United States Holders who are not 10% Shareholders would not suffer any adverse tax consequences if the Company were a CFC.

FOREIGN PERSONAL HOLDING COMPANY

   A foreign corporation generally is treated as a foreign personal holding company ("FPHC") if (i) at any time during the taxable year five or fewer individual citizens or residents of the United States own, directly or indirectly, more than 50% of its outstanding stock (by vote or value) and
(ii) at least 60% (50% for years subsequent to the year in which it becomes a FPHC) of its gross income is "foreign personal holding company income." Foreign personal holding company income generally includes dividends, interest, rents, royalties and gain from the sale of stock or securities.

   Based on the expected size and distribution of Common Shares in the offering and the continuing ownership of Common Shares by Mr. Warshaw following the closing of this offering, the Company considers it unlikely that immediately after this offering, five or fewer United States citizens or residents who are individuals will own more than 50% of its outstanding shares. In that case the Company would not be a FPHC immediately after this offering. However, no assurance can be given that the Company will not be a FPHC immediately after this offering or that it will not become a FPHC as a result of future changes in its ownership. If the Company were to be treated as a FPHC, each United States Holder, regardless of the percentage of outstanding Common Shares owned, would be required to include in income as a constructive dividend his, her or its pro rata share of the Company's undistributed foreign personal holding company income.

BACKUP WITHHOLDING

   A United States Holder may be subject to backup withholding at a 31% rate on the gross proceeds of the disposition of Common Shares through the United States office of a broker, unless such holder (i) furnishes a correct social security number or other taxpayer identification number ("TIN") certified under penalties of perjury to the person subject to the requirement to backup withhold and complies with other applicable requirements or (ii) establishes that he, she or it comes within a category of recipients exempt from backup withholding, which includes corporations. In addition, the United States Treasury Department is considering extending the backup withholding requirement to certain dividends paid to United States Holders by certain foreign corporations; presently, however, dividends paid by a foreign corporation are not subject to backup withholding. A United States Holder that does not properly provide its TIN may be subject to penalties. If backup withholding applies, the amount withheld is not an additional tax, but is credited against the holder's Tax liability, provided the required information is furnished to the Service.

FORM 5471

   Any United States Holder who owns 5% or more in value of the shares of the Company may be required to file IRS Form 5471 with the Service to report certain acquisitions or dispositions of shares of the Company. Annual filing of IRS Form 5471 would be required of any United States Holder (i) owning, directly or indirectly, 10% or more in value of the shares of the Company, if the Company were treated as a FPHC; (ii) treated as a 10% Shareholder of the Company, if the Company were characterized as a CFC for an uninterrupted period of 50 days or more during the taxable year; or (iii) owning more than 50% of the voting power or value of the outstanding shares of the Company.

CERTAIN BAHAMIAN AND OTHER TAX CONSIDERATIONS

   The following is the opinion of Harry B. Sands & Company, Bahamian counsel to the Company, with respect to the material Bahamian tax matters as they may relate to the Company and the holders of the Common Shares of the Company, subject to the limitations described below. The discussion is not exhaustive and is based on Bahamian law currently in effect.

   The Bahamas does not impose any income, capital gains or withholding taxes. Neither the Company nor its Bahamian subsidiaries will be subject to income tax in The Bahamas on an ongoing basis, and dividends paid on the Common Shares to holders thereof will not be subject to a Bahamian withholding tax. There presently is no tax treaty between The Bahamas and the United States.

   The Company's United Kingdom and United States subsidiaries are subject to taxation in their respective jurisdictions, including withholding tax with respect to any dividends paid to the Company.

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                                 UNDERWRITING

   Each of the Underwriters named below, for which Furman Selz LLC and Raymond James & Associates, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the underwriting agreement by and among the Company, the Selling Shareholder and the Underwriters (the "Underwriting Agreement"), to purchase from the Company and the Selling Shareholder, and the Company and the Selling Shareholder have agreed to sell to each of the Underwriters, the number of Common Shares indicated below opposite their respective names:

                                                        NUMBER OF
NAME                                                     SHARES
----                                                    ---------
Furman Selz LLC ....................................    1,441,383
Raymond James & Associates, Inc. ...................    1,441,000
Bear, Stearns & Co. Inc. ...........................      100,000
Dillon, Read & Co. Inc. ............................      100,000
Donaldson, Lufkin & Jenrette Securities Corporation       100,000
Goldman, Sachs & Co. ...............................      100,000
Lazard Freres & Co. LLC ............................      100,000
Lehman Brothers ....................................      100,000
Montgomery Securities ..............................      100,000
Oppenheimer & Co., Inc. ............................      100,000
Schroder Wertheim & Co. Inc. .......................      100,000
Brean Murray & Co., Inc. ...........................       50,000
Crowell, Weedon & Co. ..............................       50,000
Dain Bosworth Incorporated .........................       50,000
Dominick & Dominick, Incorporated ..................       50,000
Janney Montgomery Scott Inc. .......................       50,000
Ladenburg, Thalmann & Co. Inc. .....................       50,000
Legg Mason Wood Walker, Incorporated ...............       50,000
McDonald & Company Securities, Inc. ................       50,000
Pennsylvania Merchant Group LTD ....................       50,000
Piper Jaffray Inc. .................................       50,000
The Robinson-Humphrey Company, Inc. ................       50,000
The Seidler Companies Incorporated .................       50,000
Tucker Anthony Inc. ................................       50,000
                                                      ------------
  Total ............................................    4,432,383
                                                      ============

   The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Common Shares listed above are subject to certain conditions precedent, including the approval of certain legal matters by counsel. The Underwriting Agreement also provides that the Underwriters are committed to purchase all of the Common Shares offered hereby, if any are purchased.

   The Representatives have advised the Company and the Selling Shareholder that the Underwriters propose to offer the Common Shares to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $0.55 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the initial public offering of the Common Shares, the public offering price and other selling terms may be changed by the Representatives.

   The Selling Shareholder has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 664,857 additional Common Shares at the public offering price set forth on the cover page this Prospectus, less underwriting discounts and commissions. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase a number of additional Common

Shares as is proportionate to such Underwriter's initial commitment to purchase shares from the Company and the Selling Shareholder. The
Underwriters may exercise such option solely to cover over-allotments, if any, incurred in connection with the sale of the Common Shares offered hereby.

   The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

   Clive E. Warshaw, the Chairman of the Board and Chief Executive Officer, and the Selling Shareholder, who immediately following this offering collectively will beneficially own an aggregate of 2,767,617 Common Shares, and the other directors and executive officers of the Company have agreed that, for a period of 180 days from the date of this Prospectus, they will not, directly or indirectly, offer to sell, sell, contract to sell or otherwise sell or dispose of any of their Common Shares or options or warrants to acquire Common Shares without the prior written consent of Furman Selz LLC. The Company also has agreed not to sell any Common Shares for a period of 180 days from the date of this Prospectus without the prior written consent of Furman Selz LLC, except that the Company may, without such consent, grant options or shares pursuant to the Share Option Plan or the Directors' Share Plan.

   The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

   Prior to this offering, there has been no public market for the Common Shares of the Company. There can be no assurance that any active trading market will develop for the Common Shares or as to the price at which the Common Shares may trade in the public market from time to time subsequent to the offering. The price to the public for the Common Shares offered hereby has been determined by negotiations among the Representatives, the Company and the Selling Shareholder and was based, among other matters, upon the following factors: the financial and operating history and condition of the Company; the Company's business and financial prospects; the prospects for the industries in which the Company operates; prevailing market conditions; the present stage of the Company's development; the Representatives' assessment of the Company's management team; and the recent market prices of securities of companies in businesses similar to that of the Company.

                                LEGAL MATTERS

   The validity of the Common Shares offered hereby will be passed upon for the Company and the Selling Shareholder by Harry B. Sands & Company, Nassau, The Bahamas, Bahamian Counsel to the Company. Giselle M. Pyfrom, a trustee of the Selling Shareholder, is a partner of Harry B. Sands & Company. Certain legal matters in connection with this offering will be passed upon for the Company by Kelley Drye & Warren LLP, a limited liability partnership including professional associations, New York, New York and Miami, Florida. Certain legal matters in connection with this offering with respect to English law will be passed upon for the Company by Avery, Midgen & Co., London, England. Certain legal matters will be passed upon for the Underwriters by Fulbright & Jaworski L.L.P., New York, New York.

                                   EXPERTS

   The financial statements included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

   The Company has filed with the Commission a Registration Statement (which term shall include all amendments thereto) on Form F-1 under the Securities Act with respect to the Common Shares being offered hereby. This Prospectus does not contain all of the information set forth in the Registration

Statement, certain items of which are contained in the exhibits thereto. For further information with respect to the Company and the Common Shares reference is made to such Registration Statement and exhibits. Statements made in this Prospectus concerning the contents of any documents referred to hereby are not necessarily complete and in each instance reference is hereby made to the copy of such document filed with the Commission as an exhibit to the Registration Statement.

   Copies of the Registration Statement and exhibits may be inspected without charge, at the principal office of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048, and the Chicago Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, or may be obtained upon payment of certain fees prescribed by the Commission from the Public Reference Section of the Commission at its principal office.

   As a result of this offering, the Company will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file with the Commission all reports, proxy statements and other information required thereby.

   The Company intends to furnish its shareholders with annual reports containing audited financial statements and an opinion thereon expressed by independent certified public accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. Such audited financial statements and unaudited quarterly financial information will be prepared in accordance with generally accepted accounting principles in the United States.

                   STEINER LEISURE LIMITED AND SUBSIDIARIES
                        INDEX TO FINANCIAL STATEMENTS

                                                                                                    PAGE
                                                                                                 ---------
STEINER LEISURE LIMITED AND SUBSIDIARIES:

Report of Independent Certified Public Accountants ............................................      F-2

Consolidated Balance Sheets as of December 31, 1994 and 1995
  and September 30, 1996 (unaudited) ..........................................................      F-3

Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and
  the nine months ended September 30, 1995 and 1996 (unaudited) ...............................      F-4

Consolidated Statements of Shareholders' Equity for the years ended December 31, 1993, 1994
  and 1995 and the nine months ended September 30, 1996 (unaudited) ...........................      F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and
  the nine months ended September 30, 1995 and 1996 (unaudited) ...............................      F-6

Notes to Consolidated Financial Statements ....................................................      F-7

COIFFEUR TRANSOCEAN (OVERSEAS), INC. AND SUBSIDIARY:

  Report of Independent Certified Public Accountants ..........................................     F-17

Consolidated Balance Sheets as of December 31, 1993 and May 31, 1994 ..........................     F-18

Consolidated Statements of Operations for the year ended December 31, 1993
  and five month period ended May 31, 1994 ....................................................     F-19

Consolidated Statements of Shareholders' Equity for the year ended December 31, 1993 and five
  month period ended May 31, 1994 .............................................................     F-20

Consolidated Statements of Cash Flows for the year ended December 31, 1993 and
  five month period ended May 31, 1994 ........................................................     F-21

Notes to Consolidated Financial Statements ....................................................     F-22

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Steiner Leisure Limited and Subsidiaries:

   We have audited the accompanying consolidated balance sheets of Steiner Leisure Limited (a Bahamian international business company) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Steiner Leisure Limited and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Miami, Florida,
 March 29, 1996.

                   STEINER LEISURE LIMITED AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                           -----------------------------     SEPTEMBER 30,
                                                               1994             1995              1996
                                                           -------------     -----------     ------------
                          ASSETS                                                              (UNAUDITED)
CURRENT ASSETS:
 Cash and cash equivalents ..............................    $ 1,420,000     $ 1,397,000      $ 1,767,000
 Accounts receivable ....................................      3,373,000       2,362,000        2,199,000
 Inventories ............................................      2,853,000       2,603,000        4,893,000
 Other current assets ...................................        567,000         344,000          380,000
                                                           -------------- --------------  ----------------
   Total current assets .................................      8,213,000       6,706,000        9,239,000
PROPERTY AND EQUIPMENT, net of accumulated depreciation
  and amortization of $1,192,000 in 1994, $1,389,000 in
  1995 and $1,915,000 (unaudited) at
  September 30, 1996 ....................................      2,362,000       2,258,000        2,154,000
DUE FROM RELATED PARTIES ................................         --             402,000        2,889,000
INTANGIBLE ASSETS, net of accumulated amortization of
  $1,264,000 in 1994, $3,556,000 in 1995 and $5,380,000
  (unaudited) at September 30, 1996 .....................      5,539,000       3,571,000        1,723,000
OTHER ASSETS ............................................        116,000         383,000        1,553,000
                                                           -------------- --------------  ----------------
   Total assets .........................................    $16,230,000     $13,320,000      $17,558,000
                                                           ==============  ==============   ================
           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable .......................................    $ 1,905,000     $ 1,211,000      $ 2,247,000
 Accrued expenses .......................................      1,818,000       2,432,000        3,531,000
 Current portion of capital lease obligations  ..........         70,000          59,000           53,000
 Current maturities of long-term debt ...................      2,255,000       2,091,000        2,383,000
 Due to related parties .................................        156,000         891,000           --
                                                           -------------- --------------  ----------------
   Total current liabilities ............................      6,204,000       6,684,000        8,214,000
                                                           -------------- --------------  ----------------
CAPITAL LEASE OBLIGATIONS, net of current portion  ......        101,000          42,000           53,000
                                                           -------------- --------------  ----------------
LONG-TERM DEBT, net of current portion ..................      4,775,000       3,020,000        1,481,000
                                                           -------------- --------------  ----------------
COMMITMENTS (Note 8)
SHAREHOLDERS' EQUITY:
 Preferred stock, $.01 par value; 10,000,000 shares
   authorized, none issued and outstanding ..............         --             --              --
 Capital stock, $.01 par value; 20,000,000 shares
   authorized, 6,372,000 issued and outstanding .........         63,720          63,720           63,720
 Subscription receivable ................................           (100)           (100)          --
 Additional paid-in capital .............................        504,380         723,380          723,280
 Foreign currency translation adjustment ................        106,000          --              --
 Retained earnings/divisional equity ....................      4,476,000       2,787,000        7,023,000
                                                           -------------- --------------  ----------------
   Total shareholders' equity ...........................      5,150,000       3,574,000        7,810,000
                                                           -------------- --------------  ----------------
   Total liabilities and shareholders' equity  ..........    $16,230,000     $13,320,000      $17,558,000
                                                           ==============  ==============   ================

         The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                   STEINER LEISURE LIMITED AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                    YEAR ENDED DECEMBER 31,
                                ------------------------------
                                     1993            1994
                                -------------- --------------

REVENUES:
 Service .....................    $11,171,000     $25,310,000
 Product .....................      8,779,000      14,340,000
                                -------------- --------------
  Total revenues .............     19,950,000      39,650,000
                                -------------- --------------
COST OF SALES:
   Cost of service ...........      9,633,000      21,324,000
 Cost of product .............      6,663,000      11,867,000
                                -------------- --------------
  Total cost of sales ........     16,296,000      33,191,000
                                -------------- --------------
  Gross profit ...............      3,654,000       6,459,000
                                -------------- --------------
OPERATING EXPENSES:
   Administrative ............        897,000       1,874,000
 Salary and payroll taxes  ...      1,122,000       1,785,000
 Amortization of intangibles           --           1,264,000
                                -------------- --------------
  Total operating expenses  ..      2,019,000       4,923,000
                                -------------- --------------
  Income from operations  ....      1,635,000       1,536,000
                                -------------- --------------
OTHER INCOME (EXPENSE):
   Interest income ...........         --              27,000
 Interest expense ............       (100,000)       (332,000)
                                -------------- --------------
  Total other income
    (expense) ................       (100,000)       (305,000)
                                -------------- --------------
  Income before provision for
    income taxes .............      1,535,000       1,231,000
PROVISION FOR INCOME TAXES  ..        499,000         910,000
                                -------------- --------------
  Net income (loss) ..........    $ 1,036,000     $   321,000
                                ==============  ==============
NET INCOME (LOSS) PER SHARE  .    $      0.16     $      0.05
                                ==============  ==============
WEIGHTED AVERAGE SHARES
  OUTSTANDING ................      6,372,000       6,372,000
                                ==============  ==============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                      NINE MONTHS ENDED
                                                        SEPTEMBER 30,
                                -------------- ------------------------------
                                     1995            1995             1996
                                -------------- --------------  --------------
                                                          (UNAUDITED)
REVENUES:
 Service .....................    $35,764,000     $26,362,000     $32,098,000
 Product .....................     18,648,000      13,899,000      19,293,000
                                -------------- --------------  --------------
  Total revenues .............     54,412,000      40,261,000      51,391,000
                                -------------- --------------  --------------
COST OF SALES:
   Cost of service ...........     29,623,000      21,984,000      24,537,000
 Cost of product .............     16,309,000      11,467,000      14,092,000
                                -------------- --------------  --------------
  Total cost of sales ........     45,932,000      33,451,000      38,629,000
                                -------------- --------------  --------------
  Gross profit ...............      8,480,000       6,810,000      12,762,000
                                -------------- --------------  --------------
OPERATING EXPENSES:
   Administrative ............      3,100,000       2,267,000       2,249,000
 Salary and payroll taxes  ...      1,925,000       1,579,000       2,805,000
 Amortization of intangibles        2,292,000       1,719,000       1,858,000
                                -------------- --------------  --------------
  Total operating expenses  ..      7,317,000       5,565,000       6,912,000
                                -------------- --------------  --------------
  Income from operations  ....      1,163,000       1,245,000       5,850,000
                                -------------- --------------  --------------
OTHER INCOME (EXPENSE):
   Interest income ...........         43,000          25,000          50,000
 Interest expense ............       (413,000)       (322,000)       (252,000)
                                -------------- --------------  --------------
  Total other income
    (expense) ................       (370,000)       (297,000)       (202,000)
                                -------------- --------------  --------------
  Income before provision for
    income taxes .............        793,000         948,000       5,648,000
PROVISION FOR INCOME TAXES  ..      1,356,000       1,058,000       1,412,000
                                -------------- --------------  --------------

                                F-4

                                                       NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                -------------- ------------------------------
                                     1995            1995             1996
                                -------------- --------------  --------------
                                                          (UNAUDITED)
  Net income (loss) ..........    $ (563,000)     $ (110,000)      $4,236,000
                                ==============  ==============   ==============
NET INCOME (LOSS) PER SHARE  .    $    (0.09)     $    (0.02)      $     0.66
                                ==============  ==============   ==============
WEIGHTED AVERAGE SHARES
  OUTSTANDING ................     6,372,000       6,372,000        6,372,000
                                ==============  ==============   ==============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                   STEINER LEISURE LIMITED AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                               ADDITIONAL
                                                   CAPITAL       PAID-IN
                                      SHARES        STOCK        CAPITAL
                                   ------------ ----------  -------------
BALANCE, December 31, 1992  .....    6,372,000     $63,720      $(63,620)
 Net income .....................        --          --          --
 Divisional transfers ...........        --          --          --
 Foreign currency translation
   adjustment ...................        --          --          --
                                   ------------ ----------  -------------
BALANCE, December 31, 1993  .....    6,372,000      63,720       (63,620)
 Net income .....................        --          --          --
 Contribution from Steiner Group
   Limited ......................        --          --          568,000
 Divisional transfers ...........        --          --          --
 Foreign currency translation
   adjustment ...................        --          --          --
                                   ------------ ----------  -------------
BALANCE, December 31, 1994  .....    6,372,000      63,720       504,380
 Net loss .......................        --          --          --
 Contribution from shareholder  .        --          --          219,000
 Divisional transfers ...........        --          --          --
 Foreign currency translation
   adjustment ...................        --          --          --
                                   ------------ ----------  -------------
BALANCE, December 31, 1995  .....    6,372,000      63,720       723,380
 Net income (unaudited) .........        --          --          --
 Collection of subscription
   receivable (unaudited) .......        --          --             (100)
                                   ------------ ----------  -------------
BALANCE,
  September 30, 1996 (unaudited)     6,372,000     $63,720      $723,280
                                   ============  ==========   =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                        FOREIGN         RETAINED
                                                       CURRENCY        EARNINGS/
                                     SUBSCRIPTION     TRANSLATION      DIVISIONAL
                                      RECEIVABLE      ADJUSTMENT         EQUITY          TOTAL
                                   --------------- --------------  -------------- --------------
BALANCE, December 31, 1992  .....       $(100)         $ --         $ 1,675,000     $ 1,675,000
 Net income .....................         --             --           1,036,000       1,036,000
 Divisional transfers ...........         --             --            (275,000)       (275,000)
 Foreign currency translation
   adjustment ...................         --           (32,000)           --            (32,000)
                                   --------------- --------------  -------------- --------------
BALANCE, December 31, 1993  .....        (100)         (32,000)       2,436,000       2,404,000
 Net income .....................         --             --             321,000         321,000
 Contribution from Steiner Group
   Limited ......................         --             --              --             568,000
 Divisional transfers ...........         --             --           1,719,000       1,719,000
 Foreign currency translation
   adjustment ...................         --           138,000            --            138,000
                                   --------------- --------------  -------------- --------------
BALANCE, December 31, 1994  .....        (100)         106,000        4,476,000       5,150,000
 Net loss .......................         --             --            (563,000)       (563,000)
 Contribution from shareholder  .         --             --              --             219,000
 Divisional transfers ...........         --             --          (1,126,000)     (1,126,000)
 Foreign currency translation
   adjustment ...................         --          (106,000)           --           (106,000)
                                   --------------- --------------  -------------- --------------
BALANCE, December 31, 1995  .....        (100)           --           2,787,000       3,574,000
 Net income (unaudited) .........         --             --           4,236,000       4,236,000
 Collection of subscription
   receivable (unaudited) .......         100            --              --             --
                                   --------------- --------------  -------------- --------------
BALANCE,
  September 30, 1996 (unaudited)         $--           $ --         $ 7,023,000     $ 7,810,000
                                   ===============  ==============   ==============  ==============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                   STEINER LEISURE LIMITED AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                         1993            1994
                                                    -------------- --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss) .............................    $ 1,036,000     $   321,000
 Adjustments to reconcile net income (loss) to
   net cash provided by operating activities--
  Depreciation and amortization ..................        259,000       1,680,000
  Accretion of debt discounts ....................         --             210,000
  Deferred tax benefit ...........................         --             (30,000)
 (Increase) decrease in--
     Accounts receivable .........................       (781,000)     (1,187,000)
  Inventories ....................................       (259,000)       (351,000)
  Other current assets ...........................       (123,000)       (121,000)
  Other assets ...................................         --             (89,000)
 Increase (decrease) in--
     Accounts payable ............................        (58,000)        791,000
  Accrued expenses ...............................         96,000         428,000
                                                    -------------- --------------
    Net cash provided by operating activities  ...        170,000       1,652,000
                                                    -------------- --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures ..........................     (1,434,000)       (223,000)
 Acquisitions, net of cash acquired ..............         --          (5,458,000)
 Advances to related parties .....................         --             --
 Collection of advances to related parties  ......         --             --
                                                    -------------- --------------
    Net cash used in investing activities  .......     (1,434,000)     (5,681,000)
                                                    -------------- --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on capital lease obligations ...........         --             (34,000)
 Borrowings on long-term debt ....................      1,571,000       4,302,000
 Payments on long-term debt ......................         --            (832,000)
 Advances from related parties ...................         --             156,000
 Payments on advances from related parties  ......         --             --
 Transfers (to) from non-maritime operations  ....       (275,000)      1,719,000
                                                    -------------- --------------
    Net cash provided by (used in)
      financing activities .......................      1,296,000       5,311,000
                                                    -------------- --------------
EFFECT OF EXCHANGE RATE CHANGES
  ON CASH ........................................        (32,000)        138,000
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS ....................................         --           1,420,000
CASH AND CASH EQUIVALENTS,
  beginning of period ............................         --             --
                                                    -------------- --------------
CASH AND CASH EQUIVALENTS, end of period  ........    $    --         $ 1,420,000
                                                    ==============  ==============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
   Cash paid during the year for--
      Interest  ..................................    $   100,000     $   139,000
                                                    ==============  ==============
  Income taxes ...................................    $    --         $   823,000
                                                    ==============  ==============
SUPPLEMENTAL DISCLOSURES OF NON-CASH
  TRANSACTIONS--See Notes 1, 9 and 10.


                     (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                    -------------- ------------------------------
                                                         1995            1995             1996
                                                    -------------- --------------  --------------
                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss) .............................    $ (563,000)     $ (110,000)     $ 4,236,000
 Adjustments to reconcile net income (loss) to
   net cash provided by operating activities--
  Depreciation and amortization ..................     2,776,000       2,037,000        2,271,000
  Accretion of debt discounts ....................       304,000         267,000          114,000
  Deferred tax benefit ...........................        --             --              --
 (Increase) decrease in--
     Accounts receivable .........................     1,011,000         343,000        1,520,000
  Inventories ....................................       258,000         (29,000)      (1,726,000)
  Other current assets ...........................       221,000        (449,000)         (36,000)
  Other assets ...................................       (48,000)         82,000       (1,179,000)
 Increase (decrease) in--
     Accounts payable ............................      (694,000)        322,000          432,000
  Accrued expenses ...............................       264,000        (225,000)         159,000
                                                    -------------- --------------  --------------
    Net cash provided by operating activities  ...     3,529,000       2,238,000        5,791,000

                                F-6

                                                                          NINE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                    -------------- ------------------------------
                                                         1995            1995             1996
                                                    -------------- --------------  --------------
                                                                              (UNAUDITED)
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures ..........................       (320,000)       (196,000)         (6,000)
 Acquisitions, net of cash acquired ..............         --              --             105,000
 Advances to related parties .....................       (402,000)         --          (2,689,000)
 Collection of advances to related parties  ......         --              --             202,000
                                                    -------------- --------------  --------------
    Net cash used in investing activities  .......       (722,000)       (196,000)     (2,388,000)
                                                    -------------- --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on capital lease obligations ...........        (70,000)        (58,000)        (37,000)
 Borrowings on long-term debt ....................         --             --             --
 Payments on long-term debt ......................     (2,263,000)     (1,788,000)     (1,904,000)
 Advances from related parties ...................        891,000          --             --
 Payments on advances from related parties  ......       (156,000)       (156,000)     (1,092,000)
 Transfers (to) from non-maritime operations  ....     (1,126,000)       (268,000)         --
                                                    -------------- --------------  --------------
    Net cash provided by (used in)
      financing activities .......................     (2,724,000)     (2,270,000)     (3,033,000)
                                                    -------------- --------------  --------------
EFFECT OF EXCHANGE RATE CHANGES
  ON CASH ........................................       (106,000)         --             --
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS ....................................        (23,000)       (228,000)        370,000
CASH AND CASH EQUIVALENTS,
  beginning of period ............................      1,420,000       1,420,000       1,397,000
                                                    -------------- --------------  --------------
CASH AND CASH EQUIVALENTS, end of period  ........    $ 1,397,000     $ 1,192,000     $ 1,767,000
                                                    ==============  ==============   ==============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
   Cash paid during the year for--
      Interest  ..................................    $   118,000     $   116,000     $   126,000
                                                    ==============  ==============   ==============
  Income taxes ...................................    $ 1,101,000     $   635,000     $   875,000
                                                    ==============  ==============   ==============
SUPPLEMENTAL DISCLOSURES OF NON-CASH
  TRANSACTIONS--See Notes 1, 9 and 10.


The accompanying notes to consolidated financial statements are an integral part of these statements.

                   STEINER LEISURE LIMITED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  ORGANIZATION:

   Steiner Leisure Limited ("SLL") and subsidiaries provide spa services and skin and hair care products to passengers on board cruise ships worldwide. SLL, incorporated in the Bahamas, commenced operations effective November 1995 with the contributions of substantially all of the assets and certain of the liabilities of the Maritime Division of Steiner Group Limited (the "Maritime Division"), a division of a U.K. Company and affiliate of SLL, and all of the outstanding common stock of Coiffeur Transocean (Overseas), Inc. ("CTO"), a Florida corporation and a wholly owned subsidiary of Steiner Group Limited. The contributions of net assets of the Maritime Division and CTO were recorded at historical cost in a manner similar to a pooling of interests. Accordingly, the consolidated financial statements include the operations of the Maritime Division for all periods presented and of CTO for the period since the June 1, 1994 acquisition. See below.

   When used herein, the "Company" refers to SLL, its subsidiaries and its predecessor businesses conducted through the Maritime Division and CTO.

   Effective June 1, 1994, Steiner Group Limited purchased all outstanding stock of CTO for total consideration of $8,500,000 in a transaction accounted for as a purchase as follows:

 PURCHASE PRICE ....................   $8,400,000
Costs of acquisition ..............       100,000
                                     -------------
                                        8,500,000
Fair value of net assets acquired       1,997,000
                                     -------------
Intangible assets .................    $6,503,000
                                     =============

   A portion of the purchase price was financed through a $4,050,000 noninterest bearing note and a noninterest bearing loan from the former shareholder of CTO in the amount of $1,802,000. The difference between the present value of the note and its face value of $568,000 was considered a contribution from Steiner Group Limited to the Company. The difference between the present value of the seller note and its face value is reflected as a reduction of the purchase price. Interest was imputed using the Company's weighted average borrowing rate of 7.5% (see Note 6).

   Additionally, if the gross profits of CTO exceeded $4,246,000 for the years ended December 31, 1994 and 1995, the excess, up to a maximum amount of $300,000, would be paid to CTO's former shareholder. As of December 31, 1995, the maximum amount owed relating to 1994 was paid and the 1995 amount was accrued. In connection with the acquisition, the Company entered into a consulting agreement with the former shareholder. The former shareholder did not exercise control over the day-to-day operations of CTO and "earn-out" payments were required regardless of the former shareholder's continued association with CTO. Accordingly, such payments have been reflected as an increase in the purchase price.

   The intangible assets generated from this acquisition primarily relate to CTO's concession agreements with the cruise lines and the usefulness of the business as a going concern as determined by independent appraisal. The concession agreements do not provide for a right of renewal by CTO. The average remaining life of these assets was approximately three years. As a result, intangible assets are being amortized over a period of three years, the life of the underlying assets.

                   STEINER LEISURE LIMITED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(1) ORGANIZATION:--(CONTINUED)

   On an unaudited pro forma basis, had the acquisition of CTO occurred as of the beginning of the period presented, the Company's results of operations would have been as follows (in thousands):

                                                         1994
                                              --------------------------
                                                             NET INCOME
                                                REVENUES       (LOSS)
                                              ----------- -------------
Historical results .........................    $39,650         $321
CTO, prior to the June 1, 1994 acquisition       10,046          354
Pro forma adjustments ......................       --            113
                                              ----------- -------------
Pro forma ..................................    $49,696         $788
                                              ===========  =============

   Pro forma adjustments represent the impact of goodwill amortization, interest expense, taxes and the elimination of duplicate administrative fees and intercompany management fees.

   For periods prior to October 31, 1995, the accompanying consolidated financial statements have been prepared from the books and records of Steiner Group Limited. Accordingly, the consolidated statements of operations include allocations of expenses which are material in amount. Such expenses include allocations for corporate overhead, payroll, facilities, administration and other overhead which were allocated to the Maritime Division using a proportional cost method of allocation. This method considers the direct amounts of revenue and costs and allocates non-direct costs to the division based on the proportion of divisional direct costs and revenues to total cost and revenues. This method is used when specific identification of expenses is not practicable. Management believes that such allocations are representative of stand-alone expenses based on the Maritime Division's operations. The divisional equity of the Maritime Division reflects transfers of cash to and from the Non-Maritime Division of Steiner Group Limited. These amounts are considered capital contributions or distributions as they are non-interest bearing and were repaid or collected, as the case may be, upon transfer of the net assets to SLL.

   The tax provision for each period prior to October 31, 1995 reflects taxes which would have been applicable to the divisional income if the Maritime Division were a stand alone entity, at an estimated foreign tax rate of 33%. In the opinion of management, the results of operations and cash flows of the Company are properly reflected in the accompanying consolidated financial statements.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  (A)  PRINCIPLES OF CONSOLIDATION-

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  (B) CASH AND CASH EQUIVALENTS-

   For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. At December 31, 1994 and 1995, cash and cash equivalents included interest-bearing deposits of $1,420,000 and $1,397,000, respectively.

                   STEINER LEISURE LIMITED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

  (C)  INVENTORIES-

   Inventories, consisting principally of beauty products, are stated at the lower of cost (first-in, first-out) or market.

  (D)  PROPERTY AND EQUIPMENT-

   Property and equipment are recorded at cost. Depreciation is provided over estimated useful lives of the respective assets on a straight-line basis. Leasehold improvements are amortized on a straight-line basis over periods not exceeding the respective terms of the leases.

  (E) REVENUE RECOGNITION-

   The Company recognizes revenues earned as services are provided and as retail products are sold.

  (F)  AMORTIZATION-

   Intangible assets are being amortized on a straight-line basis over 3 years, representing the approximate remaining life of the acquired intangible assets of CTO, its concession agreements. Subsequent to an acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining net book value may warrant revision or may not be recoverable. When factors indicate that the net book value should be evaluated for possible impairment, the Company uses an estimate of the related business's undiscounted operating income over the remaining life of the cost in excess of net assets of acquired businesses, in measuring whether such cost is recoverable.

  (G) INCOME TAXES-

   The Company files a consolidated tax return for its domestic subsidiaries. The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" during 1994 ("SFAS 109"). SFAS No. 109 utilizes the liability method and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. SFAS No. 109 permits the recognition of deferred tax assets. Deferred income tax provisions and benefits are based on the changes to the asset or liability from period to period. The effect of adopting SFAS No. 109 was immaterial.

  (H) TRANSLATION OF FOREIGN CURRENCIES-

   Assets and liabilities of foreign subsidiaries are translated at the rate of exchange in effect at the balance sheet date; income and expenses are translated at the average rates of exchange prevailing during the year. The related translation adjustments are reflected in the accumulated translation adjustment section of the consolidated balance sheet. Foreign currency gains and losses resulting from transactions, including intercompany transactions are included in results of operations.

  (I) NET INCOME (LOSS) PER SHARE-

   Net income (loss) per common share and common share equivalents have been computed by dividing net income (loss) by the weighted average number of common shares and common share equivalents outstanding. During 1993, 1994 and 1995, there were no common share equivalents.

                   STEINER LEISURE LIMITED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

  (J) USE OF ESTIMATES IN THE PREPARATION OF CONSOLIDATED FINANCIAL
      STATEMENTS-

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (K) FAIR VALUE OF FINANCIAL INSTRUMENTS-

   Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS 107"), requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, other current assets, other assets, accrued expenses and debt are reflected in the accompanying consolidated financial statements at cost, which approximates fair value. All long-term debt balances bear interest, or, if noninterest bearing, have been discounted to approximate fair value.


  (L) INTERIM FINANCIAL DATA

   In the opinion of the management of the Company, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 1996, and the results of operations for the nine months ended September 30, 1995 and 1996. The results of operations and cash flows for the nine months ended September 30, 1996 are not necessarily indicative of the results of operations or cash flows which may be reported for the remainder of 1996 or any subsequent period.


(3) PROPERTY AND EQUIPMENT:

   Property and equipment consist of the following:

                                                          DECEMBER 31,            SEPTEMBER 30,
                                  USEFUL LIFE   -----------------------------------------------
                                   IN YEARS            1994           1995             1996
                                -------------- --------------  --------------      -----------
                                                                                   (UNAUDITED)
Furniture and fixtures .......        5-7         $    64,000     $    92,000      $   225,000
Computers and equipment  .....        3-8             530,000         764,000        1,063,000
Leasehold improvements .......        3-5           2,960,000       2,791,000        2,781,000
                                                --------------  -------------- ----------------
                                                    3,554,000       3,647,000        4,069,000
Less-Accumulated depreciation
     and amortization
                                                   (1,192,000)     (1,389,000)      (1,915,000)
                                                --------------  -------------- ----------------
                                                  $ 2,362,000     $ 2,258,000      $ 2,154,000
                                                ==============   ==============  ================

                   STEINER LEISURE LIMITED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(4) ACCRUED EXPENSES:

   Accrued expenses consist of the following:

                                          DECEMBER 31,            SEPTEMBER 30,
                                  ----------------------------  ----------------
                                       1994           1995             1996
                                  ------------- -------------  ----------------
                                                                   (UNAUDITED)
Operative commissions ..........    $  668,000     $  685,000       $  790,000
Guaranteed minimum rentals  ....       460,000        604,000          883,000
CTO earnout ....................       300,000        300,000               --
Bonuses ........................        91,000        212,000          500,000
Staff shipboard accommodations          50,000        104,000          151,000
Income taxes ...................        --            250,000          822,000
Other ..........................       249,000        277,000          385,000
                                  ------------- -------------  ----------------
                                    $1,818,000     $2,432,000       $3,531,000
                                  =============  =============   ================

(5) CAPITAL LEASE OBLIGATIONS:

   Assets under capital leases include office equipment and onboard massage and exercise equipment. The future minimum lease payments under capital leases and the present value of the net minimum lease payments as of December 31, 1995 are as follows:

 YEAR                                                    AMOUNT
 ----                                                -----------
1996 ...............................................    $ 69,000
1997 ...............................................      37,000
1998 ...............................................       7,000
                                                      -----------
Total minimum lease payments .......................     113,000
Less: amount representing interest .................     (12,000)
                                                      -----------
Present value of minimum lease payments ............     101,000
Less: current portion of capital lease obligations       (59,000)
                                                      -----------
                                                        $ 42,000
                                                      ===========

                   STEINER LEISURE LIMITED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(6) LONG-TERM DEBT:

   Long-term debt consists of the following as of:

                                                               DECEMBER 31,
                                                      ----------------------------      SEPTEMBER 30,
                                                          1994           1995              1996
                                                      -------------- --------------    --------------
                                                                                         (UNAUDITED)
Loan payable to the former shareholder of CTO,
original principal amount of $1,802,000 net of
unamortized discount of $144,000 and $56,000 at
December 31, 1994 and 1995, interest imputed at
7.5%, due in twelve quarterly installments of
$150,000, beginning on August 31, 1994 .............    $ 1,358,000     $   845,000      $   434,000

Note payable to a financing company, original
principal of $4,050,000 net of unamortized discount
of $416,000 and $199,000 at December 31, 1994 and
1995, interest imputed at 7.5%, due in thirty-six
monthly installments of $113,000 beginning on
January 7, 1995, secured by certain assets of the
Company ............................................      3,634,000       2,500,000        1,606,000

Note payable to a financing company, original
principal of $1,900,000, variable rate based on the
Eurodollar Rate plus 1% (currently, 7.1%), due in
annual installments of $238,000, due on April 19,
2001, secured by certain assets of the Company  ....      1,662,000       1,425,000        1,187,000

Loans payable to shareholders, non-interest bearing
loans, due in ten monthly installments beginning
on August 1, 1996, unsecured .......................         --             --               379,000

Other ..............................................        376,000         341,000          258,000
                                                      -------------- --------------  ----------------
                                                          7,030,000       5,111,000        3,864,000
Less: Current maturities of long-term debt  ........     (2,255,000)     (2,091,000)      (2,383,000)
                                                      -------------- --------------  ----------------
                                                        $ 4,775,000     $ 3,020,000      $ 1,481,000
                                                      ==============  ==============   ================

   Maturities of long-term debt at December 31, 1995 are as follows:

 FISCAL YEAR ENDING DECEMBER 31,      AMOUNT
-------------------------------- -------------
1996 ...........................    $2,091,000
1997 ...........................     1,882,000
1998 ...........................       294,000
1999 ...........................       294,000
Thereafter .....................       550,000
                                  -------------
                                    $5,111,000
                                  =============

                   STEINER LEISURE LIMITED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(7) INCOME TAXES:

   The provision for income taxes consists of the following:

                      YEAR ENDED DECEMBER 31,          NINE MONTHS ENDED SEPTEMBER 30,
              ---------------------------------------  -------------------------------
                  1993         1994          1995           1995            1996
              ----------- -----------  ------------- ------------- -------------------
                                                                 (UNAUDITED)
Current ....    $499,000     $940,000     $1,356,000     $1,058,000      $1,412,000
Deferred  ..       --         (30,000)        --            --             --
              ----------- -----------  ------------- ------------- -----------------
                $499,000     $910,000     $1,356,000     $1,058,000      $1,412,000
              ===========  ===========   =============  =============  =============
Federal ....    $  --        $503,000     $1,131,000     $  824,000      $  616,000
              ===========  ===========   =============  =============  =============
State ......       --          30,000         72,000         54,000          97,000
Foreign ....     499,000      377,000        153,000        180,000         699,000
              ----------- -----------  ------------- ------------- -----------------
                $499,000     $910,000     $1,356,000     $1,058,000      $1,412,000
              ===========  ===========   =============  =============  =============

   A reconciliation of the difference between the expected provision for income taxes using the Federal tax rate and the Company's actual provision is as follows:

                                                                               NINE MONTHS ENDED SEPTEMBER
                                            YEAR ENDED DECEMBER 31,          NINE MONTHS ENDED SEPTEMBER 30,
                                    ---------------------------------------  -----------------------------
                                        1993         1994          1995           1995            1996
                                    ----------- -----------  ------------- ------------- -----------------
                                                                                       (UNAUDITED)
Provision using statutory Federal     $
tax rate .........................       --       $419,000     $  270,000     $  322,000      $ 1,920,000
(Income) loss earned in
jurisdictions not subject to
income taxes .....................       --          --           203,000         --           (1,205,000)
Amortization of intangibles  .....       --        430,000        779,000        584,000          632,000
Meals and entertainment ..........       --          4,000          4,000          3,000            3,000
Effect of state income taxes  ....       --         20,000         48,000         35,000           64,000
Effect of foreign taxes ..........     499,000      37,000         11,000         85,000          (14,000)
Other ............................       --          --            41,000         29,000           12,000
                                    ----------- -----------  ------------- ------------- ------------------
                                      $499,000     $910,000    $1,356,000     $1,058,000      $ 1,412,000
                                    ===========  ===========   =============  =============  ==============

   The Company's deferred tax asset of approximately $52,000 arises from differences between financial reporting methods and tax reporting methods in the capitalization of inventory costs. Such amount is included in "Other current assets."

(8) COMMITMENTS:

  (A) CRUISE LINE CONCESSION AGREEMENTS-

   The Company has entered into agreements with various cruise line companies of varying terms. These agreements provide for the Company to pay the cruise lines rent for use of their shipboard facilities as well as for staff shipboard accommodations. Rental amounts are based on a percentage of revenue, a minimum annual rental or a combination of both. Some of the minimum annual rentals are calculated as a flat dollar amount on an annual basis while others are based upon minimum passenger per diems for passengers actually embarked on each cruise of the respective vessel. Staff shipboard

                   STEINER LEISURE LIMITED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(8) COMMITMENTS:--(CONTINUED)

accommodations are charged by the cruise lines on a per staff per day basis. The Company recognizes all expenses related to cruise line rents, minimum guarantees and staff shipboard accommodations, generally at the completion of a cruise, as they are incurred. For cruises in process at period end, accrual is made to record such expenses in a manner that approximates a pro-rata basis. In addition, staff related expenses such as shipboard employee commissions, are recognized in the same manner. Pursuant to agreements that provide for minimum annual rentals, the Company has guaranteed the following amounts as of December 31, 1995:

 YEAR         AMOUNT
-------- --------------
1996 ...    $18,092,000
1997 ...     12,758,000
1998 ...      7,124,000
          --------------
            $37,974,000
          ==============

  (B) OPERATING LEASES-

   The Company leases office and warehouse space as well as office equipment and autos under operating leases. The Company incurred approximately $108,000 and $127,000 in rental expense under noncancelable operating leases in the years ended December 31, 1994 and 1995, respectively.

   Minimum annual commitments under operating leases at December 31, 1995 were as follows:

 YEAR        AMOUNT
-------- -----------
1996 ...    $132,000
1997 ...      42,000
1998 ...       3,000
          -----------
            $177,000
          ===========

  (C) EMPLOYMENT AND CONSULTING AGREEMENTS-

   The Company had an employment agreement with its Chief Operating Officer and Chief Financial Officer providing for an annual salary of $110,000, plus an annual bonus based on the pre-tax profits of the Company's maritime operations. That agreement commenced June 1, 1994 and was superceded by another agreement effective January 1, 1996. The Company has a consulting agreement with the former shareholder of CTO which calls for annual payments of $150,000 for a period of three years, commencing June 3, 1994.

   Under the terms of the consulting agreement, the consultant, formerly a shareholder of CTO, must devote a minimum number of hours per week to the advancement of the Company's business. The employee serves as the Company's Chief Operating Officer.

   Effective November 4, 1995, the Company entered into an employment agreement with its Chief Executive Officer. The agreement expires December 31, 2001 and provides for annual compensation of $325,000, as well as annual performance bonuses.

   (D) PRODUCT SUPPLY AGREEMENT-

   Effective December 1995, the Company entered into a five year agreement with its principal products supplier, pursuant to which the Company will purchase its requirements for its products. Such agreement provides for no specific minimum commitments. See Note 9.

                   STEINER LEISURE LIMITED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(9) RELATED PARTY TRANSACTIONS:

   Effective December 1995, the Company's principal shareholder contributed certain rights with respect to formulations for lines of products sold by the Company. The rights had been purchased from an unrelated third party by that shareholder. The formulations were used exclusively in the manufacture of the Company's products. The contribution of these product formulation rights was recorded at their historical cost of $219,000, the negotiated purchase price of said product formulation rights between the unrelated parties. These intangibles are being amortized over a period of 15 years, the estimated life of the underlying assets representing the estimated period over which the related products will be sold by the Company. Subsequent to the acquisition, the Company continuously evaluates the realizability of rights acquired to determine if impairment in the assets' carrying value has occurred due to changes in the Company's plans regarding sale of the products or decreases in the sales value of the underlying products. When such impairment has occurred, appropriate write-downs are made to state the rights at their estimated net realizable value.

   Prior to December 31, 1995, the Company incurred obligations to an affiliated entity for (i) agent processing, which involves the hiring and training of on-board employees and (ii) certain management services. Included in Administrative Expenses is $131,000 and $765,000 for agent processing and management services in the years ended December 31, 1994 and 1995, respectively.

   Due to/from related parties consists of the following:

                                          DECEMBER 31,
                                    -----------------------     SEPTEMBER 30,
                                       1994         1995             1996
                                    ----------- -----------    ----------------
                                                                 (UNAUDITED)
Elemis Limited ...................    $  --        $459,000       $  --
Steiner Group Limited ............     156,000      400,000          --
Other ............................       --          32,000          --
                                    ----------- -----------  ------------------
  Total due to related parties  ..    $156,000     $891,000       $  --
                                    ===========  ===========   ================
EJ Contracts Limited .............    $  --        $153,000       $  --
                                    ===========  ===========   ================
Shareholders .....................       --         249,000        2,889,000
                                    ----------- -----------  ------------------
  Total due from related parties      $  --        $402,000       $2,889,000
                                    ===========  ===========   ================

   Due to related parties represents amounts owed to affiliates for products purchased and agent processing. Such amounts are reflected as a current liability as amounts are owed within a ninety day period. In the opinion of management, the terms of purchases from related parties are equivalent to terms available for the purchase of products from unrelated parties. Related party purchases were $460,006, $1,234,136 and $2,300,450 for the years ended December 31, 1993, 1994 and 1995, respectively.

   Due from related parties represents advances to shareholders and affiliates. The amounts are unsecured, noninterest bearing and have no specified repayment term and as a result have been reflected as long-term assets.

(10) SUBSEQUENT EVENTS:

   Effective January 1, 1996, the Company purchased from Nicolas D. Steiner and Clive E. Warshaw (the principal beneficial owners of the Company) the shares of Elemis Limited. The purchase price was

                   STEINER LEISURE LIMITED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(10) SUBSEQUENT EVENTS:--(CONTINUED)

funded through a note in the amount of $543,000 and represented the net book value of the net assets acquired. As such, the transaction was recorded at historical cost. The transaction was not accounted for retroactively in a manner similar to a pooling of interests due to the immateriality of Elemis's operations to the total operations of the Company.

   The Company is in the process of preparing an initial public offering of up to 5,097,240 Common Shares of the Company. It is currently contemplated that of the up to 5,097,240 Common Shares to be offered to the public, 828,000 Common Shares will be offered by the Company and up to 4,269,240 Common Shares will be offered by the Selling Shareholder. In connection with the offering, the Company intends to authorize an increase in the amount of authorized Common Shares to 20,000,000 Common Shares and change the par value to $.01 per share. The Company also intends to authorize 10,000,000 Preferred Shares with a par value of $.01 per share. No specific preferences or rights have been established to date with respect to any of these shares.

   In addition, the Company intends to declare a 63,720-for-1 split of its outstanding Common Shares. The split has been retroactively reflected in the Consolidated Financial Statements for all periods presented.

(11) PRO FORMA SUPPLEMENTARY NET INCOME PER SHARE (UNAUDITED)

   Pro forma supplementary earnings per share for the year ended December 31, 1995 and the nine months ended September 30, 1996, assuming the offering was completed as of the beginning of the periods presented and proceeds of the offering were used to pay and retire outstanding debt as more fully described in "Use of Proceeds," are $(0.02) and $0.67 per share, respectively. The supplementary net income used to compute the pro forma supplementary earnings per share gives effect to the elimination of interest expense on the debt assumed retired. The supplementary shares outstanding include the number of shares which would have been required to be issued to retire the outstanding debt.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
 Coiffeur Transocean (Overseas), Inc.
 and Subsidiary:

   We have audited the accompanying consolidated balance sheets of Coiffeur Transocean (Overseas), Inc. (a Florida corporation) and subsidiary as of December 31, 1993 and May 31, 1994, and the related consolidated statements of operations, shareholder's equity and cash flows for the year ended December 31, 1993 and the five-month period ended May 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coiffeur Transocean (Overseas), Inc. and subsidiary as of December 31, 1993 and May 31, 1994, and the results of their operations and their cash flows for the year ended December 31, 1993 and the five-month period ended May 31, 1994, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Miami, Florida,
  March 29, 1996.

             COIFFEUR TRANSOCEAN (OVERSEAS), INC. AND SUBSIDIARY
                         CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,      MAY 31,
                                                               1993            1994
                                                         --------------- -------------
                         ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ............................     $1,376,319      $1,441,864
 Accounts receivable ..................................        756,139         722,358
 Inventories ..........................................        824,592         860,332
 Deferred tax asset ...................................         21,357          21,357
 Other current assets .................................        100,892         132,195
                                                         --------------- -------------
    Total current assets ..............................      3,079,299       3,178,106

PROPERTY AND EQUIPMENT, net ...........................        316,213         365,838

OTHER ASSETS ..........................................         57,543          26,773
                                                         --------------- -------------
    Total assets ......................................     $3,453,055      $3,570,717
                                                         ===============  =============
          LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
 Current portion of capital lease obligations  ........     $   61,493      $   76,541
 Accounts payable .....................................        704,653         710,738
 Accrued expenses .....................................        955,790         578,437
 Income taxes payable .................................         --              79,054
                                                         --------------- -------------
    Total current liabilities .........................      1,721,936       1,444,770
                                                         --------------- -------------
CAPITAL LEASE OBLIGATIONS, less current portion  ......         88,161         128,807
                                                         --------------- -------------
COMMITMENTS (Note 7)

SHAREHOLDER'S EQUITY:
 Common stock, $10.00 par value; 100 shares
   authorized,
   issued and outstanding .............................          1,000           1,000
 Retained earnings ....................................      1,641,958       1,996,140
                                                         --------------- -------------
    Total shareholder's equity ........................      1,642,958       1,997,140
                                                         --------------- -------------
    Total liabilities and shareholder's equity  .......     $3,453,055      $3,570,717
                                                         ===============  =============

         The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

             COIFFEUR TRANSOCEAN (OVERSEAS), INC. AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   FIVE-MONTH
                                                  YEAR ENDED      PERIOD ENDED
                                                 DECEMBER 31,       MAY 31,
                                                     1993             1994
                                               --------------- ---------------
REVENUES:
 Service ....................................    $16,100,581      $ 7,287,741
 Product ....................................      5,089,007        2,758,510
                                               --------------- ---------------
    Total revenues ..........................     21,189,588       10,046,251
                                               --------------- ---------------
COST OF SALES:
 Cost of service ............................     13,170,260        6,286,046
                                               --------------- ---------------
 Cost of product ............................      4,382,601        2,206,844
                                               --------------- ---------------
    Total cost of sales .....................     17,552,861        8,492,890
    Gross profit ............................      3,636,727        1,553,361

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES       2,888,932        1,013,155
                                               --------------- ---------------
    Income from operations ..................        747,795          540,206
                                               --------------- ---------------
OTHER INCOME (EXPENSE):
 Interest income ............................         26,554           13,437
 Interest expense ...........................        (23,573)          (1,471)
                                               --------------- ---------------
    Total other income ......................          2,981           11,966
                                               --------------- ---------------
    Income before income taxes ..............        750,776          552,172
PROVISION FOR INCOME TAXES ..................        259,312          197,990
                                               --------------- ---------------
    Net income ..............................    $   491,464      $   354,182
                                               ===============  ===============

         The accompanying notes to consolidated financial statements are an integral part of these statements.

             COIFFEUR TRANSOCEAN (OVERSEAS), INC. AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   FOR THE YEAR ENDED DECEMBER 31, 1993 AND
                 FOR THE FIVE-MONTH PERIOD ENDED MAY 31, 1994

                                   COMMON      RETAINED
                                   STOCK       EARNINGS         TOTAL
                                 --------- -------------  -------------

BALANCE, at December 31, 1992      $1,000     $1,236,767     $1,237,767

Distributions to shareholder  .      --          (86,273)       (86,273)

Net income ....................      --          491,464        491,464

                                 --------- -------------  -------------

BALANCE, at December 31, 1993       1,000      1,641,958      1,642,958

Net income ....................      --          354,182        354,182

                                 --------- -------------  -------------

BALANCE, at May 31, 1994  .....    $1,000     $1,996,140     $1,997,140

                                 =========  =============   =============

         The accompanying notes to consolidated financial statements are an integral part of these statements.

             COIFFEUR TRANSOCEAN (OVERSEAS), INC. AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               FIVE-MONTH
                                                              YEAR ENDED      PERIOD ENDED
                                                             DECEMBER 31,       MAY 31,
                                                                 1993             1994
                                                           --------------- ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income .............................................     $  491,464       $  354,182
 Adjustments to reconcile net income to net cash
   provided
   by operating activities--
      Depreciation and amortization .....................        112,261           40,501
   Deferred tax benefit .................................        (21,357)          --
 (Increase) decrease in--
  Accounts receivable ...................................        (50,422)          33,781
  Inventory .............................................       (273,445)         (35,740)
  Other current assets ..................................       (105,545)         (59,586)
  Other assets ..........................................        (35,356)          30,770
 Increase (decrease) in--
  Accounts payable ......................................        160,325            6,085
  Accrued expenses ......................................        406,067         (349,070)
  Income taxes payable ..................................       (192,523)          79,054
                                                           --------------- ---------------
     Net cash provided by operating activities  .........        491,469           99,977
                                                           --------------- ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures ...................................       (126,353)          (3,020)
 Proceeds from sale of investment .......................        257,824           --
                                                           --------------- ---------------
     Net cash (used in) provided by investing activities         131,471           (3,020)
                                                           --------------- ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on capital lease obligations ..................        (58,506)         (31,412)
                                                           --------------- ---------------
     Net cash used in financing activities ..............        (58,506)         (31,412)
                                                           --------------- ---------------
NET INCREASE IN CASH AND CASH EQUIVALENTS ...............        564,434           65,545
                                                           --------------- ---------------
CASH AND CASH EQUIVALENTS, beginning of period  .........        811,885        1,376,319
                                                           --------------- ---------------
CASH AND CASH EQUIVALENTS, end of period ................     $1,376,319       $1,441,864
                                                           ===============  ===============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the year for:
  Interest ..............................................     $   23,475       $    9,029
                                                           ===============  ===============
  Income taxes ..........................................     $  425,837       $   98,000
                                                           ===============  ===============

         The accompanying notes to consolidated financial statements are an integral part of these statements.

             COIFFEUR TRANSOCEAN (OVERSEAS), INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1993 AND MAY 31, 1994

(1) GENERAL:

   Effective November 1995, all of the outstanding common stock of Coiffeur Transocean (Overseas), Inc. and subsidiary (collectively, the "Company") was contributed to Steiner Leisure Limited ("SLL"), an affiliate. Coincident with the contribution, substantially all of the Company's business operations and agreements were transferred to a subsidiary of SLL. Accordingly, the discussions and explanations that follow pertain to the Company's business operations prior to the date of the contribution. The Company provided hair, beauty, massage and fitness services and sold skin and hair care and beauty products on board cruise ships worldwide.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  (A) PRINCIPLES OF CONSOLIDATION-

   The accompanying consolidated financial statements include the accounts of Coiffeur Transocean (Overseas), Inc. and its wholly owned subsidiary, Strides, Inc. All significant intercompany balances and transactions have been eliminated in consolidation. During 1993, the Company discontinued the operations of a wholly owned subsidiary and distributed the remaining equity to the Company's sole shareholder.

  (B) CASH AND CASH EQUIVALENTS-

   For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. At December 31, 1993 and May 31, 1994, cash and cash equivalents included interest-bearing deposits of $1,341,083 and $1,373,899, respectively.

  (C) INVENTORIES-

   Inventories, consisting principally of the Company's products, are stated at the lower of cost (first-in, first-out) or market.

  (D)  PROPERTY AND EQUIPMENT-

   Property and equipment are recorded at cost. Depreciation is provided over estimated useful lives of the respective assets on a straight-line basis. Leasehold improvements are amortized on a straight-line basis over periods not exceeding the respective terms of the leases.

  (E) REVENUE RECOGNITION-

   The Company recognizes revenues earned as services were provided and as retail products were sold.

  (F) INCOME TAXES-

   Effective January 1, 1993, the Company adopted the provisions of the Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." SFAS No. 109 utilizes the liability method and deferred taxes are determined based on the estimated future tax effects of

               COIFFEUR TRANSOCEAN (OVERSEAS), INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 DECEMBER 31, 1993 AND MAY 31, 1994--(CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on the changes to the asset or liability from period to period. The effect of the accounting change was not material to the Company's financial condition or results of operations.

  (G) USE OF ESTIMATES IN THE PREPARATION OF CONSOLIDATED FINANCIAL
STATEMENTS-

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (H) FAIR VALUE OF FINANCIAL INSTRUMENTS-

   Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS 107"), requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, other current assets, other assets and accrued expenses are reflected in the accompanying consolidated financial statements at cost, which approximates fair value.

(3) PROPERTY AND EQUIPMENT:

   Property and equipment consist of the following:

                                                   USEFUL LIFE     DECEMBER 31,      MAY 31,
                                                    IN YEARS           1993            1994
                                                 -------------- ---------------  ------------
Furniture and fixtures ........................        5-7          $  86,667       $  86,667
Computer and equipment ........................        3-5            425,625         515,751
Leasehold improvements ........................        3-5             40,434          40,434
                                                                 ---------------  ------------
                                                                      552,726         642,852
Less-Accumulated depreciation and amortization                       (236,513)       (277,014)
                                                                 ---------------  ------------
                                                                    $ 316,213       $ 365,838
                                                                 ===============   ============

(4) ACCRUED EXPENSES:

   Accrued expenses consist of the following:

                                DECEMBER 31,     MAY 31,
                                    1993           1994
                              --------------- -----------
Operative commissions  .....      $238,669       $216,699
Guaranteed minimum rentals         594,921        254,862
Other ......................       122,200        106,876
                              --------------- -----------
                                  $955,790       $578,437
                              ===============  ===========

               COIFFEUR TRANSOCEAN (OVERSEAS), INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 DECEMBER 31, 1993 AND MAY 31, 1994--(CONTINUED)

(5) CAPITAL LEASE OBLIGATIONS:

   Assets under capital leases include office equipment and onboard massage and exercise equipment. The future minimum lease payments under capital leases and the present value of the net minimum lease payments as of May 31, 1994 are as follows:

 YEAR                                                    AMOUNT
-----                                                 ----------
1995 ...............................................    $103,598
1996 ...............................................      78,496
1997 ...............................................      57,969
1998 ...............................................      24,475
                                                      -----------
Total minimum lease payments .......................     264,538
Less: amount representing interest .................     (59,190)
                                                      -----------
Present value of minimum lease payments ............     205,348
Less: current portion of capital lease obligations       (76,541)
                                                      -----------
                                                        $128,807
                                                      ===========

(6) INCOME TAXES:

   The provision for income taxes consists of the following:

                                     FIVE-MONTH
                  YEAR ENDED        PERIOD ENDED
               DECEMBER 31, 1993    MAY 31, 1994
              ------------------ ---------------
Current ....       $280,669           $197,990
Deferred  ..        (21,357)             --
              ------------------ ---------------
                   $259,312           $197,990
              ==================  ===============
Federal ....       $247,843           $182,961
              ==================  ===============
State ......         11,469             15,029
              ------------------ ---------------
                   $259,312           $197,990
              ==================  ===============

   A reconciliation of the difference between the expected provision for income taxes using the Federal tax rate and the Company's actual provision is as follows:

                                                                   FIVE-MONTH
                                                YEAR ENDED        PERIOD ENDED
                                             DECEMBER 31, 1993    MAY 31, 1994
                                            ------------------ ---------------
Provision using statutory Federal tax rate       $255,263           $187,738
Meals and entertainment ...................         2,201                323
Effect of state income taxes ..............         7,570              9,929
Other .....................................        (5,722)             --
                                            ------------------ ---------------
                                                 $259,312           $197,990
                                            ==================  ===============

   The Company's deferred tax asset arises from differences between financial reporting methods and tax reporting methods in the capitalization of inventory costs.

               COIFFEUR TRANSOCEAN (OVERSEAS), INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 DECEMBER 31, 1993 AND MAY 31, 1994--(CONTINUED)

(7) COMMITMENTS:

  (A) CRUISE LINE CONCESSION AGREEMENTS-

   The Company entered into agreements with various cruise line companies of varying terms. These agreements provide for the Company to pay the cruise lines rent for use of their shipboard facilities as well as for staff shipboard accommodations. Rental amounts are based on a percentage of revenue, a minimum annual rental or a combination of both. Some of the minimum annual rentals are calculated as a flat dollar amount on an annual basis while others are based upon minimum passenger per diems for passengers actually embarked on each cruise of the respective vessel. Staff shipboard accommodations are charged by the cruise lines on a per staff per day basis. The Company recognizes all expenses related to cruise line rents, minimum guarantees and staff shipboard accommodations, generally at the completion of a cruise, as they are incurred. For cruises in process at period end, accrual is made to record such expenses in a manner that approximates a pro-rata basis. In addition, staff related expenses such as shipboard employee commissions are recognized in the same manner. Pursuant to agreements that provided for minimum annual rentals, the Company guaranteed the following amounts as of May 31, 1994:

 YEAR         AMOUNT
-------- -------------
1995 ...   $ 8,963,750
1996 ...     7,826,250
1997 ...     2,369,479
          -------------
           $19,159,479
          =============

  (B) OPERATING LEASES-

   The Company leases office and warehouse space as well as office equipment and autos under operating leases. The Company incurred approximately $84,000 and $34,000 in rental expense under noncancelable operating leases in the year ended December 31, 1993 and the five-month period ended May 31, 1994, respectively.

   Minimum annual commitments under operating leases at May 31, 1994 were as follows:

 YEAR       AMOUNT
-------- ----------
1995 ...    $64,680
1996 ...      9,036
1997 ...        553
          ----------
            $74,269
          ==========

(8) RELATED PARTY TRANSACTION:

   The Company pays an affiliated entity for agent processing, which involves the hiring and training of on-board employees. Included in Selling, General and Administrative Expenses is $260,054 and $104,857 for agent processing in the year ended December 31, 1993 and the five-month period ended May 31, 1994, respectively.

(9) PURCHASE AGREEMENT:

   On June 3, 1994 the Company's sole shareholder entered into an Agreement with Steiner Group Limited ("SGL"). Under the terms of the Agreement, SGL purchased all of the Company's outstanding

               COIFFEUR TRANSOCEAN (OVERSEAS), INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 DECEMBER 31, 1993 AND MAY 31, 1994--(CONTINUED)

(9) PURCHASE AGREEMENT:--(CONTINUED)

common stock for $8,500,000, of which $6,800,000 was paid on June 3, 1994 and $1,602,000 was to be paid in twelve equal quarterly installments beginning on August 31, 1994.

   Also, SGL entered into a three year consulting agreement with the Company's sole shareholder and a three year employment agreement with the Company's Chief Operating Officer.

   The inside back cover contains a photograph covering more than half of the page showing a shipboard hydrotherapy pool with a man and a woman in bathing suits in the water and, in the background on a raised position above the water, is a Company employee providing information to a woman in a bathing suit. Further in the background are Company employees standing behind a counter in the reception area for this facility. Under the photograph is the Company logo, under which are the words "Salons and Spas at Sea."

===============================================================================
    NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS
PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF
GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT
IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY
OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
-----------------------------------------------------------------------------

                              TABLE OF CONTENTS

                                                 PAGE
                                              ---------
Prospectus Summary .........................       3
Enforceability of Civil Liabilities  .......       6
History of the Company .....................       6
Risk Factors ...............................       8
Use of Proceeds ............................      14
Dividend Policy ............................      14
Capitalization .............................      15
Dilution ...................................      16
Selected Consolidated Financial Data  ......      17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations ...............................      18
Business ...................................      25
Management .................................      34
Certain Transactions .......................      40
Principal and Selling Shareholders  ........      42
Description of Capital Shares ..............      43
Shares Eligible for Future Sale ............      46
Taxation ...................................      47
Underwriting ...............................      51
Legal Matters ..............................      52
Experts ....................................      52
Additional Information .....................      52
Index to Financial Statements ..............     F-1

UNTIL DECEMBER 8, 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEAL-ERS EFFECTING TRANSACTIONS IN THE COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN AD-DITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
===============================================================================


===============================================================================
                                 [Steiner logo]

                           4,432,383 Common Shares

                                  ----------
                                  PROSPECTUS
                                  ----------

                                 FURMAN SELZ

                               RAYMOND JAMES &
                               ASSOCIATES, INC.

                              NOVEMBER 13, 1996
===============================================================================